                                                Filed Pursuant to Rule 424(b)(3)
                                                       Registration No. 33-64549




                            FIRST NATIONAL BANCORP
                                P.O DRAWER 937
                             GAINESVILLE, GEORGIA
                                  30503-0937


                                                                December 7, 1995


To the Stockholders of First National Bancorp:

     You are cordially invited to attend a Special Meeting of the Stockholders (the "Special Meeting") of First National Bancorp ("First National") to be held in the Theatre at the Georgia Mountains Center, 301 Main Street, Gainesville, Georgia, on January 11, 1996, at 10:00 A.M., local time, notice of which is enclosed. There will also be a reception in Rooms B and C beginning at 9:30 A.M. at the Georgia Mountains Center.

     At the Special Meeting, you will be asked to consider and vote on a proposal to approve an Agreement and Plan of Reorganization (the "Agreement") by and between First National and Regions Financial Corporation ("Regions") and a related Plan of Merger pursuant to which First National will merge (the "Merger") with and into a newly formed subsidiary of Regions. Upon consummation of the Merger, each share of First National common stock issued and outstanding (except for certain shares held by First National or Regions, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted) will be exchanged for 0.76 of a share of Regions common stock (subject to possible adjustment as described in the accompanying Joint Proxy Statement/Prospectus), with cash being paid in lieu of issuing fractional shares.

     The accompanying Joint Proxy Statement/Prospectus includes a description of the proposed Merger and provides other specific information concerning the Special Meeting. Please read these materials carefully and consider thoughtfully the information set forth in them.

     The Merger has been approved by your Board of Directors and is recommended by the Board to you for approval. Your Board believes that, among other benefits, the Merger will result in a company with greater financial strength and increased opportunity and flexibility for profitable expansion and diversification. Consummation of the Merger is subject to certain conditions, including approval of the Agreement and the related Plan of Merger by First National stockholders, approval of the issuance of shares of Regions common stock pursuant to the Agreement by Regions stockholders, and approval of the Merger by various regulatory agencies.

     It is important to understand that approval of the Agreement and the related Plan of Merger will require the affirmative vote of a majority of the votes entitled to be cast at the Special Meeting by the holders of the issued and outstanding shares of First National common stock. Accordingly, whether or not you plan to attend the Special Meeting, you are urged to complete, sign, and return promptly the enclosed proxy card. If you attend the Special Meeting, you may vote in person if you wish, even if you previously have returned your proxy card. The proposed Merger with Regions is a significant step for First National and your vote on this matter is of great importance.


     ON BEHALF OF THE BOARD OF DIRECTORS, WE URGE YOU TO VOTE FOR APPROVAL OF THE AGREEMENT AND THE RELATED PLAN OF MERGER BY MARKING THE ENCLOSED PROXY CARD "FOR" ITEM ONE.


     We look forward to seeing you at the Special Meeting.


                                              Sincerely,
     /s/ Richard L. Shockley                  /s/ Peter D. Miller
     Richard L. Shockley                      Peter D. Miller
     Vice Chairman                            President, Chief Administrative, and
                                              Chief Financial Officer

REGIONS
    FINANCIAL CORP.
LOGO


                                                                December 7, 1995


To the Stockholders of Regions Financial Corporation:

     You are cordially invited to attend a Special Meeting of the Stockholders (the "Special Meeting") of Regions Financial Corporation ("Regions") to be held at the Regions Training Center located at 298 West Valley Avenue, Birmingham, Alabama, on January 11, 1996, at 10:00 A.M., local time, notice of which is enclosed.

     At the Special Meeting, you will be asked to consider and vote on a proposal to approve the issuance of shares of Regions common stock in connection with the proposed combination of First National Bancorp ("First National") with Regions pursuant to the merger (the "Merger") of First National with and into a newly formed subsidiary of Regions in accordance with the terms of the Agreement and Plan of Reorganization (the "Agreement") by and between Regions and First National. Upon consummation of the Merger, each share of First National common stock issued and outstanding (except for certain shares held by Regions or First National, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted) will be exchanged for 0.76 of a share of Regions common stock (subject to possible adjustment as described in the accompanying Joint Proxy Statement/Prospectus), with cash being paid in lieu of issuing fractional shares.

     The accompanying Joint Proxy Statement/Prospectus includes a description of the proposed Merger and provides other specific information concerning the Special Meeting. Please read these materials carefully and consider thoughtfully the information set forth in them.

     The Merger has been approved by your Board of Directors and is recommended by the Board to you for approval. Your Board believes that, among other benefits, the Merger will result in a company with greater financial strength and increased opportunity and flexibility for profitable expansion and diversification. Consummation of the Merger is subject to certain conditions, including approval of the Agreement and the related Plan of Merger by First National stockholders, approval of the issuance of shares of Regions common stock pursuant to the Agreement by Regions stockholders, and approval of the Merger by various regulatory agencies.

     The combination with First National will be an excellent strategic fit with our Georgia franchise and will allow us to expand into new markets with good prospects for continued growth. Additionally, this Merger will bring into Regions a solid organization built on community banking, local relationships, and sound lending principals.

     The proposed Merger with First National is a significant step for Regions and your vote on this matter is of great importance. It is important to understand that approval of the Agreement will require the affirmative vote of a majority of the votes cast in person or by proxy at the Special Meeting, assuming a quorum is present. Accordingly, whether or not you plan to attend the Special Meeting, you are urged to complete, sign, and return promptly the enclosed proxy card. If you attend the Special Meeting, you may vote in person if you wish, even if you previously have returned your proxy card.

     ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO VOTE FOR APPROVAL OF THE ISSUANCE OF SHARES OF REGIONS COMMON STOCK PURSUANT TO THE AGREEMENT BY MARKING THE ENCLOSED PROXY CARD "FOR" ITEM ONE.

     We look forward to seeing you at the Special Meeting.

                                         Sincerely,

                                         /s/ J. Stanley Mackin
                                         -------------------------
                                         J. Stanley Mackin
                                         Chairman of the Board and
                                         Chief Executive Officer

                             FIRST NATIONAL BANCORP
                            303 JESSE JEWEL PARKWAY
                                   SUITE 700
                           GAINESVILLE, GEORGIA 30501
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD JANUARY 11, 1996

     NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders (the "Special Meeting") of First National Bancorp ("First National") will be held in the Theatre at the Georgia Mountains Center, 301 Main Street, Gainesville, Georgia, on January 11, 1996, at 10:00 A.M., local time, for the following purposes:

          1. Merger. To consider and vote upon a proposal to approve an Agreement and Plan of Reorganization, dated as of October 22, 1995 (the "Agreement"), by and between First National and Regions Financial Corporation, a Delaware corporation ("Regions"), and the related Plan of Merger (the "Plan of Merger"), by and between First National and Regions Merger Subsidiary, Inc., a wholly owned subsidiary of Regions ("Regions Merger Subsidiary"), pursuant to which (i) First National will merge (the "Merger") with and into Regions Merger Subsidiary, (ii) each share of the $1.00 par value common stock of First National ("First National Common Stock") issued and outstanding at the effective time of the Merger will be exchanged for 0.76 of a share of the $0.625 par value common stock of Regions, subject to possible adjustment, and cash in lieu of any fractional share, and (iii) Regions will assume the obligations of First National under various stock plans and programs and adopt substitute plans where appropriate, all as more fully described in the accompanying Joint Proxy Statement/Prospectus.

          2. Other Business. To transact such other business as may come properly before the Special Meeting.

     Only stockholders of record at the close of business on December 1, 1995, will be entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement thereof. Approval of the Agreement and the Plan of Merger requires the affirmative vote of a majority of the votes entitled to be cast at the Special Meeting by holders of the issued and outstanding shares of First National Common Stock.

     THE BOARD OF DIRECTORS OF FIRST NATIONAL RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ C. Talmadge Garrison
                                          C. Talmadge Garrison
                                          Corporate Secretary

Gainesville, Georgia

December 7, 1995


     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID RETURN ENVELOPE IN ORDER TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING.

                         REGIONS FINANCIAL CORPORATION
                             417 NORTH 20TH STREET
                           BIRMINGHAM, ALABAMA 35203
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD JANUARY 11, 1996

     NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders (the "Special Meeting") of Regions Financial Corporation ("Regions") will be held at the Regions Training Center located at 298 West Valley Avenue, Birmingham, Alabama, on January 11, 1996, at 10:00 A.M., local time, for the following purposes:

          1. Merger. To consider and vote upon a proposal to approve the issuance of shares of the $0.625 par value common stock of Regions ("Regions Common Stock") in connection with the proposed combination of First National Bancorp, a Georgia corporation ("First National"), with Regions in accordance with the Agreement and Plan of Reorganization, dated as of October 22, 1995 (the "Agreement"), by and between Regions and First National, pursuant to which (i) First National will merge (the "Merger") with and into Regions Merger Subsidiary, Inc., a wholly owned subsidiary of Regions, (ii) each share of the $1.00 par value common stock of First National issued and outstanding at the effective time of the Merger will be exchanged for 0.76 of a share of Regions Common Stock, subject to possible adjustment, and cash in lieu of any fractional share, and (iii) Regions will assume the obligations of First National under various stock plans and programs and adopt substitute plans where appropriate, all as more fully described in the accompanying Joint Proxy Statement/Prospectus.

          2. Other Business. To transact such other business as may come properly before the Special Meeting.

     Only stockholders of record at the close of business on December 1, 1995, will be entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement thereof. Approval of the issuance of shares of Regions Common Stock pursuant to the Agreement requires the affirmative vote of a majority of the votes cast in person or by proxy by the holders of Regions Common Stock at the Special Meeting, assuming a quorum is present.

     THE BOARD OF DIRECTORS OF REGIONS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE ISSUANCE OF SHARES OF REGIONS COMMON STOCK PURSUANT TO THE AGREEMENT.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Samuel E. Upchurch, Jr.

                                          Samuel E. Upchurch, Jr.
                                          Corporate Secretary

Birmingham, Alabama

December 7, 1995


     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID RETURN ENVELOPE IN ORDER TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING.

PROSPECTUS

                         REGIONS FINANCIAL CORPORATION

                         COMMON STOCK, $0.625 PAR VALUE
                             ---------------------
                             JOINT PROXY STATEMENT

          REGIONS FINANCIAL                   FIRST NATIONAL BANCORP
             CORPORATION                     303 Jesse Jewel Parkway
        417 North 20th Street                       Suite 700
      Birmingham, Alabama 35203             Gainesville, Georgia 30501

     This Prospectus of Regions Financial Corporation, a regional bank holding company organized and existing under the laws of the state of Delaware ("Regions"), relates to approximately 15,615,454 shares of common stock, par value $0.625 per share ("Regions Common Stock"), which are issuable to the stockholders of First National Bancorp, a bank holding company organized and existing under the laws of the state of Georgia ("First National"), based on the current number of outstanding First National shares, upon consummation of the proposed merger (the "Merger") described herein by which First National will merge with and into Regions Merger Subsidiary, Inc. ("Regions Merger Subsidiary"), a newly formed corporation organized under the laws of the state of Georgia and a wholly owned subsidiary of Regions, pursuant to the terms of the Agreement and Plan of Reorganization, dated as of October 22, 1995 (the "Agreement"), by and between Regions and First National, and the related Plan of Merger (the "Plan of Merger"), by and between Regions Merger Subsidiary and First National.

     At the effective time of the Merger (the "Effective Time"), except as described herein, each issued and outstanding share of common stock, par value $1.00 per share, of First National ("First National Common Stock") will be converted into and exchanged for 0.76 of a share of Regions Common Stock.

     This Prospectus also serves as a Joint Proxy Statement of First National and Regions, and is being furnished to the stockholders of First National and Regions in connection with the solicitation of proxies by the Board of Directors of First National for use at its special meeting of stockholders (including any adjournment or postponement thereof, the "First National Special Meeting"), and by the Board of Directors of Regions for use at its special meeting of stockholders (including any adjournment or postponement thereof, the "Regions Special Meeting"), each to be held on January 11, 1996, to consider and vote upon the Agreement and the Plan of Merger in the case of First National and the issuance of shares of Regions Common Stock pursuant to the Agreement in the case of Regions (collectively, the "Special Meetings"). This Joint Proxy Statement/Prospectus ("Joint Proxy Statement") is being mailed to stockholders of First National and Regions on or about December 7, 1995.
                             ---------------------
THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS, OR OTHER
      OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY
          THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER
                GOVERNMENTAL AGENCY OR INSTRUMENTALITY.
                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
        ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT. ANY
          REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


          The date of this Joint Proxy Statement is December 7, 1995.

                             AVAILABLE INFORMATION

     Regions and First National are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, are required to file reports, proxy, and information statements, and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy and information statements, and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section at the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements, and other information can be inspected at the public reference facilities referred to above and at the regional offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

     This Joint Proxy Statement constitutes part of the Registration Statement on Form S-4 of Regions (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Joint Proxy Statement does not include all of the information in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information about Regions and the securities offered hereby, reference is made to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above. In addition, Regions Common Stock and First National Common Stock are traded on the Nasdaq National Market System. Reports, proxy statements, and other information concerning Regions and First National may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     Certain financial and other information relating to Regions and First National is contained in the documents indicated below under "Documents Incorporated by Reference."

     All information contained in this Joint Proxy Statement or incorporated herein by reference with respect to Regions was supplied by Regions, and all information contained in this Joint Proxy Statement or incorporated herein by reference with respect to First National was supplied by First National. Although neither Regions nor First National has actual knowledge that would indicate that any statements or information (including financial statements) relating to the other party contained or incorporated herein are inaccurate or incomplete, neither Regions nor First National warrants the accuracy or completeness of such statements or information as they relate to the other party.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS JOINT PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES BEING OFFERED PURSUANT TO THIS JOINT PROXY STATEMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF REGIONS OR FIRST NATIONAL SINCE THE DATE OF THIS JOINT PROXY STATEMENT OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents previously filed with the SEC by Regions pursuant to the Exchange Act are hereby incorporated by reference herein:

          (a) Regions' Annual Report on Form 10-K for the fiscal year ended December 31, 1994;

          (b) Regions' Quarterly Reports on Form 10-Q for the three months ended March 31, June 30, and September 30, 1995;

          (c) Regions' Current Reports on Form 8-K dated October 24 and November 22, 1995; and

          (d) The description of Regions Common Stock under the heading "Item 1. Capital Stock to be Registered" in the registration statement on Form 8-A of Regions relating to Regions Common Stock and in any amendment or report filed for the purpose of updating such description.

     Regions' Annual Report on Form 10-K for the year ended December 31, 1994, incorporates by reference specific portions of Regions' annual report to stockholders for that year (the "Regions Annual Report to Stockholders"), but does not incorporate other portions of the Regions Annual Report to Stockholders. Only those portions of the Regions Annual Report to Stockholders captioned "Financial Summary & Review 1994," "Financial Statements and Notes," and "Historical Financial Summary" are incorporated herein. Other portions of the Regions Annual Report to Stockholders are NOT incorporated herein and are not a part of the Registration Statement.

     The following documents previously filed with the SEC by First National pursuant to the Exchange Act are hereby incorporated by reference herein:

          (a) First National's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (prior to restatement to give effect to the acquisition of FF Bancorp, Inc.);

          (b) First National's Quarterly Reports on Form 10-Q for the three months ended March 31, June 30, and September 30, 1995; and

          (c) First National's Current Reports on Form 8-K dated April 11, July 5, July 19, July 25, August 28, August 16, October 25, 1995, and November 21, 1995 (which includes restated historical financial statements and the related management's discussions and analysis of financial condition and results of operations of First National, giving effect to the acquisition of FF Bancorp, Inc. accounted for as a pooling of interests).

     First National's Annual Report on Form 10-K for the year ended December 31, 1994, incorporates by reference specific portions of First National's annual report to stockholders for that year (the "First National Annual Report to Stockholders"), but does not incorporate other portions of the First National Annual Report to Stockholders. Only those portions of the First National Annual Report to Stockholders captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements included on pages 37 through 56 of the First National Annual Report to Stockholders are incorporated herein. Other portions of the First National Annual Report to Stockholders are NOT incorporated herein and are not a part of the Registration Statement.

     All documents filed by Regions and First National pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Joint Proxy Statement and prior to the date of the Special Meetings shall be deemed to be incorporated by reference in this Joint Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded. In particular, reference is made to the First National Current Report on Form 8-K dated November 21, 1995, which includes restated historical financial statements and the related management's discussion and analysis of financial condition and results of operations of First National in light of the acquisition of FF Bancorp, Inc. effected July 3, 1995, and accounted for by First National as a pooling of interests. See "Summary" and "Business of First National -- Recent Developments."

     Regions will provide without charge, upon the written or oral request of any person, including any beneficial owner, to whom this Joint Proxy Statement is delivered, a copy of any and all information (excluding certain exhibits) relating to Regions that has been incorporated by reference in the Registration Statement. Such requests should be directed to Ronald C. Jackson, Stockholder Assistance, Regions Financial Corporation, P.O. Box 1448, Montgomery, Alabama 36102 (telephone (334) 832-8401). First National will provide without charge, upon the written or oral request of any person, including any beneficial owner, to whom this Joint Proxy Statement is delivered, a copy of any and all information (excluding certain exhibits) relating to First National that has been incorporated by reference in the Registration Statement of which this Joint Proxy Statement is a part. Such requests should be directed to C. Talmadge Garrison, First National Bancorp, 303 Jesse Jewel Parkway, Suite 700, P. O. Drawer 937, Gainesville, Georgia 30503 (telephone (770) 503-2000). In order to ensure timely delivery of the documents, any request should be made by January 5, 1996.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
Summary...............................................................................    1
  The Parties.........................................................................    1
  Meetings of Stockholders............................................................    2
  The Merger..........................................................................    3
  Comparative Per Share Data..........................................................    7
  Selected Financial Data.............................................................    8
  Summary Pro Forma Financial Data....................................................   11
Meetings of Stockholders..............................................................   13
  Date, Place, Time, and Purpose......................................................   13
  Record Dates, Voting Rights, Required Votes, and Revocability of Proxies............   13
Description of Transaction............................................................   16
  General.............................................................................   16
  Possible Adjustment of Exchange Ratio...............................................   17
  Effect of the Merger on Stock Rights................................................   18
  Background of and Reasons for the Merger............................................   19
  Opinion of First National's Financial Advisor.......................................   22
  Opinion of Regions' Financial Advisor...............................................   26
  Effective Time of the Merger........................................................   30
  Distribution of Regions Stock Certificates..........................................   30
  Conditions to Consummation of the Merger............................................   31
  Regulatory Approvals................................................................   31
  Waiver, Amendment, and Termination..................................................   32
  Dissenters' Rights..................................................................   33
  Conduct of Business Pending the Merger..............................................   33
  Management and Operations After the Merger..........................................   35
  Interests of Certain Persons in the Merger..........................................   35
  Certain Federal Income Tax Consequences.............................................   38
  Accounting Treatment................................................................   38
  Expenses and Fees...................................................................   39
  Resales of Regions Common Stock.....................................................   39
  Option Agreement....................................................................   40
Effect of the Merger on Rights of Stockholders........................................   42
  Antitakeover Provisions Generally...................................................   42
  Authorized Capital Stock............................................................   42
  Amendment of Certificate of Incorporation and Bylaws................................   43
  Classified Board of Directors and Absence of Cumulative Voting......................   43
  Removal of Directors................................................................   44
  Limitations on Director Liability...................................................   44
  Indemnification.....................................................................   44
  Special Meetings of Stockholders....................................................   45
  Actions by Stockholders Without a Meeting...........................................   45
  Stockholder Nominations and Proposals...............................................   45
  Business Combinations with Certain Persons..........................................   46
  Mergers, Consolidations, and Sales of Assets Generally..............................   46
  Dissenters' Rights of Appraisal.....................................................   47
  Stockholders' Rights to Examine Books and Records...................................   48
  Dividends...........................................................................   48
Comparative Market Prices and Dividends...............................................   49

                                                                                        PAGE
                                                                                        ----
Business of First National............................................................   50
  General.............................................................................   50
  Recent Developments.................................................................   50
Business of Regions...................................................................   51
  General.............................................................................   51
  Recent Developments.................................................................   52
Pro Forma Financial Information.......................................................   54
  Pro Forma Combined Condensed Statement of Condition.................................   54
  Pro Forma Combined Condensed Statements of Income for Regions and First National....   56
  Pro Forma Combined Condensed Statements of Income for Regions, First National, and
     Other Pending Acquisitions.......................................................   57
Certain Regulatory Considerations.....................................................   58
  General.............................................................................   58
  Payment of Dividends................................................................   59
  Capital Adequacy....................................................................   60
  Support of Subsidiary Banks.........................................................   61
  Prompt Corrective Action............................................................   61
  FDIC Insurance Assessments..........................................................   63
  Safety and Soundness Standards......................................................   64
  Depositor Preference................................................................   64
Description of Regions Common Stock...................................................   64
Stockholder Proposals.................................................................   65
Experts...............................................................................   65
Opinions..............................................................................   66


Appendices:

Appendix I    --   Agreement and Plan of Reorganization, dated as of October 22, 1995, by and between Regions Financial Corporation and First National Bancorp
Appendix II   --   Plan of Merger between Regions Merger Subsidiary, Inc. and First National
                     Bancorp
Appendix III  --   Opinion of Morgan Stanley & Co. Incorporated
Appendix IV   --   Opinion of Bear, Stearns & Co. Inc.

                                    SUMMARY

     The following is a summary of certain information contained in this Joint Proxy Statement and the documents incorporated herein by reference. This summary is not intended to be a complete description of the matters covered in this Joint Proxy Statement and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Joint Proxy Statement. Stockholders are urged to read carefully the entire Joint Proxy Statement, including the Appendices. As used in this Joint Proxy Statement, the terms "Regions" and "First National" refer to those entities, respectively, and, where the context requires, to those entities and their respective subsidiaries.

THE PARTIES

     First National. First National is a bank holding company headquartered in Gainesville, Georgia, with approximately 64 banking offices in Georgia and Florida. As of September 30, 1995, First National had total consolidated assets of approximately $3.1 billion, total consolidated deposits of approximately $2.6 billion, and total consolidated stockholders' equity of approximately $304 million. First National is the second-largest bank holding company headquartered in Georgia outside of the Atlanta metropolitan area in terms of assets, based on September 30, 1995 information. First National operates 20 banking and savings bank subsidiaries in Georgia and Florida. Through its subsidiaries, First National offers a broad range of banking and banking-related services.

     During the 1995 fiscal year, First National completed the acquisition of FF Bancorp, Inc. ("FF Bancorp"), the holding company for two federal savings banks and one state bank located in Florida, with combined assets of approximately $631 million as of June 30, 1995. In connection with the acquisition of FF Bancorp (the "FF Bancorp Acquisition"), First National issued approximately 3,884,587 shares of First National Common Stock. As the transaction was accounted for as a pooling of interests, the historical financial statements and related management's discussion and analysis of financial condition and results of operations of First National were required to be restated to reflect the FF Bancorp Acquisition. Information with respect to the FF Bancorp Acquisition is included under "Business of First National -- Recent Developments" and in certain of the documents incorporated by reference in this Joint Proxy Statement, including the Current Report on Form 8-K dated November 21, 1995 of First National, which includes the restated historical financial statements and related management's discussion and analysis of financial condition and results of operations of First National reflecting the FF Bancorp Acquisition. See "Documents Incorporated by Reference." In addition, First National has entered into a definitive agreement to acquire a state bank located in Georgia, with total assets of approximately $40 million.

     First National was organized under the laws of the state of Georgia and commenced operations in 1981 as a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). First National's principal executive office is located at 303 Jesse Jewel Parkway, Suite 700, Gainesville, Georgia 30501, and its telephone number at such address is (770) 503-2000.

     Additional information with respect to First National and its subsidiaries is included in documents incorporated by reference in this Joint Proxy Statement. See "Available Information," "Documents Incorporated by Reference," "Business of First National," and "Certain Regulatory Considerations."

     Regions. Regions is a regional bank holding company headquartered in Birmingham, Alabama, with approximately 288 banking offices in Alabama, Florida, Georgia, Louisiana, and Tennessee. As of September 30, 1995, Regions had total consolidated assets of approximately $13.8 billion, total consolidated deposits of approximately $10.7 billion, and total consolidated stockholders' equity of approximately $1.1 billion. Regions is the third largest bank holding company headquartered in Alabama in terms of assets, based on September 30, 1995 information. Regions operates banking subsidiaries in Alabama, Florida, Georgia, Louisiana, and Tennessee and banking-related subsidiaries engaged in mortgage banking, credit life insurance, leasing, and securities brokerage activities with offices in various Southeastern states. Through its subsidiaries, Regions offers a broad range of banking and banking-related services.

     During the 1995 fiscal year, Regions has completed the acquisition of two financial institutions, one in Georgia and a second in Louisiana, the acquisition of an accounts receivable factoring company in Alabama, and the acquisition of a branch banking operation in Georgia (the "Recently Completed Acquisitions") and, in addition to First National, has entered into definitive agreements or letters of intent to acquire six financial institutions, four of which are located in Georgia and one of which is located in Louisiana (the "Other Pending Acquisitions") and one of which is located in Tennessee. Information with respect to the Recently Completed Acquisitions and the Other Pending Acquisitions is included under "-- Summary Pro Forma Financial Data," "Business of Regions -- Recent Developments," "Pro Forma Financial Information," and in certain of the documents incorporated by reference in this Joint Proxy Statement. See "Documents Incorporated by Reference."


     Regions was organized under the laws of the state of Delaware and commenced operations in 1971 as a registered bank holding company under the BHC Act. Regions' principal executive office is located at 417 North 20th Street, Birmingham, Alabama 35203, and its telephone number at such address is (205) 326-7100.

     Additional information with respect to Regions and its subsidiaries is included in documents incorporated by reference in this Joint Proxy Statement. See "Available Information," "Documents Incorporated by Reference," "Business of Regions," and "Certain Regulatory Considerations."

MEETINGS OF STOCKHOLDERS

     First National. This Joint Proxy Statement is being furnished to the holders of First National Common Stock in connection with the solicitation by the First National Board of Directors of proxies for use at the First National Special Meeting at which First National stockholders will be asked to vote upon a proposal to approve the Agreement and the Plan of Merger. The First National Special Meeting will be held in the Theatre in the Georgia Mountains Center, 301 Main Street, Gainesville, Georgia, on January 11, 1996, at 10:00 A.M. local time. See "Meetings of Stockholders -- Date, Place, Time, and Purpose."


     First National's Board of Directors has fixed the close of business on December 1, 1995, as the record date (the "First National Record Date") for determination of the stockholders entitled to notice of and to vote at the First National Special Meeting. Only holders of record of shares of First National Common Stock on the First National Record Date will be entitled to notice of and to vote at the First National Special Meeting. Each share of First National Common Stock is entitled to one vote. Stockholders who execute proxies retain the right to revoke them at any time prior to being voted at the First National Special Meeting. On the First National Record Date, there were 20,580,670 shares of First National Common Stock issued and outstanding. See "Meetings of Stockholders -- Record Dates, Voting Rights, Required Votes, and Revocability of Proxies."


     Approval of the Agreement and the Plan of Merger requires the affirmative vote of a majority of the votes entitled to be cast at the First National Special Meeting by the holders of the issued and outstanding shares of First National Common Stock. See "Meetings of Stockholders -- Record Dates, Voting Rights, Required Votes, and Revocability of Proxies."

     Regions. This Joint Proxy Statement is being furnished to the holders of Regions Common Stock in connection with the solicitation by the Regions Board of Directors of proxies for use at the Regions Special Meeting at which Regions stockholders will be asked to vote upon a proposal to approve the issuance of shares of Regions Common Stock pursuant to the Agreement. The Regions Special Meeting will be held at the Regions Training Center located at 298 West Valley Avenue, Birmingham, Alabama, on January 11, 1996, at 10:00 A.M. local time. See "Meetings of Stockholders -- Date, Place, Time, and Purpose."


     Regions' Board of Directors has fixed the close of business on December 1, 1995, as the record date (the "Regions Record Date") for determination of the stockholders entitled to notice of and to vote at the Regions Special Meeting. Only holders of record of shares of Regions Common Stock on the Regions Record Date will be entitled to notice of and to vote at the Regions Special Meeting. Each share of Regions Common Stock is entitled to one vote. Stockholders who execute proxies retain the right to revoke them at any time prior to being voted at the Regions Special Meeting. On the Regions Record Date, there were 45,444,454 shares of

Regions Common Stock issued and outstanding. See "Meetings of
Stockholders -- Record Dates, Voting Rights, Required Votes, and Revocability of Proxies."

     Approval of issuance of shares of Regions Common Stock pursuant to the Agreement requires the affirmative vote of a majority of the votes cast at the Regions Special Meeting by the holders of the issued and outstanding shares of Regions Common Stock. See "Meetings of Stockholders -- Record Dates, Voting Rights, Required Votes, and Revocability of Proxies."

THE MERGER

     General. The Agreement provides for the acquisition of First National by Regions pursuant to the merger of First National with and into Regions Merger Subsidiary, a newly formed corporation organized under the laws of the state of Georgia and a wholly owned subsidiary of Regions. At the Effective Time, each share of First National Common Stock then issued and outstanding (excluding shares held by First National, Regions, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted) will be converted into and exchanged for 0.76 of a share of Regions Common Stock (subject to possible adjustment as described below) (the "Exchange Ratio").

     In the event (i) the "Average Closing Price" (defined in the Agreement as the average of the daily last sale prices of Regions Common Stock on the Nasdaq National Market System (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as selected by Regions) for the ten consecutive full trading days on which such shares are traded on the Nasdaq National Market System ending at the close of trading on the date on which the consent of the Board of Governors of the Federal Reserve System ("Federal Reserve") to the Merger shall be received (the "Determination Date")) is less than $33.20 and (ii) (1) the quotient obtained by dividing the Average Closing Price by $41.50 (the "Regions Ratio") is less than (2) the quotient obtained by dividing the weighted average of the closing prices (the "Index Price") of 20 bank holding companies designated in the Agreement (the "Index Group") on the Determination Date by the Index Price on October 20, 1995, less 20% (the "Index Ratio"), then First National will have the right to terminate the Agreement unless Regions elects to adjust the Exchange Ratio in the manner described under "Description of Transaction -- Possible Adjustment of Exchange Ratio."

     No fractional shares of Regions Common Stock will be issued. Rather, cash (without interest) will be paid in lieu of any fractional share interest to which any First National stockholder would be entitled upon consummation of the Merger, in an amount equal to such fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time. The market value of one share of Regions Common Stock at the Effective Time shall be the last sale price of such common stock on the Nasdaq National Market System (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as selected by Regions) on the last trading day preceding the Effective Time. See "Description of Transaction -- General."

     The Agreement also contemplates that at the Effective Time, each award, option, or other right to purchase or acquire shares of First National Common Stock pursuant to stock options, stock appreciation rights, or stock awards ("First National Rights") granted by First National under the First National Stock Plans, as that term is defined in the Agreement, which are outstanding at the Effective Time, whether or not exercisable, will be converted into and become rights with respect to Regions Common Stock on a basis adjusted to reflect the Exchange Ratio. See "Description of Transaction -- Effect of the Merger on Stock Rights."


     In connection with announcing the Merger, the parties announced that they may purchase in the open market up to approximately 1.9 million shares of First National Common Stock or 1.4 million shares of Regions Common Stock or a combination of the two as part of the Merger or the Other Pending Acquisitions. The timing and amount of such possible purchases will be determined based on the prices of the respective common stocks, capital needs, and other factors. It is anticipated that the shares of Regions Common Stock which may be purchased will be reissued in connection with the Other Pending Acquisitions. As of the date of this Joint Proxy Statement, Regions has purchased, in the open market, approximately 614,000 shares of Regions Common Stock in connection with the Merger and First National has purchased no shares of First

National Common Stock. Under rules promulgated by the SEC under the Exchange Act, the parties will not be permitted to purchase shares of First National Common Stock or Regions Common Stock in the open market during the period commencing two business days prior to the mailing of this Joint Proxy Statement and ending immediately following the Special Meetings. This limitation also applies beginning two business days before and ending after any period in which the Average Closing Price (as defined under "-- The Merger -- General") is determined or during corresponding periods relating to the solicitation of proxies and determination of exchange ratios for the Other Pending Acquisitions.


     As of the First National Record Date, First National had 20,580,670 shares of First National Common Stock issued and outstanding and 893,722 additional shares of First National Common Stock subject to First National Rights. Taking into account the Exchange Ratio of 0.76 of a share of Regions Common Stock for each share of First National Common Stock and the anticipated repurchase of approximately 1.9 million shares of First National Common Stock or 1.4 million shares of Regions Common Stock or a combination of the two as part of the Merger or the Other Pending Acquisitions, it is anticipated that upon consummation of the Merger, Regions would issue approximately 14,241,310 shares of Regions Common Stock excluding shares subject to assumed options or grants. Accordingly, Regions would then have issued and outstanding approximately 60,299,764 shares of Regions Common Stock based on the number of shares of Regions Common Stock issued and outstanding on the Regions Record Date and without taking into account any additional shares of Regions Common Stock issuable in connection with consummating the Other Pending Acquisitions.


     Reasons for the Merger, Recommendations of the Boards of Directors of First National and Regions. The Board of Directors of First National believes that the Agreement, the Plan of Merger, and the Merger are in the best interests of First National and its stockholders, and the Board of Directors of Regions believes that the Agreement, the Merger, and the issuance of shares of Regions Common Stock pursuant to the Agreement are in the best interests of Regions and its stockholders. Each Board has approved the matters to be approved by their respective stockholders. THE FIRST NATIONAL DIRECTORS RECOMMEND THAT FIRST NATIONAL STOCKHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER. THE REGIONS DIRECTORS RECOMMEND THAT REGIONS STOCKHOLDERS VOTE FOR THE ISSUANCE OF SHARES OF REGIONS COMMON STOCK PURSUANT TO THE AGREEMENT. The Boards of Directors of First National and Regions believe that the Merger will result in a company with expanded opportunities for profitable growth and that the combined resources and capital of First National and Regions will provide an enhanced ability to compete in the changing and competitive financial services industry. See "Description of Transaction -- Background of and Reasons for the Merger."

     In approving the Agreement and the Plan of Merger and the issuance of Regions Common Stock pursuant to the Agreement, respectively, First National's directors and Regions' directors considered, among other things, First National's and Regions' financial condition, respectively, the financial terms and the income tax consequences of the Merger, the likelihood of the Merger being approved by regulatory authorities without undue conditions or delay, legal advice concerning the proposed Merger, the views of Morgan Stanley & Co. Incorporated ("Morgan Stanley") and Bear, Stearns & Co. Inc. ("Bear Stearns"), respectively, as to the fairness of the Exchange Ratio, from a financial point of view, to the stockholders of First National and the stockholders of Regions, respectively, and in general the fairness of the terms of the Merger to First National stockholders and Regions stockholders, respectively. See "Description of Transaction -- Background of and Reasons for the Merger."

     Opinion of Financial Advisors. Morgan Stanley has rendered an opinion to First National that, based on and subject to the procedures, matters, and limitations described in its opinion and such other matters as it considered relevant, as of the date of its opinion, the Exchange Ratio is fair, from a financial point of view, to the stockholders of First National. The opinion of Morgan Stanley is attached as Appendix III to this Joint Proxy Statement. First National stockholders are urged to read the opinion in its entirety for a description of the procedures followed, matters considered, and limitations on the reviews undertaken in connection therewith. See "Description of Transaction -- Opinion of First National's Financial Advisor."

     Similarly, Bear Stearns has rendered an opinion to Regions that, based on and subject to the procedures, matters, and limitations described in its opinion and such other matters as it considered relevant, as of the date of its opinion, the Exchange Ratio is fair, from a financial point of view, to the stockholders of Regions. The opinion of Bear Stearns is attached as Appendix IV to this Joint Proxy Statement. Regions stockholders are urged to read the opinion in its entirety for a description of the procedures followed, matters considered, and limitations on the reviews undertaken in connection therewith. See "Description of Transaction -- Opinion of Regions' Financial Advisor."

     Effective Time. Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Time will occur on the date and at the time that the Certificate of Merger becomes effective with the Georgia Secretary of State. Unless otherwise agreed upon by First National and Regions, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Time to occur on or before the tenth business day (as designated by Regions) following the last to occur of (i) the effective date (including the expiration of any applicable waiting period) of the last consent of any regulatory authority required for the Merger and (ii) the date on which the stockholders of First National and Regions approve the matters relating to the Agreement and the Plan of Merger required to be approved by such stockholders by applicable law. See "Description of Transaction -- Effective Time of the Merger," "-- Conditions to Consummation of the Merger," and "-- Waiver, Amendment, and Termination."

     Notwithstanding the foregoing, the parties have agreed to cooperate in selecting the Effective Time to ensure that, with respect to the quarterly period in which the Effective Time occurs, the holders of First National Common Stock do not receive both a dividend in respect of their First National Common Stock and a dividend in respect of Regions Common Stock or fail to receive any dividend. See "Description of Transaction -- Conduct of Business Pending the Merger."

     NO ASSURANCE CAN BE PROVIDED THAT THE NECESSARY STOCKHOLDER AND REGULATORY APPROVALS CAN BE OBTAINED OR THAT THE OTHER CONDITIONS PRECEDENT TO THE MERGER CAN OR WILL BE SATISFIED. FIRST NATIONAL AND REGIONS ANTICIPATE THAT ALL CONDITIONS TO THE CONSUMMATION OF THE MERGER WILL BE SATISFIED SO THAT THE MERGER CAN BE CONSUMMATED DURING THE FIRST HALF OF 1996. HOWEVER, DELAYS IN THE CONSUMMATION OF THE MERGER COULD OCCUR.

     Exchange of Stock Certificates. Promptly after the Effective Time, Regions will cause First Chicago Trust Company of New York, acting in its capacity as exchange agent for Regions (the "Exchange Agent"), to mail to each holder of record of a certificate or certificates (collectively, the "Certificates") which, immediately prior to the Effective Time, represented outstanding shares of First National Common Stock, a letter of transmittal and instructions for use in effecting the surrender and cancellation of the Certificates in exchange for certificates representing shares of Regions Common Stock. Cash will be paid to the holders of First National Common Stock in lieu of the issuance of any fractional shares of Regions Common Stock. In no event will the holder of any surrendered Certificate(s) be entitled to receive interest on any cash to be issued to such holder, and in no event will First National, Regions, or the Exchange Agent be liable to any holder of First National Common Stock for any Regions Common Stock or dividends thereon or cash delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.


     Regulatory Approvals And Other Conditions. The Merger is subject to approval by the Federal Reserve, the Office of Thrift Supervision ("OTS"), the Commissioner of Banking and Finance of the State of Georgia ("Georgia Commissioner"), and the Department of Banking and Finance of the State of Florida ("Florida Department"). Applications will soon be filed with each of these agencies for the requisite approvals. THERE CAN BE NO ASSURANCE THAT SUCH REGULATORY APPROVALS WILL BE OBTAINED OR AS TO THE TIMING OF ANY SUCH APPROVALS. THERE ALSO CAN BE NO ASSURANCE THAT ANY SUCH APPROVALS WILL NOT IMPOSE CONDITIONS THAT ARE DEEMED MATERIALLY BURDENSOME BY REGIONS (AS DEFINED IN THE AGREEMENT).


     Consummation of the Merger is subject to various other conditions, including receipt of the required approval of First National stockholders, receipt of the required approval of Regions stockholders, receipt of an opinion of counsel as to the tax-free nature of certain aspects of the Merger, receipt of a letter from the independent accountants of Regions that the Merger will qualify for pooling-of-interests accounting treatment, and certain other conditions. See "Description of Transaction -- Conditions to Consummation of the Merger."

     Waiver, Amendment, and Termination. The Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by mutual action of the Boards of Directors of First National and Regions, or by the action of the Board of Directors of either company under certain circumstances, including if the Merger is not consummated by September 30, 1996, unless the failure to consummate by such time is due to a breach of the Agreement by the party seeking to terminate. If for any reason the Merger is not consummated, First National will continue to operate as a bank holding company under its present management. See "Description of Transaction -- Waiver, Amendment, and Termination."

     Dissenters' Rights. Pursuant to Georgia Business Corporation Code ("Georgia BCC") Section 14-2-1302(c), the holders of First National Common Stock are not entitled to dissent from the Merger. Pursuant to Delaware General Corporation Law ("Delaware GCL") Section 262, the holders of Regions Common Stock are not entitled to dissent from the issuance of shares of Regions Common Stock pursuant to the Agreement. See "Description of Transaction -- Dissenters' Rights."

     Interests of Certain Persons in the Merger. Certain members of First National's management and Board of Directors have interests in the Merger in addition to their interests as stockholders of First National generally. Those interests relate to, among other things, change in control agreements and provisions in the Agreement regarding indemnification and eligibility for certain Regions employee benefits. See "Description of Transaction -- Interests of Certain Persons in the Merger."

     Certain Federal Income Tax Consequences of the Merger. It is intended that the Merger will be treated as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, no gain or loss will be recognized by a First National stockholder upon the exchange of such stockholder's First National Common Stock for shares of Regions Common Stock. Subject to the provisions and limitations of Section 302(a) of the Code, gain or loss will be recognized with respect to cash received in lieu of fractional shares. Gain recognition, if any, will not be in excess of the amount of cash received. See "Description of Transaction -- Certain Federal Income Tax Consequences." Consummation of the Merger is conditioned upon receipt by First National and Regions of an opinion of Alston & Bird substantially to this effect. DUE TO THE INDIVIDUAL NATURE OF THE TAX CONSEQUENCES OF THE MERGER, FIRST NATIONAL STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE EFFECT OF THE MERGER ON THEM UNDER FEDERAL, STATE, LOCAL, AND FOREIGN TAX LAWS. For a further discussion of the federal income tax consequences of the Merger, see "Description of Transaction -- Certain Federal Income Tax Consequences."

     Accounting Treatment. It is intended that the Merger will be accounted for as a pooling of interests for accounting and financial reporting purposes. See "Description of Transaction -- Accounting Treatment."

     Certain Differences in Stockholders' Rights. At the Effective Time, First National stockholders, whose rights are governed by First National's Articles of Incorporation and Bylaws and by the Georgia BCC, will automatically become Regions stockholders, and their rights as Regions stockholders will be determined by Regions' Certificate of Incorporation and Bylaws and by the Delaware GCL.

     The rights of Regions stockholders differ from the rights of First National stockholders in certain important respects, some of which constitute additional antitakeover provisions provided for in Regions' governing documents. See "Effect of the Merger on Rights of Stockholders."

     Option Agreement. First National, as issuer, and Regions, as grantee, entered into a stock option agreement (the "Option Agreement") pursuant to which First National granted Regions an option to purchase, under certain circumstances and subject to certain adjustments and limitations, up to 4,089,234 shares of First National Common Stock at a price of $27.00 per share. The Option Agreement is exercisable upon the occurrence of certain events that create the potential for another party to acquire control of First National. To the best knowledge of First National, no such event which would permit exercise of the Option Agreement has occurred as of the date of this Joint Proxy Statement. The Option Agreement was granted by First National as a condition of and in consideration for Regions' entering into the Agreement and is intended to increase the likelihood that the Merger will be effected by making it more difficult and more expensive for a third party to acquire control of First National. See "Description of Transaction -- Option Agreement."

     Comparative Market Prices Of Common Stock. First National Common Stock and Regions Common Stock are traded in the over-the-counter market and quoted on the Nasdaq National Market System. The following table sets forth the reported closing sale prices per share for Regions Common Stock and First National Common Stock and the equivalent per share prices (as explained below) for First National Common Stock on October 20, 1995, the last full business day preceding the public announcement of the execution of the Agreement, and on December 4, 1995, the latest practicable date prior to the mailing of this Joint Proxy Statement.



                                                                          FIRST
                     MARKET PRICE                         REGIONS        NATIONAL     EQUIVALENT PER
                    PER SHARE AT:                       COMMON STOCK   COMMON STOCK    SHARE PRICE
------------------------------------------------------  ------------   ------------   --------------
October 20, 1995......................................     $41.50         $28.75          $31.54
December 4, 1995......................................      43.25          31.50           32.87



     The equivalent per share price of a share of First National Common Stock at each specified date represents the closing sale price of a share of Regions Common Stock on such date multiplied by the Exchange Ratio. See "Comparative Market Prices and Dividends."


     There can be no assurance as to what the market price of the Regions Common Stock will be if and when the Merger is consummated.

COMPARATIVE PER SHARE DATA

     The following table sets forth certain comparative per share data relating to income, cash dividends, and book value on (i) an historical basis for Regions and First National; (ii) a pro forma combined basis per share of Regions Common Stock, giving effect to the Merger; (iii) an equivalent pro forma basis per share of First National Common Stock, giving effect to the Merger; (iv) a pro forma combined basis per share of Regions Common Stock, giving effect to the Merger and the Other Pending Acquisitions (as defined under "Business of
Regions -- Recent Developments"); and (v) an equivalent pro forma basis per share of First National Common Stock, giving effect to the Merger and the Other Pending Acquisitions. The First National and Regions pro forma combined information and the First National pro forma Merger equivalent information give effect to the Merger on a pooling-of-interests accounting basis and reflect the Exchange Ratio of 0.76 of a share of Regions Common Stock for each share of First National Common Stock. See "Description of Transaction -- Accounting Treatment." The Regions, First National, and Other Pending Acquisitions pro forma combined information and the First National pro forma Merger and Other Pending Acquisitions equivalent information give effect to (i) the Merger as described in the preceding sentence and (ii) the Other Pending Acquisitions as described under "-- Summary Pro Forma Financial Data -- Selected Pro Forma Combined Data for Regions, First National, and Other Pending Acquisitions." The pro forma data are presented for information purposes only and are not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger or the Other Pending Acquisitions been consummated at the dates or during the periods indicated, nor are they necessarily indicative of future results of operations or combined financial position.

     The information shown below should be read in conjunction with, and is qualified in its entirety by, the historical financial statements of Regions and the restated historical financial statements of First National, including the respective notes thereto, and the pro forma financial information incorporated by reference herein. See "Documents Incorporated by Reference," "-- Selected Financial Data," "-- Summary Pro Forma Financial Data," "Business of
Regions -- Recent Developments," and "Pro Forma Financial Information."

                                                              NINE MONTHS
                                                                 ENDED                    YEAR ENDED
                                                             SEPTEMBER 30,               DECEMBER 31,
                                                          -------------------   ------------------------------
                                                            1995       1994       1994       1993       1992
                                                          --------   --------   --------   --------   --------
                                                              (UNAUDITED)       (UNAUDITED EXCEPT REGIONS AND
                                                                                  FIRST NATIONAL HISTORICAL)
INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
  PRINCIPLE AND EXTRAORDINARY ITEM PER COMMON SHARE
  Regions historical..................................... $   2.77   $   2.52   $   3.40   $   3.01   $   2.60
  First National historical..............................     1.26       1.37       1.72       1.75       1.50
  Regions and First National pro forma combined(1).......     2.49       2.34       3.10       2.79       2.42
  First National pro forma Merger equivalent(2)..........     1.89       1.78       2.36       2.12       1.84
  Regions, First National, and Other Pending Acquisitions
    pro forma combined(3)................................     2.49                  3.08
  First National pro forma Merger and Other Pending
    Acquisitions equivalent(2)...........................     1.89                  2.34
DIVIDENDS DECLARED PER COMMON SHARE
  Regions historical..................................... $   0.99   $   0.90   $   1.20   $   1.04   $   0.91
  First National historical..............................    0.625     0.5775     0.7775      0.705       0.64
  First National pro forma Merger equivalent(4)..........     0.75       0.68       0.91       0.79       0.69
BOOK VALUE PER COMMON SHARE
  (PERIOD END)
  Regions historical..................................... $  24.19   $  21.46   $  22.53   $  20.73   $  17.62
  First National historical..............................    14.82      13.44      13.35      13.48      12.06
  Regions and First National pro forma combined(1).......    22.91      20.28      21.25      19.89      17.01
  First National pro forma Merger equivalent(2)..........    17.41      15.41      16.15      15.12      12.93
  Regions, First National, and Other Pending Acquisitions
    pro forma combined(3)................................    22.89
  First National pro forma Merger and Other Pending
    Acquisitions equivalent(2)...........................    17.40


---------------

(1) Represents the pro forma combined information of Regions and First National as if the Merger were consummated on January 1, 1992, and were accounted for as a pooling of interests.
(2) Represents the pro forma combined information multiplied by the Exchange Ratio of 0.76 of a share of Regions Common Stock for each share of First National Common Stock.
(3) Represents the pro forma combined information of Regions, First National, and the Other Pending Acquisitions as if the Merger were consummated at the time and pursuant to the accounting basis described in note (1) and the Other Pending Acquisitions were consummated at the time and pursuant to the accounting bases described under "-- Summary Pro Forma Financial
    Data -- Selected Pro Forma Combined Data for Regions, First National, and Other Pending Acquisitions."
(4) Represents historical dividends declared per share by Regions multiplied by the Exchange Ratio of 0.76 of a share of Regions Common Stock for each share of First National Common Stock.

SELECTED FINANCIAL DATA

     The following tables present certain selected historical financial information for Regions and First National and are based on the consolidated financial statements of Regions and the restated historical consolidated financial statements of First National, including the respective notes thereto, which are incorporated by reference in this Joint Proxy Statement. The data should be read in conjunction with such historical financial statements, including the respective notes thereto, and other financial information concerning Regions and First National incorporated by reference or included herein. The financial information for First National reflects the restatement of the historical financial statements of First National required as a result of the FF Bancorp Acquisition, which are included in the Current Report on Form 8-K dated November 21, 1995, of First National. Interim unaudited data for the nine months ended September 30, 1995 and 1994 of Regions and First National reflect, in the opinion of the respective managements of Regions and First National, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the nine months ended September 30, 1995, are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole. See "Documents Incorporated by Reference."

                 SELECTED HISTORICAL FINANCIAL DATA OF REGIONS

                                       NINE MONTHS ENDED
                                         SEPTEMBER 30,                             YEAR ENDED DECEMBER 31,
                                   -------------------------   ----------------------------------------------------------------
                                      1995          1994          1994          1993          1992         1991         1990
                                   -----------   -----------   -----------   -----------   ----------   ----------   ----------
                                          (UNAUDITED)    (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
INCOME STATEMENT DATA:
  Total interest income..........  $   757,460   $   568,358   $   785,779   $   555,667   $  536,747   $  556,821   $  519,753
  Total interest expense.........      387,112       246,294       350,139       213,614      224,068      292,017      297,613
  Net interest income............      370,348       322,064       435,640       342,053      312,679      264,804      222,140
  Provision for loan losses......       15,312        13,804        19,003        21,533       27,072       24,005       24,208
  Net interest income after loan
    loss provision...............      355,036       308,260       416,637       320,520      285,607      240,799      197,932
  Total noninterest income
    excluding security gains
    (losses).....................      117,419       108,552       142,781       131,949      119,130      101,964       94,730
  Security gains (losses)........           16           444           627            78          (53)        (507)        (982)
  Total noninterest expense......      278,363       254,376       343,067       287,026      264,659      230,340      195,611
  Income tax expense.............       66,007        54,243        71,094        53,476       44,977       33,660       27,175
  Net income.....................      128,101       108,637       145,884       112,045       95,048       78,256       68,894
PER SHARE DATA:
  Net income.....................  $      2.77   $      2.52   $      3.40   $      3.01   $     2.60   $     2.16   $     1.91
  Cash dividends.................         0.99          0.90          1.20          1.04         0.91         0.87         0.84
  Book value.....................        24.19         21.46         22.53         20.73        17.62        15.76        14.54
OTHER INFORMATION:
  Average number of shares
    outstanding..................       46,212        43,029        42,906        37,205       36,532       36,191       36,097
STATEMENT OF CONDITION DATA
  (PERIOD END):
  Total assets...................  $13,847,910   $11,669,957   $12,839,320   $10,476,348   $7,881,026   $6,745,053   $6,344,406
  Securities.....................    3,033,200     2,484,835     2,609,188     2,368,445    1,670,170    1,575,725    1,489,200
  Loans, net of unearned income..    9,596,673     8,037,888     9,017,802     6,833,246    5,142,531    4,274,958    4,092,262
  Total deposits.................   10,742,187     9,269,856    10,093,135     8,770,694    6,701,142    5,917,028    5,353,211
  Long-term borrowings...........      573,790       612,198       519,238       462,862      136,990       18,782       19,707
  Stockholders' equity...........    1,113,790       901,533     1,013,870       850,965      656,655      572,971      524,132
PERFORMANCE RATIOS:
  Return on average assets(1)....         1.29%         1.31%         1.29%         1.40%        1.34%        1.23%        1.23%
  Return on average stockholders'
    equity(1)....................        15.87         15.99         15.97         16.14        15.64        14.27        13.64
  Net interest margin(1).........         4.11          4.30          4.26          4.82         4.98         4.78         4.67
  Efficiency(2)..................        56.17         57.99         58.24         59.24        59.87        60.77        59.22
  Dividend payout................        35.74         35.71         35.29         34.55        35.00        40.28        43.98
ASSET QUALITY RATIOS:
  Net charge-offs to average
    loans, net of unearned
    income(1)....................         0.08%         0.11%         0.17%         0.19%        0.28%        0.35%        0.44%
  Problem assets to net loans and
    other real estate(3).........         0.48          0.60          0.52          0.84         0.70         0.89         0.98
  Nonperforming assets to net
    loans and other real estate(4)        0.55          0.67          0.58          1.03         0.81         1.01         1.12
  Allowance for loan losses to
    loans, net of unearned
    income.......................         1.37          1.40          1.30          1.47         1.43         1.28         1.10
  Allowance for loan losses to
    nonperforming assets(4)......       250.72        209.18        221.81        143.05       175.92       126.32        98.18
LIQUIDITY AND CAPITAL RATIOS:
  Average stockholders' equity to
    average assets...............         8.14%         8.21%         8.09%         8.70%        8.59%        8.63%        9.03%
  Average loans to average
    deposits.....................        89.82         80.17         82.30         78.14        72.46        73.40        76.67
  Tier 1 risk-based capital(5)...        10.82         10.93         10.69         11.13        11.68        11.85        11.31
  Total risk-based capital(5)....        14.28         14.79         14.29         13.48        14.44        13.19        12.51
  Tier 1 leverage(5).............         7.25          7.71          8.21         10.11         8.44         8.40         7.65

---------------

(1) Interim period ratios are annualized.
(2) Noninterest expense divided by the sum of net interest income (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.
(3) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.
(4) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.
(5) The required minimum Tier 1 and total risk-based capital ratios are 4.0% and 8.0%, respectively. The minimum leverage ratio of Tier 1 capital to total adjusted assets is 3.0% to 5.0%, depending on the risk profile of the institution and other factors.

              SELECTED HISTORICAL FINANCIAL DATA OF FIRST NATIONAL

                                          NINE MONTHS ENDED
                                            SEPTEMBER 30,                           YEAR ENDED DECEMBER 31,
                                       -----------------------   --------------------------------------------------------------
                                          1995         1994         1994         1993         1992         1991         1990
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                             (UNAUDITED)   (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
INCOME STATEMENT DATA:
  Total interest income..............  $  179,720   $  151,089   $  205,914   $  190,877   $  200,347   $  222,027   $  230,415
  Total interest expense.............      84,994       62,462       86,018       82,581      100,352      136,066      149,703
  Net interest income................      94,726       88,627      119,896      108,296       99,995       85,961       80,712
  Provision for loan losses..........       1,963         (136)       1,577        3,162       12,295       10,874       15,051
  Net interest income after loan loss
    provision........................      92,763       88,763      118,319      105,134       87,700       75,087       65,661
  Total noninterest income excluding
    security gains (losses)..........      21,500       22,399       28,395       32,286       28,813       27,285       23,204
  Security gains (losses)............         291          166         (283)         753        2,470          401          115
  Total noninterest expense..........      77,371       72,776       98,780       91,021       78,620       72,455       62,740
  Income tax expense.................      11,332       11,108       13,015       12,693       11,428        7,842        6,750
  Net income.........................  $   25,851   $   27,444   $   34,636   $   34,459   $   28,935   $   22,476   $   19,490
PER SHARE DATA:
  Net income.........................  $     1.26   $     1.37   $     1.72   $     1.75   $     1.50   $     1.22   $     1.06
  Cash dividends.....................       0.625       0.5775       0.7775        0.705         0.64         0.55         0.46
  Book value.........................       14.82        13.44        13.35        13.48        12.06        11.18         9.68
OTHER INFORMATION:
  Average number of shares
    outstanding......................      20,465       20,053       20,132       19,668       19,305       18,391       18,412
STATEMENT OF CONDITION DATA
  (PERIOD END):
  Total assets.......................  $3,111,875   $2,911,849   $2,970,756   $2,686,813   $2,576,650   $2,442,995   $2,347,164
  Securities.........................     815,418      741,925      737,103      624,972      595,368      580,465      444,820
  Loans, net of unearned income......   1,970,654    1,825,127    1,850,912    1,663,046    1,593,230    1,560,574    1,512,317
  Allowance for possible loan
    losses...........................      26,016       26,979       26,476       24,265       26,629       21,973       21,547
  Deposits...........................   2,587,123    2,437,894    2,482,458    2,254,682    2,222,659    2,130,703    2,136,727
  Short-term debt....................      95,082       75,425      105,129       77,186       89,798       87,479       57,567
  Long-term debt.....................      79,641       90,592       80,238       62,958       14,470        5,679        6,645
  Stockholders' equity...............     304,266      273,441      272,452      260,336      229,461      206,031      180,805
PERFORMANCE RATIOS:
  Return on average assets(1)........        1.14%        1.29%        1.21%        1.32%        1.16%        0.94%        0.85%
  Return on average stockholders'
    equity(1)........................       12.06        13.54        12.84        14.66        13.38        11.62        11.10
  Net interest margin(1).............        4.73         4.73         4.77         4.67         4.50         4.11         4.03
  Efficiency(2)......................       63.90        66.82        63.85        62.13        58.83        61.40        57.47
  Dividend payout(3).................       49.60        42.15        45.20        40.29        42.67        45.08        43.40
ASSET QUALITY RATIOS:
  Net charge-offs to average loans,
    net of unearned income(1)........        0.17%        0.22%        0.30%        0.34%        0.57%        0.68%        0.68%
  Problem assets to net loans and
    other real estate(4).............        1.48         2.28         1.98         2.22         3.12         3.48         2.47
  Nonperforming assets to net loans
    and other real estate(5).........        1.50         2.29         1.99         2.23         3.16         3.58         2.67
  Allowance for loan losses to loans,
    net of unearned income...........        1.32         1.48         1.43         1.46         1.67         1.40         1.42
  Allowance for loan losses to
    nonperforming assets(5)..........       87.49        63.88        71.16        64.77        52.22        38.81        52.86
LIQUIDITY AND CAPITAL RATIOS:
  Average stockholders' equity to
    average assets...................        9.65%        9.44%        9.43%        8.97%        8.64%        8.12%        7.66%
Average loans to average deposits....       75.52        75.29        74.58        74.16        73.41        73.60        72.40
Tier 1 risk-based capital(6).........       14.37        14.11        13.93        15.09        12.82        13.94        12.32
Total risk-based capital(6)..........       15.62        15.36        15.18        16.34        14.08        15.21        13.58
Tier 1 leverage(6)...................        9.78         9.77         9.17        10.18         9.61         9.64         9.10

---------------

(1) Interim period ratios are annualized.
(2) Noninterest expense divided by the sum of net interest income (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.
(3) Dividend payout ratio is computed based on dividends declared rather than dividends paid.
(4) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.
(5) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.
(6) The required minimum Tier 1 and total risk-based capital ratios are 4.0% and 8.0%, respectively. The minimum leverage ratio of Tier 1 capital to total adjusted assets is 3.0% to 5.0%, depending on the risk profile of the institution and other factors. The capital ratios presented reflect the reported historical capital ratios and do not, for periods prior to September 30, 1995, reflect acquisitions accounted for as poolings of interests.

SUMMARY PRO FORMA FINANCIAL DATA

     The following unaudited pro forma financial data give effect, as appropriate, to the Merger and the Other Pending Acquisitions as of the dates and for the periods indicated and pursuant to the accounting bases described below. The unaudited pro forma financial data are presented for informational purposes only and are not necessarily indicative of the combined financial position or results of operations which actually would have occurred if the transactions had been consummated at the date and for the periods indicated or which may be obtained in the future. The information should be read in conjunction with the unaudited pro forma financial information appearing elsewhere in this Joint Proxy Statement and included in Regions' Current Report on Form 8-K dated November 22, 1995. See "-- Comparative Per Share Data" and "Pro Forma Financial Information." For additional information relating to specific transactions within the scope of the Other Pending Acquisitions, see "Business of Regions -- Recent Developments" and "Pro Forma Financial Information."

        SELECTED PRO FORMA COMBINED DATA FOR REGIONS AND FIRST NATIONAL

     The following unaudited pro forma combined data give effect to the acquisition of First National as of the date or at the beginning of the periods indicated, assuming such acquisition is treated as a pooling of interests.

                                                                        AS OF SEPTEMBER 30, 1995
                                                                  -------------------------------------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                  -------------------------------------
STATEMENT OF CONDITION DATA:
  Total assets..................................................               $16,959,785
  Securities....................................................                 3,848,618
  Loans, net of unearned income.................................                11,567,327
  Total deposits................................................                13,329,310
  Other borrowed funds..........................................                   715,054
  Stockholders' equity..........................................                 1,412,456
  Book value per common share...................................                     22.91

                                                      NINE MONTHS
                                                         ENDED           YEAR ENDED DECEMBER 31,
                                                     SEPTEMBER 30,    ------------------------------
                                                          1995          1994       1993       1992
                                                     --------------   --------   --------   --------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
  Total interest income............................     $937,180      $991,693   $746,544   $737,094
  Total interest expense...........................      472,106       436,157    296,195    324,420
                                                     --------------   --------   --------   --------
  Net interest income..............................      465,074       555,536    450,349    412,674
  Provision for loan losses........................       17,275        20,580     24,695     39,367
                                                     --------------   --------   --------   --------
     Net interest income after loan loss
       provision...................................      447,799       534,956    425,654    373,307
  Total noninterest income.........................      139,226       171,520    165,066    150,360
  Total noninterest expense........................      355,734       441,847    378,047    343,279
  Income tax expense...............................       77,339        84,109     67,153     56,405
                                                     --------------   --------   --------   --------
  Income before cumulative effect of change in
     accounting principle..........................     $153,952      $180,520   $145,520   $123,983
                                                      ==========      ========   ========   ========
  Income before cumulative effect of change in
     accounting principle per share................     $   2.49      $   3.10   $   2.79   $   2.42
                                                      ==========      ========   ========   ========
  Average common shares outstanding................       61,765        58,206     52,153     51,204

         SELECTED PRO FORMA COMBINED DATA FOR REGIONS, FIRST NATIONAL,
                         AND OTHER PENDING ACQUISITIONS

     The following unaudited pro forma combined data as of September 30, 1995, and for the nine months ended September 30, 1995, and the years ended December 31, 1994, 1993, and 1992, give effect to (i) the acquisition of First National by Regions, assuming such acquisition is accounted for as a pooling of interests, and (ii) the Other Pending Acquisitions, assuming four of such acquisitions are treated as purchases for accounting purposes and one such acquisition is treated as a pooling of interests for accounting purposes, as if all such transactions had been consummated on September 30, 1995, in the case of the data included under "Statement of Condition Data," and on January 1, 1992, in the case of the data included under "Income Statement Data."

                                                                        AS OF SEPTEMBER 30, 1995
                                                                  -------------------------------------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF CONDITION DATA:
  Total assets..................................................               $17,581,247
  Securities....................................................                 3,959,874
  Loans, net of unearned income.................................                11,950,292
  Total deposits................................................                13,914,550
  Other borrowed funds..........................................                   724,095
  Stockholders' equity..........................................                 1,430,325
  Book value per common share...................................                     22.89

                                               NINE MONTHS
                                                  ENDED                YEAR ENDED DECEMBER 31,
                                              SEPTEMBER 30,      ------------------------------------
                                                   1995             1994          1993         1992
                                              --------------     ----------     --------     --------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
  Total interest income.....................     $968,527        $1,027,388     $760,157     $748,414
  Total interest expense....................      488,041           451,868      300,143      328,421
                                              --------------     ----------     --------     --------
  Net interest income.......................      480,486           575,520      460,014      419,993
  Provision for loan losses.................       17,670            21,349       25,315       39,937
                                              --------------     ----------     --------     --------
     Net interest income after loan loss
       provision............................      462,816           554,171      434,699      380,056
  Total noninterest income..................      143,483           176,061      167,164      151,843
  Total noninterest expense.................      372,044           463,570      387,234      349,006
  Income tax expense........................       78,446            84,922       67,690       57,116
                                              --------------     ----------     --------     --------
  Income before cumulative effect of change
     in accounting principle and
     extraordinary item.....................     $155,809        $  181,740     $146,939     $125,777
                                               ==========         =========     ========     ========
  Income before cumulative effect of change
     in accounting principle and
     extraordinary item per share...........     $   2.49        $     3.08     $   2.77     $   2.42
                                               ==========         =========     ========     ========
  Average common shares outstanding.........       62,610            59,051       52,998       52,049

                            MEETINGS OF STOCKHOLDERS

DATE, PLACE, TIME, AND PURPOSE

     First National. This Joint Proxy Statement is being furnished to the holders of First National Common Stock in connection with the solicitation by the First National Board of Directors of proxies for use at the First National Special Meeting at which First National stockholders will be asked to vote upon a proposal to approve the Agreement and the Plan of Merger. The First National Special Meeting will be held in the Theatre at the Georgia Mountains Center, 301 Main Street, on January 11, 1996, at 10:00 A.M. local time. See "Description of Transaction."

     Regions. This Joint Proxy Statement is being furnished to the holders of Regions Common Stock in connection with the solicitation by the Regions Board of Directors of proxies for use at the Regions Special Meeting at which Regions stockholders will be asked to vote upon a proposal to approve the issuance of shares of Regions Common Stock pursuant to the Agreement. The Regions Special Meeting will be held at the Regions Training Center located at 298 West Valley Avenue, Birmingham, Alabama, on January 11, 1996, at 10:00 A.M. local time. See "Description of Transaction."

RECORD DATES, VOTING RIGHTS, REQUIRED VOTES, AND REVOCABILITY OF PROXIES


     First National. The close of business on December 1, 1995, has been fixed as the First National Record Date for determining holders of outstanding shares of First National Common Stock entitled to notice of and to vote at the First National Special Meeting. Only holders of First National Common Stock of record on the books of First National at the close of business on the First National Record Date are entitled to notice of and to vote at the First National Special Meeting. As of the First National Record Date, there were 20,580,670 shares of First National Common Stock issued and outstanding and held by 6,000 holders of record.


     Holders of First National Common Stock are entitled to one vote on each matter considered and voted upon at the First National Special Meeting for each share of First National Common Stock held of record as of the First National Record Date. To hold a vote on any proposal, a quorum must be assembled, which is a majority of the shares of First National Common Stock issued and outstanding and entitled to vote, present in person or represented by proxy. In determining whether a quorum exists at the First National Special Meeting for purposes of all matters to be voted on, all votes "for" or "against," as well as all abstentions, with respect to the proposal receiving the most such votes, will be counted. The vote required for the approval of the Agreement and the Plan of Merger is a majority of the shares of First National Common Stock entitled to be cast at the First National Special Meeting by holders of the issued and outstanding shares of First National Common Stock. Consequently, with respect to the proposal to approve the Agreement and the Plan of Merger, abstentions and broker non-votes will be counted as part of the base number of votes to be used in determining if the proposal has received the requisite number of base votes for approval. Thus, an abstention and a broker non-vote will have the same effect as a vote "against" such proposal.

     Shares of First National Common Stock represented by properly executed proxies, if such proxies are received in time and not revoked, will be voted in accordance with the instructions indicated on the proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER AND, IN THE DISCRETION OF THE PROXY HOLDER, AS TO ANY OTHER MATTER WHICH MAY COME PROPERLY BEFORE THE FIRST NATIONAL SPECIAL MEETING. IF NECESSARY, THE PROXY HOLDER MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE FIRST NATIONAL SPECIAL MEETING IN ORDER TO PERMIT FURTHER SOLICITATION OF PROXIES IN THE EVENT THERE ARE NOT SUFFICIENT VOTES TO APPROVE THE FOREGOING PROPOSAL AT THE TIME OF THE FIRST NATIONAL SPECIAL MEETING.

     FAILURE BOTH TO RETURN THE PROXY CARD AND TO VOTE IN PERSON AT THE FIRST NATIONAL SPECIAL MEETING WILL HAVE THE EFFECT OF A VOTE CAST AGAINST APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER.

     A First National stockholder who has given a proxy may revoke it at any time prior to its exercise at the First National Special Meeting by (i) giving written notice of revocation to the Secretary of First National, (ii) properly submitting to First National a duly executed proxy bearing a later date, or
(iii) attending the

First National Special Meeting and voting in person. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: First National Bancorp, 303 Jesse Jewel Parkway, Suite 700, P.O. Drawer 937, Gainesville, Georgia 30503; Attention: C. Talmadge Garrison, Corporate Secretary.


     The directors and executive officers of First National and their affiliates beneficially owned, as of the First National Record Date, 1,490,002 shares (or approximately 7.24% of the issued and outstanding shares) of First National Common Stock. Each member of the Board of Directors of First National has indicated such director's intention to vote those First National shares over which such member has voting authority (other than in a fiduciary capacity) in favor of the Agreement and the Plan of Merger. The directors and executive officers of Regions and their affiliates beneficially owned, as of the First National Record Date, no shares of First National Common Stock.



     In addition, as of the First National Record Date, various subsidiaries of First National, as fiduciaries, custodians, and agents, had sole or shared voting power over 1,099,450 shares, or 5.34%, of the issued and outstanding shares of First National Common Stock, under trust agreements and other instruments and agreements, including shares held as trustee or agent of various First National employee benefit and stock purchase plans. Such subsidiaries held no shares of the issued and outstanding shares of Regions Common Stock as of the Regions Record Date. It is the policy of these subsidiaries not to vote such shares in the absence of instructions from other appropriate parties having an interest in such stock, such as co-fiduciaries and participants in such plans, unless the subsidiary has sole authority with respect to shares thereto.



     Regions. The close of business on December 1, 1995, has been fixed as the Regions Record Date for determining holders of outstanding shares of Regions Common Stock entitled to notice of and to vote at the Regions Special Meeting. Only holders of Regions Common Stock of record on the books of Regions at the close of business on the Regions Record Date are entitled to notice of and to vote at the Regions Special Meeting. As of the Regions Record Date, there were 45,444,454 shares of Regions Common Stock issued and outstanding and held by approximately 33,000 holders of record of Regions Common Stock


     Holders of Regions Common Stock are entitled to one vote on each matter considered and voted upon at the Regions Special Meeting for each share of Regions Common Stock held of record as of the Regions Record Date. To hold a vote on any proposal, a quorum must be assembled, which is a majority of the shares of Regions Common Stock issued and outstanding, present in person or represented by proxy. In determining whether a quorum exists at the Regions Special Meeting for purposes of all matters to be voted on, all votes "for" or "against," as well as all abstentions, with respect to the proposal receiving the most such votes, will be counted. The vote required for approval of the issuance of shares of Regions Common Stock pursuant to the Agreement is a majority of the votes cast at the Regions Special Meeting by the holders of shares of Regions Common Stock. Consequently, with respect to the proposal to approve the issuance of shares of Regions Common Stock pursuant to the Agreement, abstentions and broker non-votes will not be counted as part of the base number of votes to be used in determining if the proposal has received the requisite number of base votes for approval. Thus, an abstention and a broker non-vote will have no effect on the vote with respect to the proposal.

     Shares of Regions Common Stock represented by properly executed proxies, if such proxies are received in time and not revoked, will be voted in accordance with the instructions indicated on the proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR APPROVAL OF THE ISSUANCE OF SHARES OF REGIONS COMMON STOCK PURSUANT TO THE AGREEMENT AND, IN THE DISCRETION OF THE PROXY HOLDER, AS TO ANY OTHER MATTER WHICH MAY COME PROPERLY BEFORE THE REGIONS SPECIAL MEETING. IF NECESSARY, THE PROXY HOLDER MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE REGIONS SPECIAL MEETING IN ORDER TO PERMIT FURTHER SOLICITATION OF PROXIES IN THE EVENT THERE ARE NOT SUFFICIENT VOTES TO APPROVE THE FOREGOING PROPOSALS AT THE TIME OF THE REGIONS SPECIAL MEETING.

     A Regions stockholder who has given a proxy may revoke it at any time prior to its exercise at the Regions Special Meeting by (i) giving written notice of revocation to the Secretary of Regions, (ii) properly submitting to Regions a duly executed proxy bearing a later date, or (iii) attending the Regions Special

Meeting and voting in person. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Regions Financial Corporation, 417 North 20th Street, Birmingham, Alabama 35203; Attention: Samuel E. Upchurch, Jr., Corporate Secretary.


     The directors and executive officers of Regions and their affiliates beneficially owned, as of the Regions Record Date, 1,690,902 shares (or approximately 3.7% of the issued and outstanding shares) of Regions Common Stock. Each member of the Board of Directors of Regions has indicated such director's intention to vote those Regions shares over which such member has voting authority (other than in a fiduciary capacity) in favor of the issuance of shares of Regions Common Stock pursuant to the Agreement. The directors and executive officers of First National and their affiliates beneficially owned, as of the Regions Record Date, no shares of Regions Common Stock.



     In addition, as of the Regions Record Date, various subsidiaries of Regions, as fiduciaries, custodians, and agents, had sole or shared voting power over 3,079,140 shares, or 6.8%, of the issued and outstanding shares of Regions Common Stock, under trust agreements and other instruments and agreements, including shares held as trustee or agent of various Regions employee benefit and stock purchase plans. Such subsidiaries held no shares of First National Common Stock as of the First National Record Date.

                           DESCRIPTION OF TRANSACTION

     The following information describes certain aspects of the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Agreement and the Plan of Merger, which are attached as Appendices I and II, respectively, to this Joint Proxy Statement and incorporated herein by reference. All stockholders are urged to read the Appendices in their entirety.

GENERAL

     The Agreement provides for the acquisition of First National by Regions pursuant to the merger of First National with and into Regions Merger Subsidiary, a newly formed corporation organized under the laws of the state of Georgia and a wholly owned subsidiary of Regions. At the Effective Time, each share of First National Common Stock then issued and outstanding (excluding shares held by First National, Regions, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted) will be converted into and exchanged for 0.76 of a share of Regions Common Stock (subject to possible adjustment as described below) (the "Exchange Ratio").

     No fractional shares of Regions Common Stock will be issued. Rather, cash (without interest) will be paid in lieu of any fractional share interest to which any First National stockholder would be entitled upon consummation of the Merger, in an amount equal to such fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time. The market value of one share of Regions Common Stock at the Effective Time shall be the last sale price of such common stock on the Nasdaq National Market System (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as selected by Regions) on the last trading day preceding the Effective Time.


     In connection with announcing the Merger, the parties announced that they may purchase in the open market up to approximately 1.9 million shares of First National Common Stock or 1.4 million shares of Regions Common Stock or a combination of the two as part of the Merger and the Other Pending Acquisitions. The timing and amount of such possible purchases will be determined based on the prices of the respective common stocks, capital needs, and other factors. As of the date of this Joint Proxy Statement, First National has purchased, in the open market, no shares of First National Common Stock and Regions has purchased, in the open market, approximately 614,000 shares of Regions Common Stock in connection with the Merger. Under rules promulgated by the SEC under the Exchange Act, the parties will not be permitted to purchase shares of First National Common Stock or Regions Common Stock in the open market during the period commencing two business days prior to the mailing of this Joint Proxy Statement and ending immediately following the Special Meetings. This limitation also applies beginning two business days before and ending after any period in which the Average Closing Price (as defined under "-- Possible Adjustment of Exchange Ratio") is determined or during corresponding periods relating to the solicitation of proxies and determination of exchange ratios for the Other Pending Acquisitions.



     As of the First National Record Date, First National had 20,580,670 shares of First National Common Stock issued and outstanding and 893,722 additional shares of First National Common Stock subject to First National Rights. Taking into the account the Exchange Ratio of 0.76 of a share of Regions Common Stock for each share of First National Common Stock and the anticipated repurchase of approximately 1.9 million shares of First National Common Stock or 1.4 million shares of Regions Common Stock or a combination of the two as part of the Merger and the Other Pending Acquisitions, it is anticipated that upon consummation of the Merger Regions would issue approximately 14,241,310 shares of Regions Common Stock excluding 679,229 shares subject to assumed options or grants. Regions would then have issued and outstanding approximately 60,299,764 shares of Regions Common Stock based on the number of shares of Regions Common Stock issued and outstanding on the Regions Record Date and without taking into account any additional shares of Regions Common Stock issuable in connection with consummating the Other Pending Acquisitions.

POSSIBLE ADJUSTMENT OF EXCHANGE RATIO

     First National is not obligated to consummate the Merger with Regions if both:

          (a) the Average Closing Price (defined in the Agreement as the average of the daily last sale prices of Regions Common Stock on the Nasdaq National Market System, as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as selected by Regions) for the ten consecutive full trading days on which such shares are traded on the Nasdaq National Market System ending at the close of trading on the date on which the consent of the Federal Reserve to the Merger shall be received (the "Determination Date")) is less than $33.20;

           and

          (b) (i) the quotient obtained by dividing the Average Closing Price by $41.50 (the "Regions Ratio") is less than (ii) the quotient obtained by dividing the weighted average of the closing prices (the "Index Price") of 20 designated bank holding companies (the "Index Group") on the Determination Date by the Index Price on October 20, 1995, less 20% (the "Index Ratio").

     In such case, First National has the right to terminate the Agreement during the ten-day period commencing two days after the Determination Date by giving Regions prompt notice of that decision. First National may withdraw its termination notice at any time during that ten-day period. During the five-day period after receipt of such notice, Regions has the option to increase the consideration payable to First National stockholders by increasing the Exchange Ratio to equal the lesser of (i) the quotient obtained by dividing (1) the product of $33.20 and the Exchange Ratio (as then in effect) by (2) the Average Closing Price, and (ii) the quotient obtained by dividing (1) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (2) the Regions Ratio. REGIONS IS UNDER NO OBLIGATION TO ADJUST THE EXCHANGE RATIO. If Regions elects to adjust the Exchange Ratio, it must give First National prompt notice of that election and of the adjusted Exchange Ratio, in which case First National must proceed with the Merger.

     These conditions reflect the parties' agreement that First National's stockholders will assume the risk of declines in the value of Regions Common Stock of up to 20% from the closing price of Regions Common Stock on October 20, 1995 (i.e., $8.30 -- Regions Common Stock would have to decline to $33.20 based on Regions' closing stock price of $41.50 on October 20, 1995). If the value of Regions Common Stock were to decline more than 20% from the closing price of Regions Common Stock on October 20, 1995 but the price of Regions Common Stock did not decline more than 20% in comparison to the stock prices of the group of comparable bank holding company stocks (the Index Group referenced above), then First National's stockholders would continue to assume the risk of decline in the value of Regions Common Stock. First National has the right to terminate the Agreement only when the price of Regions Common Stock declines more than 20% and such decline exceeds by more than 20% the decline in value for the group of comparable bank holding companies over the same period.

     The operation of the adjustment mechanism can be illustrated by three scenarios. (For purposes of the numerical examples, the Exchange Ratio is 0.76 and the Index Price is, as of October 20, 1995, $100.)

     (a) The first scenario occurs if the Average Closing Price is not less than $33.20. Under this scenario, regardless of any comparison between the Regions Ratio and the Index Ratio, there would be no right on the part of First National to terminate the Agreement and therefore no potential adjustment to the Exchange Ratio, even though the consideration to be received by First National stockholders would have fallen from a pro forma $31.54 per share to as little as pro forma $25.232 per share.

     (b) The second scenario occurs if the Average Closing Price is less than $33.20, but does not decline by significantly more (i.e., by more than 20%) than the decline in the Index Group. Under this scenario, there again would be no right on the part of First National to terminate the Agreement and therefore no potential adjustment to the Exchange Ratio, even though the consideration received by First National stockholders would have fallen from a pro forma $31.54 per share to something less than pro forma $25.232 per share.

     (c) The third scenario arises where the Average Closing Price is below $33.20 and the Regions Ratio is below the Index Ratio (i.e., Regions' stock price has declined by more than 20% relative to the price of shares of the Index Group). Under this scenario, First National would have the right to terminate the Agreement and Regions would have the right, but not the obligation, to remove such termination right by adjusting the Exchange Ratio. In this case, the potential adjustment in the Exchange Ratio is designed to ensure that the First National stockholders receive shares of Regions Common Stock having a value (based upon the Average Closing Price) that corresponds to not more than either a 20% decline in the Regions Common Stock price or a 20% decline from the stock performance reflected by the Index Group.

     For example, if the Average Closing Price were $30.00, and the Index Price on the Determination Date were $93, the Regions Ratio would be 0.72 and would be below the Index Ratio (0.73, or 0.93 - 0.20). In such a case, First National could terminate the Agreement unless Regions elected within five days to increase the Exchange Ratio to equal 0.771, which represents the lesser of (a)
 .841 [the result of dividing $25.232 (the product of $33.20 and the 0.76 Exchange Ratio) by the Average Closing Price ($30.00), rounded to the nearest thousandth] and (b) 0.771 [the result of dividing the Index Ratio (0.73) times
0.76 by the Regions Ratio (0.72), rounded to the nearest thousandth]. Based upon the assumed $30.00 Average Closing Price, the new Exchange Ratio would represent a value to the First National stockholders of pro forma $23.12 per share.

     If the Average Closing Price were $30.00, and the ending Index Price were $105, the Regions Ratio would be 0.72 and would be below the Index Ratio (0.85, or 1.05 - 0.20). In such a case, First National could terminate the Agreement unless Regions elected within five days to increase the Exchange Ratio to equal
 .841, which represents the lesser of (a) 0.841 [the result of dividing $25.232 (the product of $33.20 and the 0.76 Exchange Ratio) by the Average Closing Price ($30.00), rounded to the nearest thousandth] and (b) 0.897 [the result of dividing the Index Ratio (0.85) times 0.76 by the Regions Ratio (0.72), rounded to the nearest thousandth]. Based upon the assumed $30.00 Average Closing Price, the new Exchange Ratio would represent a value to the First National stockholders of pro forma $25.23 per share.

     First National stockholders should be aware that the actual market value of a share of Regions Common Stock at the Effective Time and at the time certificates for those shares are delivered following surrender and exchange of certificates for shares of First National Common Stock may be more or less than the Average Closing Price. First National stockholders are urged to obtain information on the trading value of Regions Common Stock that is more recent than that provided in this Joint Proxy Statement. See "Comparative Market Prices and Dividends."

EFFECT OF THE MERGER ON STOCK RIGHTS

     The Agreement contemplates that at the Effective Time, each First National Right granted by First National under the First National Stock Plans, as that term is defined in the Agreement, which are outstanding at the Effective Time, whether or not exercisable, will be converted into and become rights with respect to Regions Common Stock, and Regions will assume each First National Right, in accordance with the terms of the First National Stock Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) Regions and its Compensation Committee will be substituted for First National and the Committee of First National's Board of Directors (including, if applicable, the entire Board of Directors of First National) administering such First National Stock Plan, (ii) each First National Right assumed by Regions may be exercised solely for shares of Regions Common Stock,
(iii) the number of shares of Regions Common Stock subject to such First National Right will be equal to the number of shares of First National Common Stock subject to such First National Right immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iv) the per share exercise price (or similar threshold price, in the case of stock awards) under each such First National Right will be adjusted by dividing the per share exercise (or threshold) price under each such First National Right by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (iii) of the preceding sentence, Regions will not be obligated to issue any fraction of a share of Regions Common Stock upon exercise of First National Rights and any fraction of a share of Regions Common Stock that otherwise would be subject to a converted First National Right will represent the right to receive a cash payment equal to the product of such fraction and the difference between the market value of one share of Regions Common Stock and the per share exercise price of such Right. The market value of one share of Regions Common Stock will be the last sale price of such common stock on the Nasdaq National Market System (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Regions) on the last trading day preceding the Effective Time. In addition, notwithstanding any other term in the Agreement, each First National Right which is an "incentive stock option" will be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Code.

     Significantly, all restrictions or limitations on transfer with respect to First National Common Stock awarded under the First National Stock Plans or any other plan, program, or arrangement of any First National company, to the extent that such restrictions or limitations will not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, will remain in full force and effect with respect to shares of Regions Common Stock into which such restricted stock is converted pursuant to the Agreement.

BACKGROUND OF AND REASONS FOR THE MERGER

  Background of the Merger. On April 10, 1995, Richard A. McNeece, Chairman and Chief Executive Officer of First National, resigned from his positions with First National and its subsidiaries effective June 30, 1995. Peter D. Miller, President and Chief Administrative and Financial Officer of First National, assumed responsibility for day-to-day operations until a successor to Mr. McNeece could be elected by the First National Board of Directors. After Mr. McNeece's resignation, the creation of an executive committee (the "Executive Committee") of the Board of Directors was approved by the Board at its meeting on April 10, 1995. The following directors were appointed to serve on the Executive Committee: J. Kenneth Nix (Chairman of the Committee), Jane Wood Banks, John A. Ferguson, Jr., Peter D. Miller, W. Woodrow Stewart, Bobby M. Thomas, J. Michael Womble, and Joe Wood, Jr.

     After the effective date of Mr. McNeece's resignation, several directors, including Mr. Miller, were contacted by various regional banking organizations which expressed an interest in discussing a merger with First National if the Board determined that First National should no longer remain independent. These contacts were reported to the Executive Committee and to the Board at its meeting on July 19, 1995.

     Due to the level of interest exhibited in First National, Mr. Miller, with the approval of the Executive Committee and the Board, retained Morgan Stanley to help it assess management's five-year business plan and the intrinsic value of First National Common Stock based on such business plan. At the Executive Committee meeting on August 16, 1995, Morgan Stanley made a presentation to the Executive Committee regarding its preliminary findings in connection with the business plan and its valuation of First National. The Executive Committee decided that Morgan Stanley should make its presentation to the Board at a meeting to be held later in August. The Executive Committee also asked management to review with the Board the basic strategic alternatives designed to enhance stockholder value and the feasibility of pursuing such alternatives.

     At the August 21, 1995 Board meeting, management reviewed various strategic alternatives. These included primarily (i) continued growth in earnings by First National on an independent basis, including acquisitions of smaller institutions from time-to-time and various other assumptions, and (ii) a merger with or sale to a larger banking organization. Morgan Stanley discussed and delivered a presentation on management's five-year business plan and the intrinsic value of First National Common Stock based on such business plan. Based on management's five-year business plan, the Board was generally of the view that projected earnings growth supported a continued independent position for at least some period of time, although it was recognized that there was a possibility that, at some point, any of several institutions that had capacity might offer a price that would warrant serious consideration and potentially result in an agreement to merge or be otherwise acquired.

     After the August 21 Board meeting, Mr. Miller continued to receive strong expressions of interest in a possible merger with First National from Regions. Due to the level of interest expressed by Regions, Mr. Miller called a special Board meeting on September 15, 1995. At the meeting, Mr. Miller reported on conversations with William E. Jordan, a Regional President of Regions, and also reviewed strategic alternatives for the Board to consider. Special counsel to First National reviewed the fiduciary duties of directors in determining whether First National should remain independent or merge with or sell to another institution. The Board decided that it was in the best interest of First National and its stockholders to determine the current value of First National in a merger exchange transaction. If this could be determined, it could be compared to the intrinsic value of First National Common Stock based on the five-year business plan. With that information, the Board felt it could make a better decision whether it was in the best interest of the stockholders for First National to remain independent. The Executive Committee was charged with the task of such determination based on discreet inquiry of a select number of banking organizations which had previously expressed an interest in acquiring First National. The Board authorized the Executive Committee to retain an investment advisor, and the Executive Committee subsequently retained Morgan Stanley as investment advisor to assist in this task. The Board understood that if the exchange value proposed by one or more such organizations was significantly higher than the intrinsic value of First National based on the business plan, the Board might have the duty to negotiate a merger with one of the organizations. As part of these considerations, the Board was also aware that certain stockholders of First National desired that First National consider a sale transaction and had communicated their strategic desire for First National to the Board.

     On October 16, 1995, the Executive Committee met by telephone conference call, and Mr. Miller reported that he had met with representatives of four regional banking organizations, one of which was Regions, and that Morgan Stanley had contacted three other organizations. These four organizations indicated a strong interest in acquiring First National through merger and intended to provide Mr. Miller or Morgan Stanley with a possible exchange value for First National Common Stock which the respective organizations would be willing to offer in a merger transaction.

     At the regular Board meeting on October 18, 1995, Mr. Miller reported to the Board that the process of making inquiry of interested banking organizations was almost complete and that he anticipated having responses from the various interested banking organizations for the Executive Committee to review by the end of the week. He stated that after the Executive Committee reviewed the responses and a presentation from Morgan Stanley, the Executive Committee would make a recommendation to the Board.

     On October 18, 1995, the Executive Committee met following the regular meeting of the Board, and Mr. Miller reported briefly on the responses of the four organizations with which he had met. He stated that he would like to hold an Executive Committee meeting on October 20, 1995 to present a full report to the Committee, including a presentation from Morgan Stanley.

     On October 20, 1995, the Executive Committee met and received a presentation from Morgan Stanley regarding the possible merger partners. The report provided certain financial information about the banking organizations which had expressed the highest level of interest in acquiring First National, the past financial performance of each of these regional banking organizations, and the preliminary value each organization placed on First National Common Stock. Regions had placed the highest preliminary value of those contacted on First National Common Stock and was determined by the Executive Committee to be the most compatible banking organization for a merger with First National. The Executive Committee determined that the Regions valuation was within a range that the Executive Committee felt would make it in the best interests of the First National stockholders for First National to merge with Regions. As a result, the Executive Committee determined that actual merger negotiations should proceed with Regions, pending a meeting of the First National Board of Directors to be called.

     On the afternoon of October 20, 1995, Mr. Miller, with the assistance of Morgan Stanley, negotiated with management of Regions, and Regions made a revised proposal of 0.76 of a share of Regions Common Stock for each share of First National Common Stock (which based on the then current market price of Regions Common Stock represented approximately $31.54 per share of First National Common Stock). This was reported to each member of the Executive Committee and they directed Mr. Miller to proceed to call a Board Meeting.

     On October 22, 1995, the Executive Committee met and reviewed a proposed merger agreement and the details of the merger. The Executive Committee voted to recommend to the Board that the agreement be approved.

     Immediately after the Executive Committee meeting, the First National Board of Directors met and Mr. Miller reviewed the events leading up to the meeting, including the deliberations of the Executive

Committee regarding whether independence or merger with Regions was in the best interest of the First National stockholders. He also summarized the level of interest from other regional banking organizations. Special counsel to the Board reviewed generally the fiduciary obligations of directors in considering strategic alternatives, mergers, and sales, and reviewed the merger agreement negotiated with Regions. Morgan Stanley made a presentation describing the results of various financial analyses in connection with the transaction on the basis proposed by Regions, a comparison of First National as an independent enterprise, and review of the Regions Common Stock to be received in the Merger. Morgan Stanley reported its preliminary view that, subject to completion of due diligence and certain other factors, the Exchange Ratio was fair, from a financial point of view, to the stockholders of First National. Special counsel to the Board also reported that Regions was firm on a customary stock option arrangement as a condition of the transaction and reviewed the Stock Option Agreement with the Board. After further discussion and consideration of the factors described below, the First National Board approved and authorized execution of the Agreement and the Stock Option Agreement.

     First National's Reasons for the Merger. In approving the Agreement, the Plan of Merger, and the Merger, the directors of First National considered a number of factors. Without assigning any relative or specific weights to the factors, the First National Board of Directors considered the following material factors:

          (a) the financial terms of the Merger, including the Exchange Ratio, the projected current value of First National in a freely negotiated transaction, an estimate of the future value of First National as an independent entity, and the relationship of the market value of Regions Common Stock to the market value, tangible book value, and earnings per share of First National Common Stock;

          (b) the public financial information presented to the directors by Morgan Stanley concerning Regions;

          (c) the treatment of the Merger as a tax-free exchange of First National Common Stock for Regions Common Stock for federal income tax purposes;

          (d) the compatibility of the community bank orientation of the operations of Regions to that of First National, and the impact of the Merger on the employees of First National and the communities and customers served by First National's subsidiary banks;

          (e) the advice rendered by Morgan Stanley as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of First National Common Stock; and

          (f) the report of Morgan Stanley reviewing a comparison of Regions to selected peer banking organizations and of premiums paid in other merger transactions;

     The terms of the Merger were the result of arm's-length negotiations between representatives of First National and representatives of Regions. Based upon its consideration of the foregoing factors, the Board of Directors of First National approved the Agreement, the Plan of Merger, and the Merger as being in the best interests of First National and its stockholders.

     First National's Board of Directors recommends that First National stockholders vote FOR approval of the Agreement and the Plan of Merger.

     Regions' Reasons for the Merger. In approving the Agreement and the Merger, the Regions Board considered a number of factors concerning the benefits of the Merger. Without assigning any relative or specific weights to the factors, the Regions Board of Directors considered the following material factors:

          (a) the information presented to the directors by the management of Regions concerning the business, operations, earnings, asset quality, and financial condition of First National, including the composition of the earning assets portfolio of First National;

          (b) the financial terms of the Merger, including the relationship of the value of the consideration issuable in the Merger to the market value, tangible book value, and earnings per share of First National Common Stock;

          (c) the nonfinancial terms of the Merger, including the treatment of the Merger as a tax-free exchange of First National Common Stock for Regions Common Stock for federal income tax purposes;

          (d) the likelihood of the Merger being approved by applicable regulatory authorities without undue conditions or delay;

          (e) the opportunity for reducing the noninterest expense of the operations of First National and the ability of the operations of First National after the Effective Time to contribute to the earnings of Regions;

          (f) the attractiveness of the First National franchise, the market position of First National in each of the markets in which it operates, and the compatibility of the franchise of First National with the operations of Regions in the state of Georgia;

          (g) the compatibility of the community bank orientation of the operations of First National to that of Regions;

          (h) the report of Bear Stearns reviewing a comparison of First National to selected peer banks and of premiums paid in other merger transactions; and

          (i) the advice rendered by Bear Stearns as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Regions Common Stock.

     Regions' Board of Directors recommends that Regions stockholders vote FOR approval of the issuance of shares of Regions Common Stock pursuant to the Agreement.

OPINION OF FIRST NATIONAL'S FINANCIAL ADVISOR

     First National retained Morgan Stanley to act as its financial advisor in connection with the Merger. Morgan Stanley was selected by the Executive Committee of First National to act as First National's financial advisor based on Morgan Stanley's qualifications, expertise; and reputation. On October 31, 1995, Morgan Stanley rendered its opinion to the First National Board that, based upon and subject to the various considerations set forth in the opinion, on the date thereof the Exchange Ratio was fair, from a financial point of view, to the holders of First National Common Stock (other than Regions and its affiliates). Morgan Stanley subsequently confirmed its opinion by delivering a written opinion dated the date of this Joint Proxy Statement.

     THE FULL TEXT OF THE OPINION DATED THE DATE OF THIS JOINT PROXY STATEMENT WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX III TO THIS JOINT PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. FIRST NATIONAL STOCKHOLDERS ARE URGED TO READ THIS OPINION CAREFULLY AND IN ITS ENTIRETY IN CONJUNCTION WITH THIS JOINT PROXY STATEMENT. MORGAN STANLEY'S OPINION ADDRESSES ONLY THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF FIRST NATIONAL AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER. THE SUMMARY OF THE OPINION OF MORGAN STANLEY SET FORTH IN THIS JOINT PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In connection with rendering its written opinion dated the date of the Joint Proxy Statement, Morgan Stanley, among other things: (i) analyzed certain publicly available financial statements and other information of First National and Regions, respectively; (ii) analyzed certain internal financial statements and other financial and operating data concerning First National prepared by the management of First National; (iii) reviewed certain internal financial statements concerning Regions prepared by the management of Regions; (iv) analyzed certain financial projections prepared by the management of First National and Regions, respectively; (v) discussed the past and current operations and financial condition and the prospects of Regions and First National with senior executives of Regions and First National, respectively;
(vi) reviewed the reported prices and trading activity for the First National Common Stock and the Regions Common Stock; (vii) compared the financial performance of First National and Regions and the prices and trading activity of the First National Common Stock and the Regions Common Stock with that of certain other comparable publicly-traded companies and their securities; (viii) discussed the results of certain regulatory examinations of First National and Regions with the senior managements of the respective companies; (ix) reviewed and discussed with the senior managements of First National and Regions the strategic objectives of the Merger and the synergies and certain other benefits of the Merger; (x) reviewed and discussed with the senior managements of First National and Regions certain estimates of the cost savings expected to result from the Merger; (xi) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions; (xii) participated in discussions and negotiations among representatives of First National and Regions and their financial and legal advisors; (xiii) reviewed the Agreement, the Stock Option Agreement, and certain related documents; and (xiv) performed such other analyses as it deemed appropriate.

     In rendering its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by Morgan Stanley for the purposes of its opinion. With respect to the financial projections, including the estimates of synergies, cost savings, and other benefits expected to result from the Merger, Morgan Stanley assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of First National and Regions, respectively. Morgan Stanley has not made any independent valuation or appraisal of the assets or liabilities of First National and Regions, nor has Morgan Stanley been furnished with any such appraisals and Morgan Stanley has not examined any loan files of First National or Regions. Morgan Stanley's opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of the opinion.

     The following is a brief summary of the analyses performed by Morgan Stanley in preparation for its presentation to the Board of Directors of First National on October 22, 1995 with respect to the Merger, and in connection with rendering its opinion to the First National Board on October 31, 1995 and the date of this Joint Proxy Statement.

     Exchange Ratio and Stock Price Performance Analysis. Morgan Stanley reviewed the performance, over the three- and five-year periods ending October 18, 1995, of the closing price of First National Common Stock and Regions Common Stock relative to the closing price of the Morgan Stanley Bank Index. Morgan Stanley also analyzed the ratio of closing prices per share of First National Common Stock and Regions Common Stock during the period from October 18, 1990 through October 18, 1995. Morgan Stanley observed that such Exchange Ratio had averaged approximately 0.609 during such period (with a high of approximately
0.825 and a low of approximately 0.5000) and had averaged 0.676 over the one-month period prior to October 18, 1995 and 0.679 over the one-week period prior to October 18, 1995.

     Comparable Company Analysis. Comparable company analysis analyzes a company's operating performance relative to a group of publicly traded peers. Based on relative performance and outlook for a company versus its peers, this analysis enables an implied unaffected market trading value to be determined. Morgan Stanley analyzed the operating performance of First National relative to a group of 11 Southeastern bank holding companies (the "Southeastern Comparables") and 35 regional bank holding companies (the "Morgan Stanley Bank Index") (together, the "Comparables").

     Morgan Stanley analyzed the relative performance and value of First National by comparing certain market trading statistics for First National with the Comparables. Market information used in ratios provided below is as of October 20, 1995. The market trading information used in the valuation analysis was market price to book value (which was 1.9x for First National; 1.7x for the Southeastern Comparables; and 1.9x for the Morgan Stanley Bank Index), market price to earnings per share estimates for 1995 (which was 17.0x for First National; 11.9x for the Southeastern Comparables; and 12.0x for the Morgan Stanley Bank Index), and market price to earnings per share estimates for 1996 (which was 14.3x for First National; 10.8x for the Southeastern Comparables; and 10.9x for the Morgan Stanley Bank Index). Earnings per share estimates for First National, the Southeastern Comparables, and the Morgan Stanley Bank Index were based on Institutional Brokers Estimate System ("IBES") estimates as of September 14, 1995. IBES is a data service that monitors and publishes compilations of earning estimates produced by selected research analysts regarding companies of interest to institutional investors.

     In determining the implied range of values for the First National Common Stock derived from the analysis of the Comparables' market price to 1995 and 1996 earnings per share estimates, Morgan Stanley used earnings estimates from two sources : (i) IBES estimates as of September 14, 1995 (the "IBES Case"); and
(ii) First National (the "Company Case"). The implied range of values for the First National Common Stock were: approximately $20 per share to approximately $22 per share in the IBES Case; and approximately $21 per share to approximately $24 per share in the Company Case. The implied range of values for the First National Common Stock derived from the analysis of the Comparables market price to book value ranged from $26 per share to $29 per share.

     No company or transaction used in the comparable company and comparable transaction analyses is identical to First National or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of First National and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

     Dividend Discount Analysis. Morgan Stanley performed dividend discount analyses to determine a range of present values per share of First National Common Stock assuming First National continued to operate as a stand-alone entity. This range was determined by adding (i) the present value of the estimated future dividend stream that First National could generate over the period beginning in October 1995 and ending in December 2000 and (ii) the present value of the "terminal value" of First National Common Stock at the end of the year 2000. To determine a projected dividend stream, Morgan Stanley assumed a dividend payout ratio equal to 45% of First National's projected net income. Morgan Stanley used earnings estimates from two sources in determining First National's projected net income: (i) IBES estimates as of September 14, 1995 for 1995 and 1996 and an IBES growth rate for 1997 through 2000 (the "IBES Case"); and, (ii) First National's estimates for 1995 through 2000 (the "Company Case"). The "terminal value" of First National Common Stock at the end of the five-year period was determined by applying two price-to-earnings multiples (10.0x and 12.0x) to year 2000 projected net income for First National. The dividend stream and terminal values were discounted to present values using discount rates of 12.5%, 13.5%, and 14.5%. Applying the above multiples and discount rates, the fully diluted stand-alone value of First National Common Stock ranged from: approximately $17 per share to approximately $21 per share in the IBES Case; and, approximately $23 per share to approximately $27 per share in the Company Case.

     Value of Potential Cost Savings. In order to estimate an implied value of the First National Common Stock to an acquiror, the value of potential future cost savings was estimated by Morgan Stanley using a present value calculation similar to the dividend discount analysis. Based on discussions with First National management regarding their estimates of the cost savings expected to result from the Merger, Morgan Stanley determined the net theoretical present value of the cost savings that could result if First National were acquired. The managements' estimates for such cost savings ranged from 15%-25% of First National's core non-interest expense (i.e., excluding OREO expenses and any non-recurring charges). Based on discount rates of 12.5% to 14.5%, a realization of cost savings over two years (50% in the first year, 100% thereafter), a restructuring charge incurred in the first year following the Merger equal to the full cost savings, and applying a terminal multiples of 10.0x and 12.0x to year 2000 projected cost savings, the present values of the cost savings ranged from approximately $3.00 per share to approximately $5.00 per share. This analysis did not consider any loss in value that could result if divestitures of deposits or assets were required upon an acquisition of First National.

     Comparable Transaction Analysis. Using publicly available information, Morgan Stanley performed an analysis of certain merger and acquisition transactions involving selected holding companies of commercial banks in order to obtain a valuation range for the First National Common Stock based upon certain comparable transactions that, in Morgan Stanley's judgment, were deemed comparable for purposes of this analysis, although Morgan Stanley noted that no transaction was identical to the Merger. Multiples of book value and earnings implied by the consideration to be received by stockholders of First National in the Merger were compared with multiples paid in ceratin other comparable merger transactions. The comparison included a total of seven transactions. The transactions examined were (acquiree/acquiror): Intercontinental Bank/

NationsBank Corporation, TCBankshares, Inc./Mercantile Bancorporation, Security Capital Bancorp/CCB Financial Corporation, NBSC Corporation/Synovus Financial Corporation, Worthen Banking Corporation/Boatmen's Bancshares, Inc., Grenada Sunburst System Corp./Union Planters Corporation, and Commerce Bank/BB&T Financial Corporation. In terms of price to book multiple, the mean for the comparable transactions was 2.1x compared to approximately 2.1x for the Merger. In terms of price to last twelve months earnings, the adjusted mean for the comparable transactions was 16.3x compared to approximately 19.5x for the Merger. For the comparable transactions, multiples of book value ranged from 1.9x to 2.4x and the price to last twelve month earnings ranged from 10.2x to 34.3x.

     In connection with its opinion dated as of the date of the Joint Proxy Statement, Morgan Stanley confirmed the appropriateness of its reliance on the analyses used to render its October 31, 1995 opinion by performing certain procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Morgan Stanley believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its opinions. In addition, Morgan Stanley considered the results of all such analyses and did not assign relative weights to any of the analyses, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of First National. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of First National or Regions. The analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley's October 31, 1995 opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold. In addition, as described above, Morgan Stanley's opinion and the information provided by it to the First National Board were one of many factors taken into consideration by the First National Board in making its determination to approve the Merger. Consequently, the Morgan Stanley analysis described above should not be viewed as determinative of the First National Board's or management's opinion with respect to the value of First National or of whether the First National Board or First National management would have been willing to agree to different Exchange Ratios.

     First National's Board of Directors retained Morgan Stanley based upon its experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. In the course of its market making and other trading activities, Morgan Stanley may, from time to time, have a long or short position in, and may buy and sell, securities of First National and Regions. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services to First National and have received fees for the rendering of these services.


     Pursuant to a letter agreement dated as of September 26, 1995, First National has agreed to pay Morgan Stanley an advisory fee estimated to be $75,000 (not to exceed $100,000 without First National's prior approval) if the Merger is not consummated, an opinion fee of $1.0 million which is currently payable, and if the Merger is consummated, a transaction fee equal to $3.3 million (against which any advisory fee or opinion fee paid will be credited). In addition to the foregoing compensation, First National has agreed to reimburse Morgan Stanley for its expenses and to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents, and employees, and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to Morgan Stanley's engagement.

OPINION OF REGIONS' FINANCIAL ADVISOR

     Regions retained Bear Stearns by letter agreement dated October 27, 1995, to act as financial advisor and to render a fairness opinion in connection with Regions' intended acquisition of First National. Bear Stearns was selected because of its reputation as an internationally recognized investment banking firm with substantial experience in mergers and acquisitions. No limitations were imposed by Regions upon Bear Stearns with respect to the investigations made or procedures followed by it in rendering its opinions. On October 31, 1995, Bear Stearns advised Regions' Board of Directors that the Exchange Ratio was fair, from a financial point of view, to the stockholders of Regions. Bear Stearns confirmed its opinion in writing as of the date of this Joint Proxy Statement (such opinion, as updated on the date hereof, being referred to herein as the "Bear Stearns' Fairness Opinion").

     THE FULL TEXT OF THE WRITTEN BEAR STEARNS' FAIRNESS OPINION DATED THE DATE HEREOF, WHICH SETS FORTH CERTAIN ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITATIONS ON THE REVIEWS UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX IV AND IS INCORPORATED HEREIN BY REFERENCE, AND SHOULD BE READ IN ITS ENTIRETY IN CONNECTION WITH THIS JOINT PROXY STATEMENT. THE SUMMARY OF THE BEAR STEARNS' FAIRNESS OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION. THE BEAR STEARNS' FAIRNESS OPINION DISCUSSED HEREIN IS NOT A CONDITION TO CONSUMMATION OF THE MERGER.

     Bear Stearns' Fairness Opinion is directed only to the fairness of the Exchange Ratio, from a financial point of view, to Regions' stockholders and does not constitute a recommendation to any Regions stockholder as to how such stockholder should vote at the Regions Meeting.

     The consideration to be paid by Regions in the Merger was determined by the respective Boards of Directors of First National and Regions after negotiations between the respective managements of First National and Regions. Each holder of First National Common Stock will receive 0.76 of a share of Regions Common Stock for each share of First National Common Stock. Based upon Regions' closing stock price of $41.50 on October 20, 1995, the last trading day prior to announcement of the transaction, Bear Stearns calculated an acquisition price per share of First National Common Stock of $31.54 (the "Per Share Consideration") or in aggregate terms, approximately $648 million (the "Aggregate Consideration"). For purposes of rendering the Bear Stearns' Fairness Opinion, Bear Stearns:
(i) reviewed the Joint Proxy Statement in substantially the form to be sent to stockholders, including a copy of the Agreement; (ii) reviewed Regions' Annual Report to Stockholders and Annual Report on Form 10-K for the fiscal year ended December 31, 1994, and its Quarterly Reports on Form 10-Q for the periods ended March 31, June 30, and September 30, 1995; (iii) reviewed First National's Annual Report to Stockholders and Annual Report on Form 10-K for the fiscal year ended December 31, 1994, its Quarterly Reports on Form 10-Q for the periods ended March 31, June 30, and September 30, 1995, and the Proxy Statement/Prospectus dated May 1, 1995 of First National used in connection with the FF Bancorp Acquisition; (iv) reviewed certain operating and financial information provided to it by Regions' management relating to its business and prospects and reviewed certain operating and financial information, including projections, provided to it by First National's management relating to its business and prospects; (v) met with certain members of Regions and First National's senior management to discuss their operations, historical financial statements, and future prospects; (vi) reviewed the historical prices and trading volumes of the shares of Regions Common Stock and First National Common Stock; (vii) reviewed publicly available financial data and stock market performance data of companies which it deemed generally comparable to Regions and First National; (viii) reviewed the terms of recent acquisitions of companies which it deemed generally comparable to the Merger; and (ix) conducted such other studies, analyses, inquiries, and investigations as it deemed appropriate.

     In conducting its review and arriving at and updating Bear Stearns' Fairness Opinion, Bear Stearns relied upon and assumed the accuracy and completeness of the financial and other information regarding Regions and First National provided to Bear Stearns by Regions and First National or publicly available, and Bear Stearns did not independently verify such information. With respect to Regions' and First National's projected financial results, Bear Stearns assumed that such results have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Regions and First National as to the expected future performance of Regions and First National, respectively. Bear Stearns did not assume any responsibility for the information or projections provided to Bear Stearns and further relied upon the assurances of the managements of Regions and First National that they were unaware of any facts that would make the information or projections provided to Bear Stearns incomplete or misleading. In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets of Regions or First National.

     The following is a summary of the analyses performed by Bear Stearns in connection with its opinion rendered on October 31, 1995 (which are substantially the same types of analyses performed by Bear Stearns in connection with the updated Bear Stearns' Fairness Opinion):

     Financial Statement Review of First National: Bear Stearns reviewed First National's Annual Report to Stockholders and Annual Report on Form 10-K for the fiscal year ended December 31, 1994 and Quarterly Reports on Form 10-Q for the periods ended March 31, June 30, and September 30, 1995, and calculated growth rates for various balance sheet and income statement line items. Net interest income increased at a 9.5% compound annual growth rate from December 31, 1992 to December 31, 1994 while net income increased at a 9.4% compound annual growth rate for the same time period. Nonperforming assets decreased by approximately 33% from June 30, 1993 to June 30, 1995.

     Review of Companies Comparable to First National: Bear Stearns performed an analysis of First National's financial performance and stock market trading data by comparing the stock price to book value, stock price to tangible book value, stock price to latest twelve months earnings per share ("LTM EPS"), and stock price to estimated 1996 earnings per share ("EPS") (based on projections from First National management) of First National to seven publicly traded commercial banks located in the Southeast with total assets of $2.0 billion to $4.0 billion (the "Southeastern Institutions"). The Southeastern Institutions included:
United Carolina Bancshares; One Valley Bancorp of WV, Inc.; Colonial BancGroup, Inc.; National Commerce Bancorp.; BancorpSouth, Inc.; Hancock Holding Company, and Jefferson Bankshares, Inc.

     Bear Stearns compared the multiples of stock price to book value, tangible book value, LTM EPS, and estimated 1996 EPS of First National to the respective harmonic means of these multiples for the Southeastern Institutions. Using closing stock prices from October 20, 1995, Bear Stearns calculated (i) a stock price to book value multiple for First National of 1.94 times, as compared to a harmonic mean of 1.76 times for the Southeastern Institutions, (ii) a stock price to tangible book value multiple for First National of 2.00 times, as compared to a harmonic mean of 1.95 times for the Southeastern Institutions,
(iii) a stock price to LTM EPS multiple for First National of 17.7 times, as compared to a harmonic mean of 13.1 times for the Southeastern Institutions, and
(iv) a price to estimated 1996 EPS for First National of 13.1 times (based on projections from First National management), as compared to a harmonic mean of
11.5 times for the Southeastern Institutions.

     Review of Companies Comparable to Regions: Bear Stearns performed an analysis of Regions financial performance and stock market trading data by comparing the stock price to book value, stock price to tangible book value, stock price to LTM EPS, and stock price to estimated 1996 EPS (based on projections from Regions management) of Regions to six publicly traded commercial banks located in the Southeast with total assets of $10 billion to $20 billion (the "Regions Peer Group"). The Regions Peer Group included:
Southern National Corporation; SouthTrust Corporation; AmSouth Bancorporation; First Tennessee National Corp.; Compass Bancshares, Inc.; and Union Planters Corporation.

     Bear Stearns compared the multiples of stock price to book value, tangible book value, LTM EPS, and estimated 1996 EPS of Regions to the respective harmonic means of these multiples for the Regions Peer Group. Using closing stock prices from October 20, 1995, Bear Stearns calculated (i) a stock price to book value multiple for Regions of 1.72 times, as compared to a harmonic mean of
1.80 times for the Regions Peer Group, (ii) a stock price to tangible book value multiple for Regions of 1.89 times, as compared to a harmonic mean of 2.10 times for the Regions Peer Group, (iii) a stock price to LTM EPS multiple for Regions of 11.4 times, as compared to a harmonic mean of 14.3 times for the Regions Peer Group, and (iv) a price to estimated 1996 EPS for Regions of 10.4 times (based on projections from Regions management), as compared to a harmonic mean of 10 times for the Regions Peer Group.

     Review of Mergers Comparable to the Merger: Bear Stearns performed an analysis of the Per Share Consideration offered to the First National stockholders in the Merger by comparing the multiples represented by such consideration to the book value, tangible book value, LTM EPS, and premium over tangible book value to core deposits for First National to the respective multiples of the per share consideration received by stockholders in the following two subsets of publicly announced commercial bank acquisitions: (i) 25 transactions (excluding merger of equals transactions) valued at over $25 million since January 1, 1994 where the seller was located in the Southeast (the "Southeast Mergers"), and (ii) 13 transactions (excluding mergers-of-equals transactions) valued at over $400 million since January 1, 1995 (the "Nationwide Mergers"). The Southeastern Mergers included (acquiror/acquiree): First Charter Corporation/Bank of Union; NationsBank Corporation/Bank South Corporation; Regions Financial Corporation/Metro Financial Corporation; First American Corporation/First City Bancorp, Inc.; NationsBank Corporation/Intercontinental Bank; BancorpSouth, Inc./Wes-Tenn Bancorp Inc.; First Commercial Corporation/FDH Bancshares, Inc.; Union Planters Corporation/Eastern National Bank; Deposit Guaranty Corp./First Merchants Financial Corp.; City Holding Company/First Merchants Bancorporation; First Tennessee National Corp./Financial Investment Corp; Mercantile Bancorporation/TCBankshares Inc.; CCB Financial Corporation/Security Capital Bancorp; Synovus Financial Corp./NBSC Corporation; First Tennessee National Corp./Community Bancshares Inc.; NationsBank Corporation/Consolidated Bank, N.A.; Boatmen's Bancshares, Inc./Worthen Banking Corp.; Huntington Bancshares Inc./Security National Corp; Regions Financial Corporation/Union Bank and Trust Company; Union Planters Corporation/Grenada Sunburst System Corp.; BB&T Financial Corporation/Commerce Bank; NationsBank Corporation/RHNB Corporation; Mercantile Bankshares Corp./Fredericksburg National Bancorp; Trustmark Corporation/First National Financial Corp.; and AmSouth Bancorporation/Tampa Banking Co. The Nationwide Mergers included (acquiror/acquiree): CoreStates Financial Corp/Meridian Bancorp, Inc.; UJB Financial Corp./Summit Bancorporation; NationsBank Corporation/Bank South Corporation; National City Corporation/Integra Financial Corp.; Boatmen's Bancshares, Inc./Fourth Financial Corporation; First Bank System, Inc./FirsTier Financial; Banc One Corporation/Premier Bancorp, Inc.; PNC Bank Corp./Midlantic Corporation; First Union Corporation/First Fidelity Bancorporation; U.S. Bancorp/West One Bancorp; PNC Bank Corp./Chemical NJ Holdings; Fleet Financial Group/Shawmut National Corporation; and National Australia Bank/Michigan National Corporation.

     Bear Stearns compared the multiples of the Per Share Consideration to First National's book value, tangible book value, and LTM EPS to the respective harmonic means of these multiples for the Southeast Mergers and the Nationwide Mergers. Bear Stearns calculated (i) an acquisition price to book value multiple for the Merger of 2.13 times, as compared to harmonic means of 2.05 times and
1.94 times for the Southeast Mergers and the Nationwide Mergers, respectively,
(ii) an acquisition price to tangible book value multiple for the Merger of 2.19 times, as compared to harmonic means of 2.16 times and 2.15 times for the Southeast Mergers and the Nationwide Mergers, respectively, (iii) an acquisition price to LTM EPS multiple for the Merger of 19.5 times, as compared to harmonic means of 17.8 times and 14.1 times for the Southeast Mergers and the Nationwide Mergers, respectively. Bear Stearns also compared the premium represented by the Per Share Consideration over First National's tangible book value to core deposits of 16.3% to the median values for the Southeast Mergers (12.0%) and the Nationwide Mergers (14.3%) and the mean values for the Southeast Mergers (12.9%) and the Nationwide Mergers (14.0%).

     Stock Price Review: Bear Stearns reviewed the trading prices of First National Common Stock and Regions Common Stock from January 1, 1991 to October 25, 1995, and in particular, noted that Regions' closing stock price of $41.50 on October 20, 1995, was its all time high. Bear Stearns also compared the trading prices of Regions Common Stock and First National Common Stock versus the S&P Regional Bank Index from January 3, 1994 to October 25, 1995.

     Discounted Cash Flow Analysis of First National: Bear Stearns performed a discounted cash flow analysis of First National. Bear Stearns reviewed First National's strategic plan which included forecasts of net income for the years 1996 to 1999 and assessed the likelihood of First National achieving such forecasts. First National provided estimates of synergies which could be achieved as a result of the Merger, which were reviewed by Regions and Bear Stearns and included in the discounted cash flow analysis. Bear Stearns then determined a range of net present values for the shares of First National Common Stock which could result based upon assumed multiples of projected earnings and assumed discount rates. Bear Stearns calculated the range of net present values for the common equity of First National based upon terminal value multiples ranging from 10.0 times to 12.0 times (a range based upon Regions' historical price to earnings ratios) projected earnings available for common stock in 1999, and discount rates ranging from 11.0% to 15.0%. Bear Stearns determined that the transaction value was within the range of net present values which resulted.

     Review of Relative Contribution: Bear Stearns determined the relative contribution of First National to Regions after giving pro forma effect to the Merger. Bear Stearns determined that First National stockholders would receive approximately 24% of the pro forma ownership of the combined company, while First National would contribute to the combined company approximately 18% of the assets, approximately 24% of the tangible equity, approximately 17% of net loans, approximately 19% of deposits, and approximately 23% of 1995 annualized net income after giving First National credit for the synergies anticipated from the Merger.

     Bear Stearns determined potential accretion or dilution to Regions' earnings per share for the years 1996 through 2000 as a result of the Merger. In connection with the announcement of the Merger, Regions announced that Regions and First National intend to repurchase up to approximately 1.9 million shares of First National Common Stock or up to approximately 1.4 million shares of Regions Common Stock, or a combination of the two. Bear Stearns took account for a planned repurchase by Regions of 9.0% of its outstanding stock. Bear Stearns estimated the accretion to Regions' earnings per share including synergies of approximately 2.0% to 5.0% for the years 1997 (the first full year of the combination) to 2000.

     Bear Stearns' opinion on October 31, 1995, and the updated Bear Stearns' Fairness Opinion were based solely upon the information available to it and economic, market, and other conditions as they existed as of the dates of such opinions; events occurring thereafter could materially affect the assumptions used in preparing the opinions.

     In connection with rendering its opinion on October 31, 1995, and the updated Bear Stearns' Fairness Opinion, Bear Stearns performed a variety of financial analyses. The evaluation of the fairness, from a financial point of view, is a subjective one based on the experience and judgment of Bear Stearns, and not merely the result of mathematical analysis of financial data. Accordingly, Bear Stearns believes that its analyses must be considered as a whole and that considering portions of such analyses or certain of the factors considered by Bear Stearns without considering all such analyses and factors could create an incomplete view of the process underlying the opinion. In its analyses, Bear Stearns made numerous assumptions with respect to business, market, monetary and economic conditions, industry performance, business and economic conditions, and other matters, many of which are beyond Bear Stearns', First National's, and Regions' control. Any estimates contained in Bear Stearns' analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than such estimates. No company or transaction used in the above analyses as a comparison is identical to First National, Regions, or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared. The analyses performed by Bear Stearns are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Bear Stearns' analysis of the fairness, from a financial point of view, of the Exchange Ratio to Regions stockholders. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

     Based upon these analyses, Bear Stearns has delivered its opinion that the Exchange Ratio is fair, from a financial point of view, to the stockholders of Regions.

     Fees. In a letter agreement dated October 27, 1995, Regions retained Bear Stearns to act as financial advisor concerning its contemplated acquisition of First National. Bear Stearns will receive a total of $800,000 for its role in this Merger. Pursuant to such letter agreement, Regions paid Bear Stearns an initial fee of $300,000 at the time Bear Stearns informed Regions that Bear Stearns was prepared to render the opinion. An additional $300,000 is payable upon mailing of this Joint Proxy Statement, and an additional $200,000 will be paid to Bear Stearns upon the consummation of the Merger. In addition, Regions has agreed to reimburse Bear Stearns for its reasonable out-of-pocket costs and expenses incurred in connection with the services rendered to Regions pursuant to the letter agreement, including the fees and expenses of its legal counsel. Pursuant to the letter agreement, Regions has agreed to indemnify Bear Stearns, its affiliates, and their respective partners, directors, officers, agents, consultants, and employees and controlling persons against certain expenses and liabilities, including liabilities under the federal securities laws.

EFFECTIVE TIME OF THE MERGER

     Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Time will occur on the date and at the time that the Certificate of Merger relating to the Merger is declared effective with the Georgia Secretary of State. Unless otherwise agreed upon by Regions and First National, and subject to the conditions to the obligations of the parties to effect the Merger, the parties have agreed to use their reasonable efforts to cause the Effective Time to occur on or before the tenth business day (as designated by Regions) following the last to occur of (i) the effective date (including the expiration of any applicable waiting period) of the last consent of any regulatory authority required for the Merger and (ii) the date on which the stockholders of First National and Regions approve the matters relating to this Agreement and the Plan of Merger required to be approved by such stockholders by applicable law.

     Notwithstanding the foregoing, the parties have agreed to cooperate in selecting the Effective Time to ensure that, with respect to the quarterly period in which the Effective Time occurs, the holders of First National Common Stock do not receive both a dividend in respect of their First National Common Stock and a dividend in respect of Regions Common Stock or fail to receive any dividend. See "-- Conduct of Business Pending the Merger."

     No assurance can be provided that the necessary stockholder and regulatory approvals can be obtained or that other conditions precedent to the Merger can or will be satisfied. First National and Regions anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the first half of 1996. However, delays in the consummation of the Merger could occur.

     The Board of Directors of either First National or Regions generally may terminate the Agreement if the Merger is not consummated by September 30, 1996, unless the failure to consummate by that date is the result of a breach of the Agreement by the party seeking termination. See "-- Conditions to Consummation of the Merger" and "-- Waiver, Amendment, and Termination."

DISTRIBUTION OF REGIONS STOCK CERTIFICATES

     Promptly after the Effective Time, Regions will cause First Chicago Trust Company of New York, acting in its capacity as Exchange Agent, to mail a letter of transmittal, together with instructions for the exchange of the Certificates representing shares of First National Common Stock for certificates representing shares of Regions Common Stock, to the former stockholders of First National.

     FIRST NATIONAL STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS.

     Upon surrender to the Exchange Agent of Certificates for First National Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to each holder of First National Common Stock surrendering such items a certificate or certificates representing the number of shares of Regions Common Stock to which such holder is entitled, if any, and a check for the amount to be paid in lieu of any fractional share (without interest), together with all undelivered dividends or distributions in respect of such shares (without interest thereon). After the Effective Time, to the extent permitted by law, First National stockholders of record as of the Effective Time will be entitled to vote at any meeting of Regions stockholders the number of whole shares of Regions Common Stock into which their shares of First National Common Stock have been converted, regardless of whether such stockholders have surrendered their First National Common Stock Certificates. Whenever a dividend or other distribution is declared by Regions on Regions Common Stock, the record date for which is at or after the Effective Time, the declaration will include dividends or other distributions on all shares issuable pursuant to the Agreement, but, beginning 30 days after the Effective Time, no dividend or other distribution payable after the Effective Time with respect to Regions Common Stock will be paid to the holder of any unsurrendered First National Common Stock Certificate until the holder duly surrenders such certificate. Upon surrender of such First National Common Stock Certificate, however, both the Regions Common Stock certificate, together with all undelivered dividends or other distributions (without interest) and any undelivered cash payments to be paid in lieu of fractional shares (without interest), will be delivered and paid with respect to each share represented by such certificate.

     After the Effective Time, there will be no transfers of shares of First National Common Stock on First National's stock transfer books. If Certificates representing shares of First National Common Stock are presented for transfer after the Effective Time, they will be canceled and exchanged for the shares of Regions Common Stock and a check for the amount due in lieu of fractional shares, if any, deliverable in respect thereof.

CONDITIONS TO CONSUMMATION OF THE MERGER

     Consummation of the Merger is subject to various conditions, including (i) receipt of the approval of the Agreement and the Plan of Merger by the stockholders of First National as required by the Georgia BCC, (ii) receipt of the approval of the issuance of shares of Regions Common Stock pursuant to the Agreement by the stockholders of Regions as required by rules of the NASD, (iii) receipt of certain regulatory approvals required for consummation of the Merger,
(iv) receipt of a favorable opinion of Alston & Bird as to the tax-free nature (except for cash received in lieu of fractional shares) of the Merger, (v) receipt of approval of the shares of Regions Common Stock issuable pursuant to the Merger for listing on the Nasdaq National Market System, subject to official notice of issuance, (vi) the Registration Statement being declared effective and all necessary SEC and state approvals relating to the issuance or trading of the shares of Regions Common Stock issuable pursuant to the Merger shall have been received, (vii) the accuracy, as of the date of the Agreement and as of the Effective Time, of the representations and warranties of First National and Regions as set forth in the Agreement, (viii) the performance of all agreements and the compliance with all covenants of First National and Regions as set forth in the Agreement, (ix) receipt by Regions of a letter from Ernst & Young LLP, dated as of the Effective Time, to the effect the Merger will qualify for pooling-of-interests accounting treatment; (x) receipt of all consents required for consummation of the Merger or for the preventing of any default under any contract or permit which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a material adverse effect; (xi) the absence of any law or order or any action taken by any court, governmental, or regulatory authority prohibiting, restricting, or making illegal the consummation of the transaction; and (xii) satisfaction of certain other conditions, including the receipt of agreements of affiliates of First National and various certificates from the officers of First National and Regions. See "-- Regulatory Approvals" and "-- Waiver, Amendment, and Termination."

     No assurance can be provided as to when or if all of the conditions precedent to the Merger can or will be satisfied or waived by the party permitted to do so. In the event the Merger is not effected on or before September 30, 1996, the Agreement may be terminated and the Merger abandoned by a vote of a majority of the Board of Directors of either First National or Regions. See "-- Waiver, Amendment, and Termination."

REGULATORY APPROVALS


     The Merger may not proceed in the absence of receipt of the requisite regulatory approvals. Applications for the approvals described below will soon be submitted to the appropriate regulatory agencies. THERE CAN BE NO ASSURANCE THAT SUCH REGULATORY APPROVALS WILL BE OBTAINED OR AS TO THE TIMING OF ANY SUCH APPROVALS. There also can be no assurance that any such approvals will not impose conditions or be restricted in a manner (including requirements relating to the raising of additional capital or the disposition of assets) which in the reasonable judgment of the Board of Directors of Regions would so materially adversely impact the economic or business benefits of the transactions contemplated by the Agreement that, had such condition or requirement been known, Regions would not, in its reasonable judgment, have entered into the Agreement.

     First National and Regions are not aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described below. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

     The Merger will require the prior approval of the Federal Reserve, pursuant to Section 3 of the BHC Act, and the prior approval of the OTS pursuant to
Section 10(e) of the Home Owners' Loan Act of 1933, as amended ("HOLA"). The Federal Reserve and the OTS will use similar standards when considering whether or not to approve the Merger.

     In evaluating the Merger, both the Federal Reserve and the OTS must consider, among other factors, the financial and managerial resources and future prospects of the institutions, the convenience and needs of the communities to be served, and in the case of the OTS, the risk presented to the Savings Association Insurance Fund ("SAIF"). The relevant statutes prohibit the Federal Reserve or the OTS from approving the Merger if (i) it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (ii) its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would be a restraint of trade in any other manner, unless the Federal Reserve or the OTS, as the case may be, finds that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Merger may not be consummated until the 30th day (which the Federal Reserve may reduce to 15 days) following the date of the Federal Reserve approval, during which time the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the approval of the agencies, unless a court of competent jurisdiction specifically orders otherwise.

     The Merger also is subject to the approval of the Georgia Commissioner and the Florida Department. In their evaluations, these two state agencies will take into account considerations similar to those applied by the Federal Reserve and the OTS.

WAIVER, AMENDMENT, AND TERMINATION

     To the extent permitted by applicable law, First National and Regions, with the approval of their respective Boards of Directors, may amend the Agreement by written agreement at any time before or after approval of the Agreement by the First National and Regions stockholders; provided that after the Special Meetings, no amendment may alter the manner or basis in which shares of First National Common Stock will be exchanged for Regions Common Stock without the requisite approval of the holders of the issued and outstanding shares of First National Common Stock and Regions Common Stock entitled to vote thereon. In addition, prior to or at the Effective Time, either First National or Regions, or both, acting through their respective Boards of Directors or chief executive officers or other authorized officers may waive any default in the performance of any term of the Agreement by the other party, may waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations under the Agreement, and may waive any of the conditions precedent to the obligations of such party under the Agreement, except any condition that, if not satisfied, would result in the violation of any applicable law or governmental regulation. No such waiver will be effective unless written and unless executed by a duly authorized officer of First National or Regions, as the case may be.

     The Agreement and the Plan of Merger may be terminated and the Merger abandoned at any time prior to the Effective Time (i) by the mutual consent of the Boards of Directors of First National and Regions; (ii) by the Board of Directors of First National or Regions (a) in the event of any inaccuracy of any representation or warranty of the other party contained in the Agreement which cannot be or has not been cured within 30 days after giving written notice to the breaching party of such inaccuracy and which inaccuracy would provide the terminating party the ability to refuse to consummate the Merger under the applicable standards set forth in the Agreement (provided that the terminating party is not then in breach of any representation or warranty contained in the Agreement under the applicable standards set forth in the Agreement or in material breach of any covenant or other agreement contained in the Agreement),
(b) in the event of a material breach by the other party of any covenant or agreement contained in the Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, (c) if the Merger is not consummated by September 30, 1996, provided that the failure to consummate is not due to the breach by the party electing to terminate, (d) if (1) any approval of any regulatory authority required for consummation of the Merger and the other transactions contemplated by the Agreement has been denied by final nonappealable action, or if any action taken by such authority is not appealed within the time limit for appeal or (2) the stockholders of First National or Regions fail to vote their approval of the matters submitted for the approval by such stockholders at the Special Meetings, or (e) if any of the conditions precedent to the obligations of such party to consummate the Merger have not been satisfied, fulfilled, or waived by the appropriate party by the Effective Time (provided that the terminating party is not then in breach of any representation or warranty contained in the Agreement under the applicable standards set forth in the Agreement or in material breach of any covenant or other agreement contained in the Agreement); or (iii) by the Board of Directors of First National pursuant to the provisions of the Agreement described in "-- Possible Adjustment of Exchange Ratio."

     If the Merger is terminated as described above, the Agreement and the Plan of Merger will become void and have no effect, except that certain provisions of the Agreement, including those relating to the obligations to share certain expenses, maintain the confidentiality of certain information obtained, and return all documents obtained from the other party under the Agreement, will survive. In addition, termination of the Agreement will not relieve any breaching party from liability for any uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination. Finally, the Option Agreement will be governed by its own terms as to its termination. See "-- Expenses and Fees" and "-- Option Agreement."

DISSENTERS' RIGHTS

     Pursuant to Georgia BCC Section 14-2-1302(c), the holders of First National Common Stock are not entitled to dissent from the Merger. Pursuant to Delaware GCL Section 262, the holders of Regions Common Stock are not entitled to dissent from the issuance of shares of Regions Common Stock pursuant to the Agreement. See "Description of Regions Common Stock" and "Effect of the Merger on Rights of Stockholders -- Dissenters' Rights of Appraisal."

CONDUCT OF BUSINESS PENDING THE MERGER

     Pursuant to the Agreement, First National has agreed that unless the prior written consent of Regions has been obtained, and except as otherwise expressly contemplated in the Agreement, First National will (i) operate its business only in the usual, regular, and ordinary course, (ii) preserve intact its business organization and assets and maintain its rights and franchises, (iii) use its reasonable efforts to maintain its current employee relationships, and (iv) take no action which would (a) adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the Agreement without imposition of a condition or restriction of the type referred to in the Agreement or (b) adversely affect the ability of any party to perform its covenants and agreements under the Agreement.

     In addition, First National has agreed that, prior to the earlier of the Effective Time or termination of the Agreement, First National will not, except with the prior written consent of the chief executive officer or chief financial officer of Regions or as expressly contemplated or permitted by the Agreement, agree or commit to do, any of the following: (i) amend the Articles of Incorporation, Bylaws, or other governing instruments of any First National company; (ii) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a First National company to another First National company) in excess of an aggregate of $250,000 (for the First National companies on a consolidated basis) except in the ordinary course of business of the First National subsidiaries consistent with past practices (which shall include, for First National subsidiaries that are depository institutions, the creation of deposit liabilities, purchases of federal funds, advances from the Federal Home Loan Bank or the Federal Reserve Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any asset of any First National company any lien or permit any such lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and liens in effect as of the date of the Agreement that were previously disclosed to Regions by First National); (iii) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans or in their capacity as transfer agent), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any First National company, or declare or pay any dividend or make any other distribution in respect of any First National capital stock; provided that First National may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay regular quarterly cash dividends on the shares of First National Common Stock at a rate not in excess of $.2150 per share with such increases and usual and regular record and payment dates in accordance with past practice as previously disclosed to Regions by First National and such dates may not be changed without the prior written consent of Regions; however, the parties shall cooperate in selecting the Effective Time to ensure that, with respect to the quarterly period in which the Effective Time occurs, the holders of First National Common Stock do not receive both a dividend in respect of their First National Common Stock and a dividend in respect of Regions Common Stock or fail to receive any dividend; (iv) except pursuant to the Agreement, or pursuant to the Option Agreement or pursuant to the exercise of stock options outstanding as of the date of the Agreement and pursuant to the terms thereof in existence on the date of the Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of First National Common Stock, or any other capital stock of any First National company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; (v) adjust, split, combine, or reclassify any capital stock of any First National company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of First National Common Stock or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any shares of capital stock of any First National subsidiary (unless any such shares of stock are sold or otherwise transferred to another First National company) or any assets other than in the ordinary course of business for reasonable and adequate consideration; (vi) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any person other than a wholly owned First National subsidiary, or otherwise acquire direct or indirect control over any person, other than in connection with (a) foreclosures in the ordinary course of business, (b) acquisitions of control by a depository institution subsidiary in its fiduciary capacity, or (c) the creation of new wholly owned subsidiaries organized to conduct or continue activities otherwise permitted by the Agreement; (vii) grant any increase in compensation or benefits to the employees or officers of any First National company except in the ordinary course of business or as previously disclosed to Regions by First National or as required by law; pay any bonus except in the ordinary course of business or pursuant to the provisions of any applicable program or plan adopted by its Board of Directors prior to the date of the Agreement and as previously disclosed to Regions by First National; enter into or amend any severance agreements with officers of any First National company; or grant any increase in fees or other increases in compensation or other benefits to directors of any First National company except as previously disclosed to Regions by First National; (viii) voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; (ix) enter into or amend any employment contract between any First National company and any person (unless such amendment is required by law) that the First National company does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Effective Time; (x) adopt any new employee benefit plan or program of any First National company or make any material change in or to any existing employee benefit plans or programs of any First National company other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; (xi) make any significant change in any tax or accounting methods, principles, or practices or systems of internal accounting controls, except as may be necessary to conform to changes in tax laws or regulatory accounting requirements or generally accepted accounting principles; (xii) commence or settle any litigation other than in accordance with past practice or settle any litigation involving any liability of any First National company for material money damages or restrictions upon the operations of any First National company; or (xiii) except in the ordinary course of business, enter into or terminate any material contract or make any change in any material lease or contract, other than renewals of leases and contracts without material adverse changes of terms.

     The Agreement also provides that from the date of the Agreement until the earlier of the Effective Time or the termination of the Agreement, Regions covenants and agrees that it will (i) continue to conduct its business and the business of its subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the Regions Common Stock and the business prospects of the Regions companies, and (ii) take no action which would (a) materially adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the Agreement without imposition of a condition or restriction of the type referred to in the Agreement, or (b) materially adversely affect the ability of any party to perform its covenants and agreements under the Agreement; provided, that any Regions company may discontinue or dispose of any of its assets or business if such action is, in the judgment of Regions, desirable in the conduct of the business of Regions and its subsidiaries.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     Consummation of the Merger will not alter the present management team or Board of Directors of Regions. Information concerning the management of Regions is included in the documents incorporated herein by reference. See "Documents Incorporated by Reference." For additional information regarding the interests of certain persons in the Merger, see "-- Interests of Certain Persons in the Merger."

     Upon consummation of the Merger, First National and Regions will continue to operate their businesses and serve the communities and customers of their respective market areas, although Regions intends to consolidate the banking subsidiaries of First National located in Georgia and Florida with the banking subsidiaries of Regions operating in those states. For a description of the provisions of the Agreement affecting the operations of First National and Regions prior to the Effective Time, see "-- Conduct of Business Pending the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     General. Certain members of First National management and of the First National Board of Directors have interests in the Merger that are in addition to any interests they may have as stockholders of First National generally. These interests include, among other things, provisions in the Agreement relating to indemnification of First National directors and officers, and certain severance and other employee benefits, as described below.

     Indemnification and Advancement of Expenses. The Agreement provides that Regions will indemnify the present and former directors, officers, employees, and agents of the First National companies against all liabilities arising out of actions or omissions occurring at or prior to the Effective Time to the full extent permitted under Georgia law and by First National's Articles of Incorporation or Bylaws, as currently in effect, including provisions relating to advances of expenses incurred in the defense of any litigation. In any case in which approval by Regions is required to effectuate any indemnification, at the election of the indemnified party, the determination of any such approval will be made by independent counsel mutually agreed upon between Regions and the indemnified party.

     First National Change in Control Agreements. First National has entered into change in control agreements with Bryan F. Bell, Senior Vice President of First National, C. Talmadge Garrison, Senior Vice President of First National, Peter D. Miller, President, Chief Administrative and Chief Operating Officer of First National, Stephen M. Rownd, Senior Vice President of First National and Richard D. White, President of First National Bank of Gainesville (collectively, the "Named Officers") and 27 other officers of the First National companies. Pursuant to the Agreement, Regions has agreed to honor each of the change in control agreements.

     The change in control agreements for each of the Named Officers and 27 additional officers provide that if the officer's employment is terminated by the employer other than for cause or by the employee for reasons amounting to "involuntary termination" (as defined in the respective change in control agreement) at any time within a specified period (either one or two years) following the occurrence of a change in control (as defined in the respective change in control agreement), such officer will receive: (i) a lump sum equal to his base annual salary (i.e., his annual salary excluding bonuses and special incentive payments on the date of the earliest change in control to occur during the covered period or the termination date, whichever is higher), except for Messrs. Miller, Garrison, and White, who will receive lump sums equal to 200%, 114.5%, and 114.5%, respectively, of their respective base annual salaries; (ii) a lump sum equal to the average amounts the officer was awarded during the preceding three years under First National's Senior Management Incentive Compensation Plan, except for Messrs. Miller, Garrison, and White, who will not receive such lump sums; (iii) continued coverage providing benefits substantially similar to First National's health, long term disability and life insurance plans for two years following the officer's termination; (iv) a lump sum equal to the officer's unvested account balance under First National's 401(k) plan or any other profit-sharing plans in effect immediately prior to the officer's termination (with certain exceptions relating to the termination of such plans);
(v) an amount equal to two years' employer contributions to the 401(k) plan had the officer not been terminated; (vi) a lump sum equal to the officer's entire account, including any nonvested portion, under First National's Supplemental Executive Retirement Plan ("SERP"), or any other deferred compensation plan designed to supplement the 401(k) plan, if the officer anticipates and has an account under such plan; (vii) an amount equal to two years' credits to the officer's SERP account had the officer not been terminated; (viii) full vesting and the lapse of all restrictions under any First National stock plans; and (ix) the election to exercise any outstanding stock options. The change in control agreements also provide, however, that any benefits payable to an officer shall be increased, if necessary, so that the total payment to an officer shall not be reduced in the event that First National is determined to have paid an "excess parachute payment" as defined in Section 280G(b)(1) of the Code. The consummation of the Merger will constitute a "change in control" for purposes of the change in control agreements. If, pursuant to the provisions described above, payments were required to be made to the Named Officers, and assuming the Effective Time occurs on April 30, 1996, the estimated amount of such payments (excluding the cost of health, disability and life insurance coverages, excluding the value of stock options, which is included in the discussion of stock options below, and excluding the present value of the SERP accounts, which is included in the discussion of supplemental retirement benefits below) would be $165,597, $223,181, $643,032, $177,777, and $281,339, for Messrs. Bell,
Garrison, Miller, Rownd and White, respectively, and $5,054,589 in the aggregate for the Named Officers and the 27 additional officers. Calculation of the foregoing benefit amounts is as if the employment of the Named Officers and 27 additional officers were terminated on the date on which the Effective Time occurs.


     Director and Officer Stock Options. First National has granted stock options to the Named Officers and certain other officers under the First National Bancorp 1990 Employee Stock Option Plan, the First National Bancorp 1993 Employee Stock Option Plan, the First National Bancorp Carrollton Stock Option Plan, and the First National Bancorp FF Bancorp, Inc. Stock Option Plan, (collectively, the "First National Option Plans"). Options granted include incentive stock options and non-qualified stock options which vest immediately upon grant or in not more than five years from the date of grant unless accelerated in accordance with the applicable First National Option Plan or individual option agreement, including upon a change in control (as defined in the respective First National Option Plan). The consummation of the Merger will constitute a change in control for purposes of the First National Option Plans. Accordingly, the foregoing options issued pursuant to the First National Option Plans, to the extent not already exercisable, will become exercisable upon consummation of the Merger. First National intends, with the approval of Regions, to grant additional options to purchase shares of First National Common Stock in January 1996 consistent with past practices.

     The following table sets forth with respect to the Named Officers and all executive officers as a group (collectively, including the Named Officers and Richard A. McNeece, who ceased to be an executive officer in June 1995, the "Executive Officer Group") (i) the number of shares covered by options held by such persons, (ii) the number of shares covered by currently-exercisable options held by such persons, (iii) the number of shares covered by options held by such persons which will become exercisable upon consummation of the Merger, (iv) the weighted average exercise price of all such options held by such persons, and
(v) the
aggregate value (i.e., stock price less option exercise price) of all such options based upon the per share value of First National Common Stock on the First National Record Date.


                                                              OPTIONS
                                             OPTIONS        EXERCISABLE      WEIGHTED AVERAGE   AGGREGATE
                                 OPTIONS    CURRENTLY    UPON CONSUMMATION    EXERCISE PRICE      VALUE
                                  HELD     EXERCISABLE     OF THE MERGER        PER OPTION      OF OPTIONS
                                 -------   -----------   -----------------   ----------------   ----------
Peter D. Miller................   36,400      13,010           36,400            $18.6333       $  431,947
C. Talmadge Garrison...........   22,050      10,000           22,050             18.2592          269,909
Bryan F. Bell..................   14,300       6,630           14,300             18.2204          175,598
Stephen M. Rownd...............    6,610         -0-            6,610             19.3154           73,930
Richard D. White...............   30,500      15,510           30,500             17.0534          410,121
Executive Officer Group (7
  persons in all)..............  165,652      96,602          165,652             18.4927        1,989,033


     Stock Incentive Awards. First National has granted incentive awards to Messrs. Miller and White under the First National Bancorp Performance-Based Restricted Stock Plan (the "Incentive Stock Plan"). Under the Incentive Stock Plan Messrs. Miller and White are eligible to receive a defined number of restricted shares of First National Common Stock when the market price of the common stock reaches certain threshold levels ($29, $33, and $37) and averages such levels over a 60-day period (the "Award Threshold"). Mr. Miller is eligible to receive 10,000 shares and Mr. White, 6,666 shares of First National Common Stock upon attainment of each Award Threshold. The shares are to be granted to Messrs. Miller and White upon attainment of each Award Threshold and are to be granted subject to a restriction that each remain in the active employment of First National until the earlier of eight years after grant or age 65. If the restriction is violated by the employee, such employee is divested of the shares granted to him. The restriction lapses upon (i) death, (ii) disability, (iii) change in control, or (iv) termination without cause. The consummation of the Merger will constitute a change in control for purposes of the Incentive Stock Plan. Accordingly, if any Award Threshold is reached prior to the Effective Time, the foregoing shares issuable pursuant to the Incentive Plan, if any, will be granted, without the restriction as to employment, immediately prior to the Effective Time.

     Supplemental Retirement Benefits. The Named Officers and certain additional executive officers and certain other First National officers participate in the First National Bancorp Supplemental Executive Retirement Plan ("SERP"), which provides certain supplemental benefits for covered officers. Assuming the Effective Time occurs during the first half of 1996, supplemental benefits (excluding additional SERP credits payable in accordance with their change in control agreements) related to First National's 401(k) plan are estimated to be $11,700, $59,100, and $159,300, for Messrs. Bell, Garrison, and Miller, respectively, and $445,400 in the aggregate for the Executive Officer Group. The amounts set forth above generally represent a portion of the respective officers' salaries, receipt of which they elected to defer. Messrs. Rownd and White do not have SERP accounts.

     Other Matters Relating to First National Employee Benefit Plans. The Agreement also provides that, after the Effective Time, but in no event earlier than the consolidation of First National's banking subsidiaries with Regions' banking subsidiaries located in the same states, Regions will provide generally to officers and employees of the First National companies who, at or after the Effective Time, become officers or employees of a Regions company, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions Common Stock, except as set forth in the Agreement) on terms and conditions which, when taken as a whole, are substantially similar to those currently provided by the Regions companies to their similarly situated officers and employees. For purposes of participation and vesting (but not accrual of benefits) under such employee benefit plans (i) service under any qualified defined benefit plans of First National shall be treated as service under Regions' qualified defined benefit plans, (ii) service under any qualified defined contribution plans of First National shall be treated as service under Regions' qualified defined contribution plans, and
(iii) service under any other employee benefit plans of First National shall be treated as service under any similar employee benefits plans maintained by Regions. The Agreement further provides that Regions will cause the First National companies to honor, on terms reasonably agreed upon by Regions and First National, all employment, severance, consulting, and other compensation contracts disclosed to Regions between any First National company and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the First National benefit plans.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     THE FOLLOWING IS A SUMMARY OF CERTAIN ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THIS SUMMARY IS BASED ON THE FEDERAL INCOME TAX LAWS AS NOW IN EFFECT AND AS CURRENTLY INTERPRETED; IT DOES NOT TAKE INTO ACCOUNT POSSIBLE CHANGES IN SUCH LAWS OR INTERPRETATIONS, INCLUDING AMENDMENTS TO APPLICABLE STATUTES OR REGULATIONS OR CHANGES IN JUDICIAL OR ADMINISTRATIVE RULINGS, SOME OF WHICH MAY HAVE RETROACTIVE EFFECT. THIS SUMMARY DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF THE POSSIBLE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IN PARTICULAR, AND WITHOUT LIMITING THE FOREGOING, THIS SUMMARY DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO STOCKHOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES OR STATUS (FOR EXAMPLE, AS FOREIGN PERSONS, TAX-EXEMPT ENTITIES, DEALERS IN SECURITIES, INSURANCE COMPANIES, AND CORPORATIONS, AMONG OTHERS). NOR DOES THIS SUMMARY ADDRESS ANY CONSEQUENCES OF THE MERGER UNDER ANY STATE, LOCAL, ESTATE, OR FOREIGN TAX LAWS. STOCKHOLDERS, THEREFORE, ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICATION AND EFFECT OF FEDERAL, FOREIGN, STATE, LOCAL, AND OTHER TAX LAWS, AND THE IMPLICATIONS OF ANY PROPOSED CHANGES IN THE TAX LAWS.

     A federal income tax ruling with respect to this transaction has not been requested from the Internal Revenue Service. Instead, Alston & Bird, counsel to Regions, has rendered an opinion to First National and Regions concerning certain federal income tax consequences of the proposed Merger under federal income tax law. It is such firm's opinion that, based upon the assumption the Merger is consummated in accordance with Georgia law and in conformity with the representations made by the management of First National and Regions, the transaction will have the following federal income tax consequences:

          (a) The Merger will constitute a reorganization within the meaning of
     Section 368(a) of the Code.

          (b) No gain or loss will be recognized to the First National stockholders upon the receipt of Regions Common Stock solely in exchange for their shares of First National Common Stock.

          (c) The basis of the Regions Common Stock to be received by First National stockholders will be the same as the basis of the First National Common Stock surrendered in the exchange.

          (d) The holding period of the Regions Common Stock to be received by First National stockholders will include the holding period of the First National Common Stock surrendered in exchange therefor, provided that the First National Common Stock was held as a capital asset on the date of the exchange.

          (e) The payment of cash to a First National stockholder in lieu of issuing a fractional share interest in Regions will be treated for federal income tax purposes as if the fractional share was distributed as part of the exchange and then was redeemed by Regions. This cash payment will be treated as having been received as a distribution in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code.

     The tax opinion does not address any state, local, or other tax consequences of the Merger.

ACCOUNTING TREATMENT

     It is anticipated that the Merger will be accounted for as a pooling of interests. Under the pooling-of-interests method of accounting, the recorded amounts of the assets and liabilities of First National will be carried forward and recorded on the financial statements of Regions at their previously recorded amounts.

     In order for the Merger to qualify for pooling-of-interests accounting treatment, substantially all (90% or more) of the outstanding First National Common Stock must be exchanged for Regions Common Stock with substantially similar terms. There are certain other criteria that must be satisfied in order for the Merger to qualify as a pooling of interests, some of which criteria cannot be satisfied until after the Effective Time.

     For information concerning certain conditions to be imposed on the exchange of First National Common Stock for Regions Common Stock in the Merger by affiliates of First National and certain restrictions to be imposed on the transferability of the Regions Common Stock received by those affiliates in the Merger in order, among other things, to ensure the availability of pooling-of-interests accounting treatment, see "-- Resales of Regions Common Stock."

EXPENSES AND FEES

     The Agreement provides, in general, that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the Agreement, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of Regions and First National will bear and pay one-half of the printing costs in connection with the Registration Statement and this Joint Proxy Statement.

RESALES OF REGIONS COMMON STOCK

     Regions Common Stock to be issued to stockholders of First National in connection with the Merger will be registered under the Securities Act. All shares of Regions Common Stock received by holders of First National Common Stock, and all shares of Regions Common Stock issued and outstanding immediately prior to the Effective Time, upon consummation of the Merger will be freely transferable by those stockholders of First National and Regions not deemed to be "Affiliates" of First National or Regions. "Affiliates" generally are defined as persons or entities who control, are controlled by, or are under common control with First National or Regions at the time of the Meetings (generally, executive officers, directors and 10% or greater stockholders).

     Rules 144 and 145 promulgated under the Securities Act restrict the sale of Regions Common Stock received in the Merger by Affiliates and certain of their family members and related interests. Generally speaking, during the two years following the Effective Time, Affiliates of First National or Regions may resell publicly the Regions Common Stock received by them in the Merger within certain limitations as to the amount of Regions Common Stock sold in any three-month period and as to the manner of sale. After the two-year period, such Affiliates of First National who are not Affiliates of Regions may resell their shares without restriction. The ability of Affiliates to resell shares of Regions Common Stock received in the Merger under Rule 144 or 145 as summarized herein generally will be subject to Regions' having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates will receive additional information regarding the effect of Rules 144 and 145 on their ability to resell Regions Common Stock received in the Merger. Affiliates also would be permitted to resell Regions Common Stock received in the Merger pursuant to an effective registration statement under the Securities Act or an available exemption from the Securities Act registration requirements. This Joint Proxy Statement does not cover any resales of Regions Common Stock received by persons who may be deemed to be Affiliates of First National or Regions.

     First National has agreed to use its reasonable efforts to cause each person who may be deemed to be an Affiliate of First National to execute and deliver to Regions not later than 30 days prior to the Effective Time, an agreement (each, an "Affiliate Agreement") providing that such Affiliate will not sell, pledge, transfer, or otherwise dispose of any Regions Common Stock obtained as a result of the Merger (i) except in compliance with the Securities Act and the rules and regulations of the SEC thereunder and (ii) in any case, until after results covering 30 days of post-Merger operations of Regions have been published. Certificates representing shares of First National Common Stock surrendered for exchange by any person who is an Affiliate of First National for purposes of Rule 145(c) under the Securities Act shall not be exchanged for certificates representing shares of Regions Common Stock until Regions has received such a written agreement from such person. Prior to publication of such results, Regions will not transfer on its books any shares of Regions Common Stock received by an Affiliate pursuant to the Merger. The stock certificates representing Regions Common Stock issued to Affiliates in the Merger may bear a legend summarizing the foregoing restrictions. See "-- Conditions to Consummation of the Merger."

OPTION AGREEMENT

     As an inducement and a condition to Regions entering into the Agreement, First National and Regions entered into the Option Agreement, pursuant to which First National granted Regions an option (the "Option") entitling it to purchase up to 4,089,234 shares (representing 19.9% of the shares issued and outstanding before giving effect to the exercise of such Option) of First National Common Stock under the circumstances described below, at a cash price per share equal to $27.00, subject to adjustment in certain circumstances. THIS DESCRIPTION OF THE OPTION AGREEMENT AND THE OPTION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPTION AGREEMENT, WHICH IS FILED AS AN EXHIBIT TO THIS REGISTRATION STATEMENT AND INCORPORATED HEREIN BY REFERENCE.

     Subject to applicable law and regulatory restrictions, Regions may exercise the Option, in whole or in part, if, but only if, a Purchase Event (as defined below) occurs prior to the Option's termination; provided that Regions, at the time, is not in material breach of the Option Agreement or the Agreement. As defined in the Option Agreement, "Purchase Event" means either of the following events:

          (a) without Regions' written consent, First National authorizing, recommending, publicly proposing, or publicly announcing an intention to authorize, recommend, or propose or entering into an agreement with any third party to effect (i) a merger, consolidation, or similar transaction involving First National or any of its subsidiaries (other than transactions solely between First National' subsidiaries), (ii) except as permitted by the Agreement, the disposition, by sale, lease, exchange, or otherwise, of 20% or more of the consolidated assets of First National and its subsidiaries, or (iii) the issuance, sale, or other disposition of (including by way of merger, consolidation, share exchange, or any similar transaction) securities representing 20% or more of the voting power of First National or any of its subsidiaries; or

          (b) any third party acquiring beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the outstanding shares of First National Common Stock.

     The Option will terminate upon the earliest of the following:

          (a) the Effective Time;

          (b) termination of the Agreement in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (other than a termination of the Agreement under certain circumstances involving a willful breach by First National) (a "Default Termination");

          (c) 15 months after a Default Termination and;

          (d) 15 months after termination of the Agreement (other than pursuant to a Default Termination) following the occurrence of a Purchase Event or a Preliminary Purchase Event.

     As defined in the Option Agreement, "Preliminary Purchase Event" includes either of the following events:

          (a) commencement or filing of a registration statement under the Securities Act by any third party of a tender offer or exchange offer to purchase any shares of First National Common Stock such that, upon consummation of such offer, such person would own or control 15% or more of the then outstanding shares of First National Common Stock (a "Tender Offer" or an "Exchange Offer," respectively); or

          (b) failure of the stockholders of First National to approve the Agreement at the meeting of such stockholders held for the purpose of voting on the Agreement, the failure to have such meeting prior to termination of the Agreement, or the withdrawal or modification by First National's Board of Directors in a manner adverse to Regions of the recommendation of the Board of Directors with respect to the Agreement after public announcement that a third party (i) made, or disclosed an intention to make, a proposal to engage in an acquisition transaction, (ii) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer, or (iii) filed an application under certain federal statutes for approval to engage in an acquisition transaction.

     In the event of any change in First National Common Stock by reason of a stock dividend, split-up, recapitalization, exchange of shares, or similar transaction, the type and number of securities subject to the Option, and the purchase price per share, as the case may be, will be adjusted appropriately. In the event that any additional shares of First National Common Stock are issued after October 22, 1995 (other than pursuant to an event described in the preceding sentence), the number of shares of First National Common Stock subject to the Option will be adjusted so that, after such issuance, it, together with any shares of First National Common Stock previously issued pursuant to the Option Agreement, equals 19.9% of the number of shares then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

     Upon the occurrence of a Repurchase Event (as defined below) that occurs prior to the exercise or termination of the Option, at the request of Regions, delivered within 12 months of the Repurchase Event, First National will, subject to regulatory restrictions, be obligated to repurchase the Option and any shares of First National Common Stock therefor purchased pursuant to the Option Agreement at a specified price.

     As defined in the Option Agreement, "Repurchase Event" shall occur if (i) any person (other than Regions or any Regions subsidiary) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 50% or more of the then-outstanding shares of First National Common Stock, or (ii) any of the following transactions is consummated: (a) First National consolidates with or merges into any person, other than Regions or one of Regions' subsidiaries, and is not the continuing or surviving corporation of such consolidation or merger; (b) First National permits any person, other than Regions or one of Regions' subsidiaries, to merge into First National and First National shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of First National Common Stock shall be changed into or exchanged for stock or other securities of First National or any other person or cash or any other property or the outstanding shares of First National Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or (c) First National sells or otherwise transfers all or substantially all of its assets to any person, other than Regions or one of Regions' subsidiaries.

     In the event that prior to the exercise or termination of the Option, First National enters into an agreement to engage in any of the transactions described in clause (ii) of the definition of Repurchase Event above, the agreement governing such transaction must make proper provision so that the Option will, upon consummation of such transaction, be converted into, or exchanged for, an option with terms similar to the Option, at the election of Regions, of either the acquiring person or any person that controls the acquiring person.

     After the occurrence of a Purchase Event, Regions may assign the Option Agreement and its rights thereunder in whole or in part.

     Upon the occurrence of certain events, First National has agreed to file with the SEC and to cause to become effective certain registration statements under the Securities Act with respect to dispositions by Regions and its assigns of all or part of the Option and/or any shares of First National Common Stock into which the Option is exercisable.

                 EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS

     As a result of the Merger, holders of First National Common Stock will be exchanging their shares of a Georgia corporation governed by the Georgia BCC and First National's Articles of Incorporation, as amended (the "Articles"), and Bylaws, for shares of Regions, a Delaware corporation governed by the Delaware GCL and Regions' Certificate of Incorporation, as amended (the "Certificate"), and Bylaws. Certain significant differences exist between the rights of First National stockholders and those of Regions stockholders. The differences deemed material by First National and Regions are summarized below. In particular, Regions' Certificate and Bylaws contain several provisions that may be deemed to have an antitakeover effect in that they could impede or prevent an acquisition of Regions unless the potential acquirer has obtained the approval of Regions' Board of Directors. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of stockholders and their respective entities, and it is qualified in its entirety by reference to the Georgia BCC and the Delaware GCL as well as to Regions' Certificate and Bylaws and First National's Articles and Bylaws.

ANTITAKEOVER PROVISIONS GENERALLY

     The provisions of Regions' Certificate and Bylaws described below under the headings, "Authorized Capital Stock," "Amendment of Certificate of Incorporation and Bylaws," "Classified Board of Directors and Absence of Cumulative Voting," "Removal of Directors," "Director Exculpation," "Special Meetings of Stockholders," "Actions by Stockholders Without a Meeting," "Stockholder Nominations and Proposals," and "Mergers, Consolidations, and Sales of Assets Generally," and the provisions of the Delaware GCL described under the heading "Business Combinations with Certain Persons," are referred to herein as the "Protective Provisions." In general, one purpose of the Protective Provisions is to assist Regions' Board of Directors in playing a role if any group or person attempts to acquire control of Regions, so that the Board can further protect the interests of Regions and its stockholders as appropriate under the circumstances, including, if the Board determines that a sale of control is in their best interests, by enhancing the Board's ability to maximize the value to be received by the stockholders upon such a sale.

     Although Regions' management believes the Protective Provisions are, therefore, beneficial to Regions' stockholders, the Protective Provisions also may tend to discourage some takeover bids. As a result, Regions' stockholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the Protective Provisions discourage undesirable proposals, Regions may be able to avoid those expenditures of time and money.

     The Protective Provisions also may discourage open market purchases by a potential acquirer. Such purchases may increase the market price of Regions Common Stock temporarily, enabling stockholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the Protective Provisions may decrease the market price of Regions Common Stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The Protective Provisions also may make it more difficult and time consuming for a potential acquirer to obtain control of Regions through replacing the Board of Directors and management. Furthermore, the Protective Provisions may make it more difficult for Regions' stockholders to replace the Board of Directors or management, even if a majority of the stockholders believe such replacement is in the best interests of Regions. As a result, the Protective Provisions may tend to perpetuate the incumbent Board of Directors and management.

AUTHORIZED CAPITAL STOCK


     Regions. The Certificate authorizes the issuance of up to 120,000,000 shares of Regions Common Stock, of which 47,533,033 shares were issued, including 2,088,579 treasury shares, as of the Regions Record Date. Regions' Board of Directors may authorize the issuance of additional authorized shares of Regions Common Stock without further action by Regions' stockholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which Regions' capital stock may be listed. Regions' stockholders do not have the preemptive right to purchase or subscribe to any unissued authorized shares of Regions Common Stock or any option or warrant for the purchase thereof.

     The authority to issue additional shares of Regions Common Stock provides Regions with the flexibility necessary to meet its future needs without the delay resulting from seeking stockholder approval. The authorized but unissued shares of Regions Common Stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of Regions. In addition, the sale of a substantial number of shares of Regions Common Stock to persons who have an understanding with Regions concerning the voting of such shares, or the distribution or declaration of a dividend of shares of Regions Common Stock (or the right to receive Regions Common Stock) to Regions stockholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Regions.


     First National. First National's authorized capital stock consists of 30,000,000 shares of First National Common Stock, of which 20,580,670 shares were issued and outstanding as of the First National Record Date. First National's stockholders do not have the preemptive right to purchase or subscribe to any unissued authorized shares of First National Common Stock or any option or warrant for the purchase thereof. In addition, shares of First National Common Stock can be issued by authorization of the Board of Directors of First National without the approval of the stockholders, except in certain instances prescribed by the Georgia BCC.


AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

     Regions. The Delaware GCL generally provides that the approval of a corporation's board of directors and the affirmative vote of a majority of (i) all shares entitled to vote thereon and (ii) the shares of each class of stock entitled to vote thereon as a class, is required to amend a corporation's certificate of incorporation, unless the certificate specifies a greater voting requirement. The Certificate states that its provisions regarding authorized capital stock, election, classification, and removal of directors, the approval required for certain business combinations, meetings of stockholders, and amendment of the Certificate and Bylaws may be amended or repealed only by the affirmative vote of the holders of at least 75% of the outstanding shares of Regions voting stock, voting together as a single class.

     The Certificate also provides that the Board of Directors has the power to adopt, amend, or repeal the Bylaws. Any action taken by the stockholders with respect to adopting, amending, or repealing any Bylaw may be taken only upon the affirmative vote of the holders of at least 75% of the voting power of Regions' voting stock.

     First National. The Georgia BCC generally provides that, unless a corporation's articles of incorporation specify a greater voting requirement, the corporation's articles of incorporation may not be amended unless (i) the Board of Directors recommends the amendment to the stockholders (unless the Board elects to make no recommendation and communicates the basis for its election to the stockholders) and (ii) the amendment is adopted by a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote thereon. In general, First National's Bylaws may be amended by its stockholders or by a majority of the full Board of Directors at a regular Board meeting.

CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING

     Regions. The Certificate provides that Regions' Board of Directors is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office. The effect of Regions' having a classified Board of Directors is that only approximately one-third of the members of the Board are elected each year, which effectively requires two annual meetings for Regions' stockholders to change a majority of the members of the Board.

     Pursuant to the Bylaws, each stockholder generally is entitled to one vote for each share of Regions Common Stock held and is not entitled to cumulative voting rights in the election of directors. With cumulative voting, a stockholder has the right to cast a number of votes equal to the total number of such holder's shares multiplied by the number of directors to be elected. The stockholder has the right to distribute all of his votes in any manner among any number of candidates or to accumulate such shares in favor of one candidate. Directors are elected by a plurality of the total votes cast by all stockholders. With cumulative voting, it may be possible for minority stockholders to obtain representation on the Board of Directors. Without cumulative voting, the holders of more than 50% of the shares of Regions Common Stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining Regions Common Stock effectively may not be able to elect any person to the Board of Directors. The absence of cumulative voting thus could make it more difficult for a stockholder who acquires less than a majority of the shares of Regions Common Stock to obtain representation on Regions' Board of Directors.

     First National. First National's Bylaws generally provide that the number of directors constituting the First National Board shall not be less than five nor more than 25 persons, the exact number within such limits to be determined by resolution of a majority of the full Board or by resolution of the stockholders at any meeting thereof. First National stockholders have cumulative voting rights in the election of directors.

REMOVAL OF DIRECTORS

     Regions. Under the Certificate, any director or the entire Board of Directors may be removed only for cause and only by the affirmative vote of the holders of 75% of Regions' voting stock.

     First National. Pursuant to the Georgia BCC, the First National stockholders may remove one or more directors with or without cause; provided, that a director may not be removed if the number of votes sufficient to elect him under cumulative voting is voted against his removal.

LIMITATIONS ON DIRECTOR LIABILITY

     Regions. The Certificate provides that a director of Regions will have no personal liability to Regions or its stockholders for monetary damages for breach of fiduciary duty as a director, except liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) the payment of certain unlawful dividends and the making of certain unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

     Although this provision does not affect the availability of injunctive or other equitable relief as a remedy for a breach of duty by a director, it does limit the remedies available to a stockholder who has a valid claim that a director acted in violation of his duties, if the action is among those as to which liability is limited. This provision may reduce the likelihood of stockholder derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duties, even though such action, if successful, might have benefited Regions and its stockholders. The SEC has taken the position that similar provisions added to other corporations' certificates of incorporation would not protect those corporations' directors from liability for violations of the federal securities laws.

     First National. First National's Articles contain a provision limiting the liability of directors and officers of First National in a manner similar to Regions' Certificate.

INDEMNIFICATION

     Regions. The Certificate provides that Regions will indemnify its officers, directors, employees, and agents to the full extent permitted by the Delaware GCL. Under Section 145 of the Delaware GCL as currently in effect, other than in actions brought by or in the right of Regions, such indemnification would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions and, with respect to any criminal proceeding, if such person had no reasonable cause to believe that the conduct was unlawful. In actions brought by or in the right of Regions, such indemnification probably would be limited to reasonable expenses (including attorneys' fees) and would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions, except that no indemnification may be made with respect to any matter as to which such person is adjudged liable to Regions, unless, and only to the extent that, the court determines upon application that, in view of all the circumstances of the case, the proposed indemnitee is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that any director, officer, employee, or agent of Regions has been successful on the merits or otherwise in defense of any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, such person must be indemnified against reasonable expenses incurred by him in connection therewith.

     First National. First National's Bylaws provide that First National will indemnify its officers and directors and may indemnify its employees and agents under the indemnification provisions of the Georgia BCC, which is generally similar to Section 145 of the Delaware GCL, with certain procedural differences. First National's Bylaws also provide, however, that no person shall be indemnified or reimbursed in relation to any matter in an action, suit, or proceeding as to which he is finally adjudged to have been guilty of or liable for gross negligence, willful misconduct, or criminal acts. In addition, First National will not indemnify or reimburse any person in relation to any matter in any action, suit, or proceeding which has been made the subject of a compromise settlement except with the approval of a court of competent jurisdiction, or the holders of record of a majority of the outstanding shares of First National, or the Board of Directors, acting by vote of Directors not parties to the same or substantially the same action, suit, or proceeding, constituting a majority of the full Board.

SPECIAL MEETINGS OF STOCKHOLDERS

     Regions. Regions' Certificate and Bylaws provide that such meetings may be called at any time, but only by the Chief Executive Officer, the Secretary, or the Board of Directors of Regions. Regions stockholders do not have the right to call a special meeting or to require that Regions' Board of Directors call such a meeting. This provision, combined with other provisions of the Certificate and the restriction on the removal of directors, would prevent a substantial stockholder from compelling stockholder consideration of any proposal (such as a proposal for a business combination) over the opposition of Regions' Board of Directors by calling a special meeting of stockholders at which such stockholder could replace the entire Board with nominees who were in favor of such proposal.

     First National. Under First National's Bylaws, special meetings of the stockholders of First National may be called at any time by the Board of Directors or by any three or more stockholders owning, in the aggregate, at least 25% of the stock of First National.

ACTIONS BY STOCKHOLDERS WITHOUT A MEETING

     Regions. The Certificate provides that any action required or permitted to be taken by Regions stockholders must be effected at a duly called meeting of stockholders and may not be effected by any written consent by the stockholders. These provisions would prevent stockholders from taking action, including action on a business combination, except at an annual or special meeting called by the Board of Directors, even if a majority of the stockholders were in favor of such action.

     First National. The Georgia BCC provides that action required or permitted to be taken at a meeting of stockholders may be taken by unanimous consent of all stockholders required to vote thereon.

STOCKHOLDER NOMINATIONS AND PROPOSALS

     Regions. Regions' Certificate and Bylaws provide that any nomination by stockholders of individuals for election to the Board of Directors must be made by delivering written notice of such nomination (the "Nomination Notice") to the Secretary of Regions not less than 14 days nor more than 50 days before any meeting of the stockholders called for the election of directors; provided, however, that if less than 21 days' notice of the meeting is given to stockholders, the Nomination Notice must be delivered to the Secretary of Regions not later than the seventh day following the day on which notice of the meeting was mailed to stockholders. The Nomination Notice must set forth certain background information about the persons to be nominated, including information concerning (i) the name, age, business, and, if known, residential address of each nominee, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of Regions capital stock beneficially owned by each such nominee. The Board of Directors is not required to nominate in the annual proxy statement any person so proposed; however, compliance with this procedure would permit a stockholder to nominate the individual at the stockholders' meeting, and any stockholder may vote such holder's shares in person or by proxy for any individual such holder desires.

     First National. First National's Bylaws set forth procedures for stockholder nominations and proposals that are substantially similar to Regions' procedures, except that any First National notifying stockholder must include in the nomination notice the name, address, and number of First National shares owned by both the nominee and the notifying stockholder, and the principal occupation of the nominee.

BUSINESS COMBINATIONS WITH CERTAIN PERSONS

     Regions. Section 203 of the Delaware GCL ("Section 203") places certain restrictions on "business combinations" (as defined in Section 203, generally including mergers, sales and leases of assets, issuances of securities, and similar transactions) by Delaware corporations with an "interested stockholder" (as defined in Section 203, generally the beneficial owner of 15% or more of the corporation's outstanding voting stock). Section 203 generally applies to Delaware corporations, such as Regions, that have a class of voting stock listed on a national securities exchange, authorized for quotation on an interdealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders, unless the corporation expressly elects in its certificate of incorporation or bylaws not to be governed by Section 203.

     Regions has not specifically elected to avoid the application of Section
203. As a result, Section 203 generally would prohibit a business combination by Regions or a subsidiary with an interested stockholder within three years after the person or entity becomes an interested stockholder, unless (i) prior to the time when the person or entity becomes an interested stockholder, Regions' Board of Directors approved either the business combination or the transaction pursuant to which such person or entity became an interested stockholder, (ii) upon consummation of the transaction in which the person or entity became an interested stockholder, the interested stockholder held at least 85% of the outstanding Regions voting stock (excluding shares held by persons who are both officers and directors and shares held by certain employee benefit plans), or
(iii) once the person or entity becomes an interested stockholder, the business combination is approved by Regions' Board of Directors and by the holders of at least two-thirds of the outstanding Regions voting stock, excluding shares owned by the interested stockholder.

     First National. The Georgia BCC contains two anti-takeover provisions: (i) the Fair Price provisions set forth in Part 2 of Article 11 of the Georgia BCC and (ii) the Business Combination provisions set forth in Part 3 of Article 11 of the Georgia BCC. Because First National has not "opted in" to either of these provisions, such provisions will not apply to the Merger.

MERGERS, CONSOLIDATIONS, AND SALES OF ASSETS GENERALLY

     Regions. The Certificate generally requires the affirmative vote of the holders of at least 75% of the outstanding voting stock of Regions to effect (i) any merger or consolidation with or into any other corporation, or (ii) any sale or lease of any substantial part of the assets of Regions to any party that beneficially owns 5% or more of the outstanding shares of Regions voting stock, unless the transaction was approved by Regions' Board of Directors before the other party became a 5.0% beneficial owner or is approved by 75% or more of the full Board after the party becomes such a 5.0% beneficial owner. This provision does not apply to the Merger because First National is being merged with and into a wholly owned subsidiary of Regions, not merged with and into Regions directly. In addition, the Delaware GCL generally requires the approval of a majority of the outstanding voting stock of Regions to effect (i) any merger or consolidation with or into any other corporation, (ii) any sale, lease, or exchange of all or substantially all of Regions property and assets, or (iii) the dissolution of Regions. However, pursuant to the Delaware GCL, Regions may enter into a merger transaction without stockholder approval if (i) Regions is the surviving corporation, (ii) the agreement of merger does not amend in any respect Regions' Certificate, (iii) each share of Regions stock outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of Regions after the effective date of the merger, and (iv) either no shares of Regions Common Stock and no shares, securities, or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of Regions Common Stock to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities, or obligations to be issued or delivered under such plan do not exceed 20% of the shares of Regions Common Stock outstanding immediately prior to the effective date of the merger. Such provisions under the Certificate and the Delaware GCL do not apply to the Merger because First National is being merged with and into a wholly owned subsidiary of Regions, and not into Regions directly.

     First National. In general, (i) a merger or share exchange required to be approved by the stockholders of First National must be approved by a majority of all votes entitled to be cast by all shares entitled to vote thereon, voting as a single voting group, and by each voting group entitled to vote separately thereon by a majority of the votes entitled to be cast by that voting group, and
(ii) the dissolution of First National, or the sale of all or substantially all of the property of First National, other than in the usual and regular course of business, must be approved by a majority of all votes entitled to be cast thereon. However, pursuant to Section 14-2-1103 of the Georgia BCC, First National may enter into a merger transaction without stockholder approval if (i) First National is the surviving corporation, (ii) the merger will not effect any change in or amendment to First National's Articles, (iii) First National's shareholders will hold the same number of shares, with identical designations, preferences, limitations, and relative rights, immediately after the merger as they held before the merger, and (iv) the number and kind of shares outstanding immediately after the merger, plus the number and kind of shares issuable as a result of the merger will not exceed the total number and kind of shares of the surviving corporation authorized immediately before the merger.

DISSENTERS' RIGHTS OF APPRAISAL

     Regions. The rights of appraisal of dissenting stockholders of Regions are governed by the Delaware GCL. Pursuant thereto, except as described below, any stockholder has the right to dissent from any merger of which Regions could be a constituent corporation. No appraisal rights are available, however, for (i) the shares of any class or series of stock that is either listed on a national securities exchange, quoted on the Nasdaq National Market System, or held of record by more than 2,000 stockholders or (ii) any shares of stock of the constituent corporation surviving a merger if the merger did not require the approval of the surviving corporation's stockholders, unless, in either case, the holders of such stock are required by an agreement of merger or consolidation to accept for that stock something other than: (a) shares of stock of the corporation surviving or resulting from the merger or consolidation; (b) shares of stock of any other corporation that will be listed at the effective time of the merger on a national securities exchange, quoted on the Nasdaq National Market System, or held of record by more than 2,000 stockholders; (c) cash in lieu of fractional shares of stock described in clause (a) or (b) immediately above; or (d) any combination of the shares of stock and cash in lieu of fractional shares described in clauses (a) through (c) immediately above. Because Regions Common Stock is quoted on the Nasdaq National Market System and is held of record by more than 2,000 stockholders, unless the exception described immediately above applies, holders of Regions Common Stock are not entitled to dissenters' rights of appraisal.

     First National. Article 13 of the Georgia BCC generally does not grant dissenters' rights to holders of a class of stock either listed on a national securities exchange (or as a national market security on a securities quotation system) or held of record by more than 2,000 stockholders, unless the holders of such stock are required by a plan of merger or share exchange to accept for their stock anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange (or as a national market security on a securities quotation system) or held of record by more than 2,000 stockholders, except for scrip or cash payments in lieu of fractional shares. Because First National Common Stock is quoted on the Nasdaq National Market System and is held of record by more than 2,000 stockholders, unless the exception described immediately above applies, holders of First National Common Stock do not have dissenters' rights of appraisal.

STOCKHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS

     Regions. The Delaware GCL provides that a stockholder may inspect books and records upon written demand under oath stating the purpose of the inspection, if such purpose is reasonably related to such person's interest as a stockholder.

     First National. Pursuant to the Georgia BCC, First National's stockholders have the right to inspect and copy certain of First National's corporate documents, upon written demand to First National. Stockholders may also inspect and copy First National's accounting records and First National's record of stockholders if: (i) the stockholder's written demand is made in good faith and for a proper purpose relevant to a legitimate interest as a stockholder; (ii) such demand describes with reasonable particularity the purpose and records the stockholder desires to inspect; (iii) the records are directly connected with such purpose; and (iv) the records are only to be used for such purpose. The right of inspection extends not only to stockholders of record but also beneficial owners whose shares are held in a voting trust or by a nominee on the stockholder's behalf. In addition, First National is required to prepare a stockholder list at the time and place of the stockholders' meeting.

DIVIDENDS

     Regions. The Delaware GCL provides that, subject to any restrictions in the corporation's certificate of incorporation, dividends may be declared from the corporation's surplus, or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Substantially all of the funds available for the payment of dividends by Regions are derived from its subsidiary depository institutions. There are various statutory limitations on the ability of Regions' subsidiary depository institutions to pay dividends to Regions. See "Certain Regulatory Considerations -- Payment of Dividends."


     First National. The holders of First National Common Stock are entitled to receive such dividends or distributions as the First National Board of Directors may declare out of funds legally available for such payments. The payment of distributions by First National is subject to the restrictions of the Georgia BCC applicable to the declaration of distributions by a business corporation. A corporation generally may not authorize and make distributions if, after giving effect thereto, it would be unable to meet its debts as they become due in the usual course of business or if the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of the distribution, to satisfy claims upon dissolution of stockholders who have preferential rights superior to the rights of the holders of its common stock. Share dividends, if any are declared, may be paid from First National's authorized but unissued shares. Substantially all of the funds available for the payment of dividends by First National are derived from its subsidiary depository institutions. There are various statutory limitations on the ability of First National's subsidiary depository institutions to pay dividends to First National. See "Certain Regulatory Considerations -- Payment of Dividends."

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

     Regions Common Stock is quoted on the Nasdaq National Market System under the symbol "RGBK." First National Common Stock is quoted on the Nasdaq National Market System under the symbol "FBAC." The following table sets forth, for the indicated periods, the high and low last sale prices for Regions Common Stock and First National Common Stock as reported on the Nasdaq National Market System and the cash dividends declared per share of Regions Common Stock and First National Common Stock for the indicated periods. The stock prices and historical dividends for Regions have been adjusted to reflect a 10% stock dividend paid by Regions on April 1, 1993.


                                                        REGIONS                   FIRST NATIONAL
                                              ---------------------------   ---------------------------
                                                                  CASH                          CASH
                                                PRICE RANGE     DIVIDENDS     PRICE RANGE     DIVIDENDS
                                              ---------------   DECLARED    ---------------   DECLARED
                                               HIGH     LOW     PER SHARE    HIGH     LOW     PER SHARE
                                              ------   ------   ---------   ------   ------   ---------
1993
  First Quarter.............................  $38.38   $31.25     $0.26     $21.50   $17.50    $0.1725
  Second Quarter............................   38.25    30.25      0.26      22.25    20.00     0.1750
  Third Quarter.............................   35.25    31.25      0.26      22.50    19.75     0.1775
  Fourth Quarter............................   35.00    29.63      0.26      21.25    19.50     0.1800
1994
  First Quarter.............................   33.50    30.13      0.30      22.25    20.25     0.1900
  Second Quarter............................   36.13    30.50      0.30      21.50    19.75     0.1925
  Third Quarter.............................   36.75    34.63      0.30      22.25    20.00     0.1950
  Fourth Quarter............................   35.00    29.75      0.30      20.75    16.62     0.2000
1995
  First Quarter.............................   36.50    31.63      0.33      20.75    18.00     0.2050
  Second Quarter............................   37.44    34.50      0.33      22.00    19.75     0.2075
  Third Quarter.............................   41.25    37.00      0.33      28.00    21.00     0.2125
  Fourth Quarter (through December 4).......   43.25    37.63      0.33      31.75    30.25     0.2150



     On December 4, 1995, the last sale prices of Regions Common Stock and First National Common Stock as reported on the Nasdaq National Market System were $43.25 and $31.50, respectively. On October 20, 1995, the last business day prior to public announcement of the proposed Merger, the last sale prices of Regions Common Stock and First National Common Stock as reported on the Nasdaq National Market System were $41.50 and $28.75, respectively.


     The holders of Regions Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. Regions has paid regular quarterly cash dividends since 1971. Although Regions currently intends to continue to pay quarterly cash dividends on the Regions Common Stock, there can be no assurance that Regions' dividend policy will remain unchanged after completion of the Merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the Board of Directors' consideration of other relevant factors. For information with respect to provisions of the Agreement limiting First National's ability to pay dividends on First National Common Stock during the pendency of the Merger, see "Description of Transaction -- Conduct of the Business Pending the Merger."

     Regions and First National are legal entities separate and distinct from their respective subsidiaries and their respective revenues depend in significant part on the payment of dividends from their respective subsidiary depository institutions. Such subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "Certain Regulatory Considerations -- Payment of Dividends."

                           BUSINESS OF FIRST NATIONAL

GENERAL

     First National is a bank holding company headquartered in Gainesville, Georgia, with approximately 64 banking offices of subsidiary banks and savings banks in Georgia and Florida. As of September 30, 1995, First National had total consolidated assets of approximately $3.1 billion, total consolidated deposits of approximately $2.6 billion, and total consolidated stockholders' equity of approximately $304 million. First National is the second largest bank holding company headquartered in Georgia outside of the Atlanta metropolitan area in terms of assets, based on September 30, 1995 information. First National operates 20 banking and savings bank subsidiaries in Georgia and Florida. Through its subsidiaries, First National offers a broad range of banking and banking-related services.

     In Georgia, First National operates through The First National Bank of Gainesville ("FNBG") and 16 other state and national bank subsidiaries, which, at September 30, 1995, had total consolidated assets of approximately $2.5 billion, total consolidated deposits of approximately $2.0 billion, and total consolidated stockholders' equity of approximately $208 million. FNBG and the 16 other state and national bank subsidiaries operate 55 banking offices in North Georgia.

     In Florida, First National operates through (i) First Federal Savings Bank of New Smyrna, (ii) First Federal Savings Bank of Citrus County, and (iii) The Key Bank of Florida, which, at September 30, 1995, had total combined assets of approximately $686 million, total combined deposits of approximately $578 million, and total combined stockholders' equity of approximately $96 million. First Federal Savings Bank of New Smyrna operates three banking offices in Volusia County, Florida, First Federal Savings Bank of Citrus County operates four banking offices in Citrus County, Florida, and The Key Bank of Florida operates two banking offices in Tampa, Florida.

     First National was organized under the laws of the state of Georgia and commenced operations in 1981 with the acquisition of FNBG. Additional information with respect to First National and its subsidiaries is included in documents incorporated by reference in this Joint Proxy Statement. See "Available Information" and "Documents Incorporated by Reference."

RECENT DEVELOPMENTS

     Recently Completed Acquisition. During the first nine months of 1995, First National acquired FF Bancorp, located in New Smyrna Beach, Florida, and its two federal savings bank and one state bank subsidiaries, First Federal Savings Bank of New Smyrna, First Federal Savings Bank of Citrus County, and The Key Bank of Florida, contributing an aggregate of approximately $686 million in assets, $455 million in loans, and $578 million in deposits to First National's consolidated balance sheet. In connection with the FF Bancorp Acquisition, First National issued approximately 3,884,587 shares of First National Common Stock. As the transaction was accounted for as a pooling of interests, the historical financial statements and related management's discussion and analysis of financial condition and results of operations of First National were required to be restated to reflect the FF Bancorp Acquisition. For additional information with respect to the FF Bancorp Acquisition, see First National's Quarterly Reports on Form 10-Q for the quarters ended June 30 and September 30, 1995, and First National's Current Report on Form 8-K dated November 21, 1995, incorporated herein by reference. See "Documents Incorporated by Reference."

     Other Pending Acquisition. As of the date of this Joint Proxy Statement, First National has one pending acquisition, The Bank of Heard County, a state bank located in Franklin, Georgia. In connection with this acquisition, First National will issue approximately 325,580 shares of First National Common Stock. Consummation of such acquisition is subject to approval of certain regulatory agencies and of the stockholders of The Bank of Heard County. Moreover, the closing of such transaction is subject to various contractual conditions precedent. No assurance can be given that the conditions precedent to consummating the transaction will be satisfied in a manner that will result in its consummation.

                              BUSINESS OF REGIONS

GENERAL

     Regions is a regional bank holding company headquartered in Birmingham, Alabama with approximately 288 banking offices in Alabama, Florida, Georgia, Louisiana, and Tennessee. As of September 30, 1995, Regions had total consolidated assets of approximately $13.8 billion, total consolidated deposits of approximately $10.7 billion, and total consolidated stockholders' equity of approximately $1.1 billion. Regions operates commercial bank subsidiaries in Alabama, Florida, Georgia, Louisiana, and Tennessee, a federal stock savings bank subsidiary in Georgia, and banking-related subsidiaries engaged in mortgage banking, credit life insurance, leasing, and securities brokerage activities with offices in various Southeastern states. Through its subsidiaries, Regions offers a broad range of banking and banking-related services.

     In Alabama, Regions operates through First Alabama Bank, which at September 30, 1995, had total consolidated assets of approximately $10.4 billion, total consolidated deposits of approximately $7.8 billion, and total consolidated stockholders' equity of approximately $837 million. First Alabama Bank operates 183 banking offices throughout Alabama.

     In Florida, Regions operates through Regions Bank of Florida, which at September 30, 1995, had total consolidated assets of approximately $553 million, total consolidated deposits of approximately $491 million, and total consolidated stockholders' equity of approximately $58 million. Regions Bank of Florida operates 28 banking offices in the panhandle region of Florida.

     In Georgia, Regions operates through (i) Regions Bank of Georgia, (ii) Regions Bank of Rome, and (iii) Regions Bank, FSB, which at September 30, 1995, had total combined assets of approximately $624 million, total combined deposits of approximately $560 million, and total combined stockholders' equity of approximately $49 million. Regions Bank of Georgia operates three banking offices in Columbus, Georgia, Regions Bank of Rome operates two banking offices in Rome, Georgia, and Regions Bank, FSB operates five banking offices in Dalton and Cartersville, Georgia.

     In Louisiana, Regions operates through Regions Bank of Louisiana. At September 30, 1995, Regions Bank of Louisiana had total consolidated assets of approximately $2.2 billion, total consolidated deposits of approximately $1.6 billion, and total consolidated stockholders' equity of approximately $208 million. Regions Bank of Louisiana operates 43 banking offices in Louisiana.

     In Tennessee, Regions operates through Regions Bank of Tennessee, which at September 30, 1995, had total consolidated assets of approximately $491 million, total consolidated deposits of approximately $427 million, and total consolidated stockholders' equity of approximately $44 million. Regions Bank of Tennessee operates 24 banking offices in middle Tennessee.

     Regions was organized under the laws of the state of Delaware and commenced operations in 1971 under the name First Alabama Bancshares, Inc. On May 2, 1994, the name of First Alabama Bancshares, Inc. was changed to Regions Financial Corporation. Regions' principal executive offices are located at 417 North 20th Street, Birmingham, Alabama 35203, and its telephone number at such address is
(205) 326-7100.

     Regions continually evaluates business combination opportunities and frequently conducts due diligence activities in connection with possible business combinations. As a result, business combination discussions and, in some cases, negotiations frequently take place, and future business combinations involving cash, debt, or equity securities can be expected. Any future business combination or series of business combinations that Regions might undertake may be material, in terms of assets acquired or liabilities assumed, to Regions' financial condition. Recent business combinations in the banking industry have typically involved the payment of a premium over book and market values. This practice could result in dilution of book value and net income per share for the acquirer.

     Additional information about Regions and its subsidiaries is included in documents incorporated by reference in this Joint Proxy Statement. See "Available Information" and "Documents Incorporated by Reference."

RECENT DEVELOPMENTS

     Recently Completed Acquisitions. During the first nine months of 1995, Regions acquired (i) Fidelity Federal Savings Bank, located in Dalton, Georgia, and (ii) First Commercial Bancshares, Inc., located in Chalmette, Louisiana, contributing an aggregate of approximately $479 million in assets, $392 million in loans, and $427 million in deposits to Regions' consolidated balance sheet. During such period, Regions also acquired Interstate Billing Service, Inc., an accounts receivable factoring company in Decatur, Alabama, with total assets as of the acquisition date of approximately $30 million. For additional information with respect to these acquisitions, see Regions' Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1995, incorporated herein by reference. See "Documents Incorporated by Reference."

     Since September 30, 1995, Regions acquired from The Prudential Savings Bank a branch banking operation in Cartersville, Georgia (the "Cartersville Acquisition"), in which Regions assumed approximately $57 million in deposits.

     Other Pending Acquisitions. As of the date of this Joint Proxy Statement, Regions has pending five acquisitions in addition to First National, certain aspects of which transactions are set forth below:


                                                                    CONSIDERATION
                                                       ----------------------------------------
                                                          APPROXIMATE
                                                       ------------------            ACCOUNTING
                       INSTITUTION                     ASSET SIZE   VALUE    TYPE    TREATMENT
    -------------------------------------------------  ----------   -----   ------   ----------
                                                         (IN MILLIONS)
    Metro Financial Corporation and its subsidiary,       $197       $28    Regions   Purchase
      Metro Bank, located in Atlanta, Georgia (the                          Common
      "Metro Acquisition")                                                  Stock
    Enterprise National Bank, located in Atlanta,           54         8     Cash     Purchase
      Georgia (the "Enterprise Acquisition")
    First Federal Bank of Northwest Georgia, Federal        90        16    Regions   Purchase
      Savings Bank, located in Cedartown, Georgia                           Common
      (the "First Federal Acquisition")                                     Stock
    First Gwinnett Bankshares, Inc. and its                 63        13    Regions   Purchase
      subsidiary, First Gwinnett Bank, located in                           Common
      Atlanta, Georgia (the "First Gwinnett                                 Stock
      Acquisition")
    Delta Bank and Trust Company, located in Belle         198        34    Regions   Pooling
      Chasse, Louisiana (the "Delta Acquisition")                           Common    of
                                                                            Stock     Interests
                                                       -------      ----
              Totals                                      $602       $99
                                                       =======      ====


     The Metro Acquisition, the Enterprise Acquisition, the First Federal Acquisition, the First Gwinnett Acquisition, and the Delta Acquisition are referred to in this Joint Proxy Statement as the "Other Pending Acquisitions." Consummation of the Other Pending Acquisitions is subject to the approval of certain regulatory agencies and of the stockholders of the institutions to be acquired and, in the case of the Delta Acquisition, to execution of a definitive acquisition agreement. Moreover, the closing of each transaction is subject to various contractual conditions precedent. No assurance can be given that the conditions precedent to consummating the transactions will be satisfied in a manner that will result in their consummation.


     On December 5, 1995, Regions announced the execution of a definitive agreement to acquire American City Bancorp, Inc. of Tullahoma, Tennessee, and its majority-owned subsidiary American City Bank. This acquisition, which remains subject to Regions' due diligence review and other contingencies, would add approximately $80 million in assets to Regions' consolidated statement of condition and would result in the issuance of shares of Regions Common Stock having an approximate value of $8.8 million, computed as of the date of public announcement of the proposed transaction. Giving effect to this transaction would not have a material effect on the pro forma financial information included in and incorporated by reference in this Joint Proxy Statement.


     Registration of Subordinated Debt Securities. Regions has filed with the SEC a registration statement relating to $200 million of Regions' subordinated debt securities. Under this registration statement, which became effective in July 1995, Regions may issue on a delayed or continuous basis its subordinated debt securities up to such amount, bearing such interest rates, and having such terms as Regions may determine. The net proceeds from the sale of subordinated debt securities, if any, may be used for such general corporate purposes as Regions may determine, including future acquisitions and the repurchase of outstanding shares of Regions Common Stock in the open market.

                        PRO FORMA FINANCIAL INFORMATION

              PRO FORMA COMBINED CONDENSED STATEMENT OF CONDITION
                               SEPTEMBER 30, 1995
                                  (UNAUDITED)

     The following unaudited pro forma combined condensed statement of condition presents (i) the historical unaudited consolidated statement of conditions of Regions and First National at September 30, 1995, (ii) the pro forma combined condensed statement of condition of Regions at September 30, 1995, giving effect to the Merger, assuming such acquisition is accounted for as a pooling of interests, and (iii) the pro forma combined condensed statement of condition of Regions at September 30, 1995, giving effect to the Merger, assuming such acquisition is accounted for as a pooling of interests, and the Other Pending Acquisitions, assuming four of such acquisitions are treated as purchases for accounting purposes and one such acquisition is treated as a pooling of interests for accounting purposes. The unaudited pro forma combined condensed statement of condition should be read in conjunction with the historical consolidated financial statements of Regions and the restated historical consolidated financial statements of First National, including the respective notes thereto, which are incorporated by reference in this Joint Proxy Statement, and the unaudited pro forma financial information appearing elsewhere in this Joint Proxy Statement and included in Regions' Current Report on Form 8-K dated November 22, 1995. See "Documents Incorporated by Reference,"
"Summary -- Comparative Per Share Data," and "-- Summary Pro Forma Financial Data." The effect of an anticipated restructuring charge (estimated for purposes of the pro forma financial statements at $5.6 million net of taxes) to be taken by First National in connection with the Merger has been reflected in the pro forma combined condensed statement of condition; however, since the anticipated restructuring charge is nonrecurring, it has not been reflected in the pro forma combined condensed statements of income. The pro forma financial data does not give effect to anticipated reductions in expenses at First National in connection with the Merger. The pro forma combined condensed statement of condition is not necessarily indicative of the combined condensed financial position that actually would have occurred if the Merger or the Other Pending Acquisitions had been consummated at the date indicated or which may be obtained in the future.

                                                                                                                  REGIONS, FIRST
                                                                                                                     NATIONAL,
                                                                                                                     AND OTHER
                                                                   REGIONS AND                                        PENDING
                                                                  FIRST NATIONAL      OTHER                        ACQUISITIONS
                                       FIRST       COMBINING        PRO FORMA        PENDING       COMBINING         PRO FORMA
                         REGIONS      NATIONAL    ADJUSTMENTS        COMBINED      ACQUISITIONS   ADJUSTMENTS        COMBINED
                       -----------   ----------   -----------     --------------   ------------   -----------     ---------------
                                                                     (IN THOUSANDS)
ASSETS
Cash and due from
  banks..............  $   636,158   $   98,244                    $    734,402      $ 54,063                       $   788,465
Interest-bearing
  deposits in other
  banks..............       14,922       10,708                          25,630         7,474      $  (8,474)(d)         24,630
Investment
  securities.........    2,145,891      152,312                       2,298,203        88,143                         2,386,346
Securities available
  for sale...........      887,309      663,106                       1,550,415        80,158        (57,045)(c)      1,573,528
Trading account
  assets.............       17,942                                       17,942                                          17,942
Mortgage loans held
  for sale...........       98,046                                       98,046        14,177                           112,223
Federal fund sold and
  securities
  purchased under
  agreements to
  resell.............        1,639       91,652                          93,291         7,830                           101,121
Loans, net of
  unearned income....    9,596,673    1,970,654                      11,567,327       382,965                        11,950,292
Allowance for loan
  losses.............     (131,426)     (26,016)                       (157,442)       (4,323)                         (161,765)
Premises and
  equipment, net.....      188,054       67,209                         255,263        11,616                           266,879
Other real estate....        5,537        9,138                          14,675         1,722                            16,397
Excess purchase
  price..............      105,002        9,000                         114,002         4,295         27,627(d)         145,924
Due from customers on
  acceptances........       15,561                                       15,561                                          15,561
Other assets.........      266,602       65,868                         332,470        11,234                           343,704
                       -----------   ----------                   --------------   ------------   -----------     ---------------
        Total
          assets.....  $13,847,910   $3,111,875                    $ 16,959,785      $659,354      $ (37,892)       $17,581,247
                        ==========    =========                     ===========     =========     ==========        ===========

                                                                                                                  REGIONS, FIRST
                                                                                                                     NATIONAL,
                                                                                                                     AND OTHER
                                                                   REGIONS AND                                        PENDING
                                                                  FIRST NATIONAL      OTHER                        ACQUISITIONS
                                       FIRST       COMBINING        PRO FORMA        PENDING       COMBINING         PRO FORMA
                         REGIONS      NATIONAL    ADJUSTMENTS        COMBINED      ACQUISITIONS   ADJUSTMENTS        COMBINED
                       -----------   ----------   -----------     --------------   ------------   -----------     ---------------
                                                                     (IN THOUSANDS)
LIABILITIES AND
  STOCKHOLDERS' EQUITY
Non-interest bearing
  deposits...........  $ 1,461,775   $  335,441                    $  1,797,216      $ 85,492                       $ 1,882,708
Interest-bearing
  deposits...........    9,280,412    2,251,682                      11,532,094       499,748                        12,031,842
Federal funds
  purchased and
  securities sold
  under agreements to
  repurchase.........    1,216,763       83,909                       1,300,672         1,990                         1,302,662
Other borrowed
  funds..............      624,240       90,814                         715,054         9,041                           724,095
Bank acceptances
  outstanding........       15,561                                       15,561                                          15,561
Other liabilities....      135,369       45,763   $    5,600 (b)        186,732         7,322                           194,054
                       -----------   ----------   -----------     --------------   ------------   -----------     ---------------
Total liabilities....   12,734,120    2,807,609        5,600         15,547,329       603,593                        16,150,922
Common stock.........       29,704       20,529                          39,455         7,274      $  (5,386)(d)         39,999
                                                     (10,778)(a)
                                                                                                      (1,344)(e)
Surplus..............      418,453       86,468                         515,699        28,274        (23,179)(d)        522,138
                                                      10,778(a)
                                                                                                       1,344 (e)
Undivided Profits....      676,285      194,731                         865,416        20,618         (9,736)(d)        876,298
                                                      (5,600)(b)
Less: Treasury and
  unearned restricted
  stock..............      (14,239)                                     (14,239)          (36)       (57,045)(c)        (14,239)
                                                                                                      57,081 (d)
Unrealized gain
  (loss) on
  securities
  available for sale,
  net of tax.........        3,587        2,538                           6,125          (369)           373(d)           6,129
                       -----------   ----------                   --------------   ------------   -----------     ---------------
Total stockholders'
  equity.............    1,113,790      304,266       (5,600)         1,412,456        55,761        (37,892)         1,430,325
                       -----------   ----------   -----------     --------------   ------------   -----------     ---------------
Total liabilities and
  stockholders'
  equity.............  $13,847,910   $3,111,875                    $ 16,959,785      $659,354      $ (37,892)       $17,581,247
                        ==========    =========                     ===========     =========     ==========        ===========


---------------

(a) To reflect the issuance of 15,602,040 shares of Regions Common Stock to effect the Merger. The Merger will be accounted for as a pooling of interests, therefore the effect upon stockholders' equity will be to increase Regions stockholders' equity by the total equity of First National. The unaudited pro forma financial statements have been prepared assuming Regions will issue 15,602,040 shares of Regions Common Stock in exchange for all the outstanding shares of First National Common Stock. A reclassification from common stock to surplus results from the issuance of the shares.
(b) In connection with its merger with Regions, it is anticipated that First National will take a one-time restructuring charge estimated for purposes of the pro forma financial statements of approximately $6.6 million ($5.6 million net of taxes), prior to or at the time of consummation of the Merger. The restructuring charge results from data processing contract termination costs, reductions in the carrying value of unnecessary equipment, severance costs for anticipated staff reductions, additional income taxes related to the recapture of savings and loan bad debt reserves, and other one-time costs directly related to the Merger. The effect of the anticipated restructuring charge has been reflected in the pro forma combined condensed statement of condition; however, since the anticipated restructuring charge is nonrecurring, it has not been reflected in the pro forma combined condensed statements of income
(c) To reflect the purchase, in the open market, of 1,404,180 shares of Regions Common Stock, at $40.625 per share, to be reissued in the Metro Acquisition, the First Federal Acquisition, and the First Gwinnett Acquisition.

(d) To reflect the elimination of the capital accounts of Enterprise, Metro, First Federal and First Gwinnett in accordance with purchase accounting, and corresponding exchange of 1,429,951 shares of Regions Common Stock and $8,474,000 for all the outstanding shares of Enterprise, Metro, First Federal, and

     First Gwinnett common stock, assuming a market price of $40.625 per share for Regions Common Stock. The Regions Common Stock exchanged is reflected as being issued from treasury stock. Approximately $27.6 million of excess purchase price will be added as a result of these transactions and is expected to be amortized over 18 years.
(e) To reflect the issuance of 844,991 shares of Regions Common Stock to effect the Delta Acquisition. The Delta Acquisition will be accounted for as a pooling of interests, therefore the effect upon stockholders' equity will be to increase Regions stockholders' equity by the total equity of Delta. The unaudited pro forma financial statements have been prepared assuming Regions will issue 844,991 shares of Regions Common Stock in exchange for all the outstanding shares of Delta common stock. A reclassification from common stock to surplus results from the issuance of the shares.

PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME FOR REGIONS AND FIRST NATIONAL
                                  (UNAUDITED)

     The following unaudited pro forma combined condensed statements of income have been prepared for the nine months ended September 30, 1995, and for each of the three years in the period ended December 31, 1994, and give effect to the Merger, assuming such acquisition is accounted for as a pooling of interests. The unaudited pro forma combined condensed statements of income should be read in conjunction with the historical consolidated financial statements of Regions and the restated historical consolidated financial statements of First National, including the respective notes thereto, which are incorporated by reference in this Joint Proxy Statement, and the unaudited consolidated historical and other pro forma financial information, including the notes thereto, appearing elsewhere in this Joint Proxy Statement and included in Regions' Current Report on Form 8-K dated November 22, 1995. See "Documents Incorporated by Reference," "Summary -- Comparative Per Share Data," and "-- Summary Pro Forma Financial Data." The effect of an anticipated restructuring charge (estimated for purposes of the pro forma financial statements at $5.6 million net of taxes) to be taken by First National in connection with the Merger has been reflected in the pro forma combined condensed statement of condition; however, since the anticipated restructuring charge is nonrecurring, it has not been reflected in the pro forma combined condensed statements of income. The pro forma financial data does not give effect to anticipated reductions in expenses at First National in connection with the Merger. The pro forma combined condensed statements of income are not necessarily indicative of the results that actually would have occurred if the Merger been consummated at the dates indicated or which may be obtained in the future.

                                               NINE MONTHS
                                                  ENDED                YEAR ENDED DECEMBER 31,
                                              SEPTEMBER 30,      ------------------------------------
                                                   1995             1994          1993         1992
                                              --------------     ----------     --------     --------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
  Total interest income.....................     $937,180        $  991,693     $746,544     $737,094
  Total interest expense....................      472,106           436,157      296,195      324,420
                                              --------------     ----------     --------     --------
  Net interest income.......................      465,074           555,536      450,349      412,674
  Provision for loan losses.................       17,275            20,580       24,695       39,367
                                              --------------     ----------     --------     --------
     Net interest income after loan loss
       provision............................      447,799           534,956      425,654      373,307
  Total noninterest income..................      139,226           171,520      165,066      150,360
  Total noninterest expense.................      355,734           441,847      378,047      343,279
  Income tax expense........................       77,339            84,109       67,153       56,405
                                              --------------     ----------     --------     --------
  Income before cumulative effect of change
     in accounting principle................     $153,952        $  180,520     $145,520     $123,983
                                               ==========         =========     ========     ========
  Income before cumulative effect of change
     in accounting principle per share......     $   2.49        $     3.10     $   2.79     $   2.42
                                               ==========         =========     ========     ========
  Average common shares outstanding.........       61,765            58,206       52,153       51,204

 PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME FOR REGIONS, FIRST NATIONAL,
                         AND OTHER PENDING ACQUISITIONS
                                  (UNAUDITED)

     The following unaudited pro forma combined condensed statements of income have been prepared for the nine months ended September 30, 1995, and for each of the three years in the period ended December 31, 1994, and give effect to the Merger, assuming such acquisition is accounted for as a pooling of interests, and the Other Pending Acquisitions, assuming such acquisitions are treated as purchases for accounting purposes. The unaudited pro forma combined condensed statements of income should be read in conjunction with the historical consolidated financial statements of Regions and the restated historical consolidated financial statements of First National, including the respective notes thereto, which are incorporated by reference in this Joint Proxy Statement, and the unaudited consolidated historical and other pro forma financial information, including the notes thereto, appearing elsewhere in this Joint Proxy Statement and included in Regions' current Report on Form 8-K dated November 22, 1995. See "Documents Incorporated by Reference,"
"Summary -- Comparative Per Share Data," and "-- Summary Pro Forma Financial Data." The effect of an anticipated restructuring charge (estimated for purposes of the pro forma financial statements at $5.6 million net of taxes) to be taken by First National in connection with the Merger has been reflected in the pro forma combined condensed statement of income; however, since the anticipated restructuring charge is nonrecurring, it has not been reflected in the pro forma combined condensed statements of income. The pro forma financial data does not give effect to anticipated reductions in expenses at First National in connection with the Merger. The pro forma combined condensed statements of income are not necessarily indicative of the results that actually would have occurred if the Merger been consummated at the dates indicated or which may be obtained in the future.

                                               NINE MONTHS
                                                  ENDED                YEAR ENDED DECEMBER 31,
                                              SEPTEMBER 30,      ------------------------------------
                                                   1995             1994          1993         1992
                                              --------------     ----------     --------     --------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
  Total interest income.....................     $968,527        $1,027,388     $760,157     $748,414
  Total interest expense....................      488,041           451,868      300,143      328,421
                                              --------------     ----------     --------     --------
  Net interest income.......................      480,486           575,520      460,014      419,993
  Provision for loan losses.................       17,670            21,349       25,315       39,937
                                              --------------     ----------     --------     --------
     Net interest income after loan loss
       provision............................      462,816           554,171      434,699      380,056
  Total noninterest income..................      143,483           176,061      167,164      151,843
  Total noninterest expense.................      372,044           463,570      387,234      349,006
  Income tax expense........................       78,446            84,922       67,690       57,116
                                              --------------     ----------     --------     --------
  Income before cumulative effect of change
     in accounting principle and
     extraordinary item.....................     $155,809        $  181,740     $146,939     $125,777
                                               ==========         =========     ========     ========
  Income before cumulative effect of change
     in accounting principle and
     extraordinary item per share...........     $   2.49        $     3.08     $   2.77     $   2.42
                                               ==========         =========     ========     ========
  Average common shares outstanding.........       62,610            59,051       52,998       52,049

                       CERTAIN REGULATORY CONSIDERATIONS

     The following discussion sets forth certain of the material elements of the regulatory framework applicable to banks and bank holding companies and provides certain specific information related to Regions and First National. Additional information is available in the respective Annual Reports on Form 10-K for the fiscal year ended December 31, 1994 of Regions and First National. See "Documents Incorporated by Reference."

GENERAL

     Regions and First National are both bank holding companies registered with the Federal Reserve under the BHC Act. As such, Regions and First National and their non-bank subsidiaries are subject to the supervision, examination, and reporting requirements of the BHC Act and the regulations of the Federal Reserve. In addition, as savings and loan holding companies, Regions and First National are also registered with the OTS and are subject to regulation, supervision, examination, and reporting requirements of the OTS.

     The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before: (i) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5.0% of the voting shares of the bank; (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or (iii) it may merge or consolidate with any other bank holding company. Similar federal statutes require savings and loan holding companies and other companies to obtain the prior approval of the OTS before acquiring direct or indirect ownership or control of a savings association.

     The BHC Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy, which is discussed below.

     The BHC Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"), which became effective on September 29, 1995, repealed the prior statutory restrictions on interstate acquisitions of banks by bank holding companies, such that Regions, First National, and any other bank holding company located in either Alabama or Georgia may now acquire a bank located in any other state, and any bank holding company located outside Alabama or Georgia may lawfully acquire any Alabama- or Georgia-based bank, regardless of state law to the contrary, in either case subject to certain deposit-percentage, aging requirements, and other restrictions. The Interstate Banking Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states. By adopting legislation prior to that date, a state has the ability either to "opt in" and accelerate the date after which interstate branching is permissible or "opt out" and prohibit interstate branching altogether. As of the date of this Joint Proxy Statement, neither Alabama, Georgia, nor any other state in which the banking subsidiaries of Regions or First National are located have "opted in" or "opted out." Assuming no state action prior to June 1, 1997, Regions would be able to consolidate all of its bank subsidiaries into a single bank with interstate branches following that date.

     The BHC Act generally prohibits Regions and First National from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, and performing certain insurance underwriting activities all have been determined by the Federal Reserve to be permissible activities of bank holding companies. The BHC Act does not place territorial limitations on permissible non-banking activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order a holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company.

     Each of the banking and thrift subsidiaries of Regions and First National is a member of the Federal Deposit Insurance Corporation (the "FDIC"), and as such, its deposits are insured by the FDIC to the maximum extent provided by law. Each such subsidiary is also subject to numerous state and federal statutes and regulations that affect its business, activities, and operations, and each is supervised and examined by one or more state or federal bank regulatory agencies.

     All of Regions' bank subsidiaries, as well as those banking subsidiaries of First National that are also state-chartered banks that are not members of the Federal Reserve System, are subject to regulation, supervision, and examination by the FDIC and the state banking authorities of the states in which they are located. The state-chartered banking subsidiaries of First National that are members of the Federal Reserve System are subject to regulation, supervision, and examination by the Federal Reserve, the FDIC, and the state banking authorities of the states in which they are located. The banking subsidiaries of First National that are national banking associations are subject to regulation, supervision, and examination by the Office of the Comptroller of the Currency ("OCC") and the FDIC. The thrift subsidiaries of Regions and First National are subject to regulation, supervision, and examination by the OTS and the FDIC. The federal banking regulator for each of the banking and thrift subsidiaries of Regions and First National, as well as the appropriate state banking authorities in the case of those depository institution subsidiaries that are state-chartered, regularly examine the operations of each of the banking and thrift subsidiaries of Regions and First National and are given authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. The federal and state banking regulators also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

PAYMENT OF DIVIDENDS

     Regions and First National are legal entities separate and distinct from their banking, thrift, and other subsidiaries. The principal sources of cash flow of both Regions and First National, including cash flow to pay dividends to their respective stockholders, are dividends from their banking and thrift subsidiaries. There are statutory and regulatory limitations on the payment of dividends by these depository institution subsidiaries to Regions and First National, as well as by Regions and First National to their stockholders.

     All of Regions' banking subsidiaries, as well as those banking subsidiaries of First National that are also state-chartered banks, are subject to the respective laws and regulations of the states of Alabama, Florida, Georgia, Louisiana, and Tennessee as to the payment of dividends. Each national banking association subsidiary of First National is required by federal law to obtain the prior approval of the OCC for the payment of dividends if the total of all dividends declared by the bank in any year would exceed the total of (i) such bank's net profits (as defined and interpreted by regulation) for that year, plus (ii) the retained net profits (as defined and interpreted by regulation) for the proceeding two years, less any required transfers to surplus. In addition, national banks may only pay dividends to the extent that their retained net profits (including the portion transferred to surplus) exceed statutory bad debts (as defined by regulation).

     If, in the opinion of the federal banking regulator, a bank or thrift under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such authority may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "-- Prompt Corrective Action." Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

     At September 30, 1995, under dividend restrictions imposed under federal and state laws, the banking and thrift subsidiaries of Regions and First National, without obtaining governmental approvals, could declare aggregate dividends to Regions and First National of approximately $264 million and $25.6 million, respectively.

     The payment of dividends by Regions and First National and their banking and thrift Subsidiaries may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

CAPITAL ADEQUACY

     Regions, First National, and their respective banking and thrift subsidiaries are required to comply with the capital adequacy standards established by the Federal Reserve in the case of Regions and First National and the appropriate federal banking regulator in the case of each of their banking and thrift subsidiaries. There are two basic measures of capital adequacy for bank holding companies that have been promulgated by the Federal Reserve: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

     The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

     The minimum guideline for the ratio (the "Risk-Based Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of Total Capital must comprise common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital"). At September 30, 1995, Regions' consolidated Risk-Based Capital Ratio and its Tier 1 Risk-Based Capital Ratio (i.e., the ratio of Tier 1 Capital to risk-weighted assets) were 14.28% and 10.82%, respectively, and First National's consolidated Risk-Based Capital and Tier 1 Risk-Based Capital Ratios were 15.62% and 14.37%, respectively.

     In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio (the "Leverage Ratio") of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3.0%, plus an additional cushion of 100 to 200 basis points. Regions' and First National's respective Leverage Ratios at September 30, 1995, were 7.25% and 9.78%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier 1 Capital Leverage Ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

     Each of Regions' and First National's banking and thrift subsidiaries is subject to risk-based and leverage capital requirements adopted by its federal banking regulator, which are substantially similar to those adopted by the Federal Reserve for bank holding companies. Each of the banking and thrift subsidiaries was in compliance with applicable minimum capital requirements as of September 30, 1995. Neither Regions, First National, nor any of their banking and thrift subsidiaries has been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it.

     Failure to meet capital guidelines could subject a bank (or thrift) to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "-- Prompt Corrective Action."

     The federal bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. In this regard, the Federal Reserve, the OCC, and the FDIC have, pursuant to FDICIA, proposed an amendment to the risk-based capital standards that would calculate the change in an institution's net economic value attributable to increases and decreases in market interest rates and would require banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures. The OTS has already included an interest-rate risk component in its risk-based capital guidelines for savings associations that it regulates.

SUPPORT OF SUBSIDIARY BANKS

     Under Federal Reserve policy, Regions and First National are expected to act as sources of financial strength for, and to commit resources to support, each of their respective banking subsidiaries. This support may be required at times when, absent such Federal Reserve policy, Regions or First National may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its banking subsidiaries are subordinate in right of payment to deposits and to certain other indebtedness of such banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     Under the Federal Deposit Insurance Act ("FDIA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with
(i) the default of a commonly controlled FDIC-insured depository institution or
(ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The FDIC's claim for damages is superior to claims of stockholders of the insured depository institution or its holding company, but is subordinate to claims of depositors, secured creditors, and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution. The banking and thrift subsidiaries of Regions and First National are subject to these cross-guarantee provisions. As a result, any loss suffered by the FDIC in respect of any of these subsidiaries would likely result in assertion of the cross-guarantee provisions, the assessment of such estimated losses against the banks' or the thrifts' depository institution affiliates, and a potential loss of Regions' or First National's respective investments in such other banking and thrift subsidiaries.

PROMPT CORRECTIVE ACTION

     FDICIA establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, which became effective in December 1992, the federal banking regulators are required to establish five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized) and to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, FDICIA requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

     Under the final agency rules implementing the prompt corrective action provisions, an institution that (i) has a Risk-Based Capital Ratio of 10% or greater, a Tier 1 Risk-Based Capital Ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater and (ii) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the appropriate federal banking agency is deemed to be well capitalized. An institution with a Risk-Based Capital Ratio of 8.0% or greater, a Tier 1 Risk-Based Capital Ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater is considered to be adequately capitalized. A depository institution that has a Risk-Based Capital Ratio of less than 8.0%, a Tier 1 Risk-Based Capital Ratio of less than 4.0%, or a Leverage Ratio of less than 4.0% is considered to be undercapitalized. A depository institution that has a Risk-Based Capital Ratio of less than 6.0%, a Tier 1 Risk-Based Capital Ratio of less than 3.0%, or a Leverage Ratio of less than 3.0% is considered to be significantly undercapitalized, and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be critically undercapitalized. For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards, plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

     An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. Under FDICIA, a bank holding company must guarantee that a subsidiary depository institution meet its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of FDICIA.

     For those institutions that are significantly undercapitalized or undercapitalized and either fail to submit an acceptable capital restoration plan or fail to implement an approved capital restoration plan, the appropriate federal banking agency must require the institution to take one or more of the following actions: (i) sell enough shares, including voting shares, to become adequately capitalized; (ii) merge with (or be sold to) another institution (or holding company), but only if grounds exist for appointing a conservator or receiver; (iii) restrict certain transactions with banking affiliates as if the "sister bank" exception to the requirements of Section 23A of the Federal Reserve Act did not exist; (iv) otherwise restrict transactions with bank or non-bank affiliates; (v) restrict interest rates that the institution pays on deposits to "prevailing rates" in the institution's "region;" (vi) restrict asset growth or reduce total assets; (vii) alter, reduce, or terminate activities; (viii) hold a new election of directors; (ix) dismiss any director or senior executive officer who held office for more than 180 days immediately before the institution became undercapitalized, provided that in requiring dismissal of a director or senior officer, the agency must comply with certain procedural requirements, including the opportunity for an appeal in which the director or officer will have the burden of proving his or her value to the institution; (x) employ "qualified" senior executive officers; (xi) cease accepting deposits from correspondent depository institutions; (xii) divest certain nondepository affiliates which pose a danger to the institution; or
(xiii) be divested by a parent holding company. In addition, without the prior approval of the appropriate federal banking agency, a significantly undercapitalized institution may not pay any bonus to any senior executive officer or increase the rate of compensation for such an officer.

     At September 30, 1995, all of the banking and thrift subsidiaries of Regions and First National had the requisite capital levels to qualify as well capitalized.

FDIC INSURANCE ASSESSMENTS

     In July 1993, the FDIC adopted a new risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The new system, which went into effect on January 1, 1994, and replaced a transitional system that the FDIC had utilized for the 1993 calendar year, assigns an institution to one of three capital categories: (i) well capitalized; (ii) adequately capitalized; and (iii) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the undercapitalized category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, as well as the prior transitional system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. Assessment rates for members of both the Bank Insurance Fund ("BIF") and the SAIF for the first half of 1995, as they had been during 1994, ranged from 23 basis points (0.23% of deposits) for an institution in the highest category (i.e., "well capitalized" and "healthy") to 31 basis points (0.31% of deposits) for an institution in the lowest category (i.e., "undercapitalized" and "substantial supervisory concern"). These rates were established for both funds to achieve a designated ratio of reserves to insured deposits (i.e., 1.25%) within a specified period of time.

     Once the designated ratio for the BIF was reached, which appears to have occurred some time during May 1995, the FDIC was authorized to reduce the minimum assessment rate below 23 basis points and to set future assessment rates at such levels that would maintain a fund's reserve ratio at the designated level. In August 1995, the FDIC adopted final regulations reducing the assessment rates for BIF-member banks. Under the revised schedule, BIF-member banks, starting with the second half of 1995, will now pay assessments ranging from 4.0 basis points to 31 basis points, with an average assessment rate of 4.5 basis points. Refunds, with interest, will be paid for assessments for the month(s) after the month in which the designated reserve ratio for the BIF was reached, as well as for the quarterly payment made on September 30, 1995, assuming that the designated reserve ratio was achieved prior to June 30, 1995. At the same time, the FDIC elected to retain the existing assessment rate of 23 to 31 basis points for SAIF members for the foreseeable future given the undercapitalized nature of that insurance fund. More recently, on November 14, 1995, the FDIC announced that, beginning in 1996, it would further reduce the deposit insurance premiums for 92% of all BIF members that are in the highest capital and supervisory categories to $2,000 per year, regardless of deposit size.

     On July 28, 1995, the FDIC, the Treasury Department, and the OTS released statements outlining a proposed plan to recapitalize the SAIF certain features of which were subsequently agreed upon by members of the Banking Committees of the U.S. House of Representatives and the Senate on November 7, 1995 in negotiations to reconcile differences in bills on the issue that had been introduced or partially adopted by each body. Under the agreement, all SAIF-member institutions will pay a special assessment to the SAIF of approximately 80 basis points, the amount that would enable the SAIF to attain its designated reserve ratio of 1.25%. The special assessment would be payable on January 1, 1996, based on the amount of deposits held as of March 31, 1995. BIF-insured institutions holding SAIF-assessed deposits would receive a 20% reduction in the assessment rate and would pay a one-time assessment of 64 basis points. The agreement also provides that the assessment base for the bonds issued in the late 1980s by the Financing Corporation to recapitalize the now defunct Federal Savings and Loan Insurance Corporation would be expanded to include deposits of both BIF- and SAIF-insured institutions, with BIF members paying approximately 75% of the interest on such obligations. The committee members further agreed that the BIF and SAIF should be merged on January 1, 1998, with such merger being conditioned upon the prior elimination of the thrift charter. At this time, neither Regions nor First National is able to predict the timing or exact amount of any SAIF special assessment that might be required. However, if an 80 basis point assessment were levied against the existing SAIF deposits of

Regions and First National, the aggregate SAIF assessments of Regions and First National (on a pre-tax basis) would be approximately $24 million and $4.0 million, respectively.


     Under the FDIA, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

SAFETY AND SOUNDNESS STANDARDS


     The FDIA, as amended by FDICIA and the Riegle Community Development and Regulatory Improvement Act of 1994, requires the federal bank regulatory agencies to prescribe standards, by regulations or guidelines, relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings, stock valuation and compensation, fees and benefits, and such other operational and managerial standards as the agencies deem appropriate. The federal bank regulatory agencies have adopted, effective August 9, 1995, a set of guidelines prescribing safety and soundness standards pursuant to FDICIA, as amended. The guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees, and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director, or principal stockholders. The federal banking agencies determined that stock valuation standards were not appropriate. In addition, the agencies adopted regulations that authorize, but do not require, an agency to order an institution that has been given notice by an agency that it is not satisfying any of such safety and soundness standards to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan or fails in any material respect to implement an accepted compliance plan or fails in any material respect to implement an accepted compliance plan, the agency must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized association is subject under the "prompt correction action" provisions of FDICIA. See
"-- Prompt Corrective Action." If an institution fails to comply with such an order, the agency may seek to enforce such order in judicial proceedings and to impose civil money penalties. The federal bank regulatory agencies also proposed guidelines for asset quality and earnings standards.


DEPOSITOR PREFERENCE

     The Omnibus Budget Reconciliation Act of 1993 provides that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution in the "liquidation or other resolution" of such an institution by any receiver.

                      DESCRIPTION OF REGIONS COMMON STOCK


     Regions is authorized to issue 120,000,000 shares of Regions Common Stock, of which 47,533,033 shares were issued, including 2,088,579 treasury shares, as of the Regions Record Date. No other class of stock is authorized.


     Holders of Regions Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore. Dividend payments are subject to certain limitations imposed in Regions' debt instruments. The ability of Regions to pay dividends is affected by the ability of its subsidiary depository institutions to pay dividends, which is limited by applicable regulatory requirements and capital guidelines. At September 30, 1995, under such requirements and guidelines, Regions subsidiary depository institutions had $264 million of undivided profits legally available for the payment of dividends. See "Certain Regulatory Considerations -- Payment of Dividends."

     For a further description of Regions Common Stock, see "Effect of the Merger on Rights of Stockholders."

                             STOCKHOLDER PROPOSALS

     Regions expects to hold its next annual meeting of stockholders after the Merger during April 1997. Under SEC rules proposals of Regions stockholders intended to be presented at that meeting must be received by Regions at its principal executive offices no later than the date specified in Regions' 1996 annual meeting proxy statement.

                                    EXPERTS

     The consolidated financial statements of First National as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, incorporated by reference herein and in the Registration Statement by reference to First National's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1994 consolidated financial statements refers to a change in the accounting for investment securities at December 31, 1993 to adopt the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," refers to a change in the accounting for income taxes in 1993 to adopt the provisions of SFAS No. 109, "Accounting for Income Taxes," and also refers to a change in the accounting for postretirement benefits other than pensions in 1993 to adopt the provisions of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions."

     The restated consolidated financial statements of First National as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994 (giving effect to the acquisition of FF Bancorp, accounted for as a pooling of interests), incorporated by reference herein and in the Registration Statement by reference to First National's Current Report on Form 8-K dated November 21, 1995, have been incorporated by reference herein in reliance upon the reports of KPMG Peat Marwick LLP and Hacker, Johnson, Cohen & Grieb, independent certified public accountants, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1994 restated consolidated financial statements refers to a change in the accounting for investment securities at December 31, 1993 to adopt the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," refers to a change in the accounting for income taxes in 1993 to adopt the provisions of SFAS No. 109, "Accounting for Income Taxes," and also refers to a change in the accounting for postretirement benefits other than pensions in 1993 to adopt the provisions of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions."

     The consolidated financial statements of Regions, incorporated by reference in Regions Annual Report (Form 10-K) for the year ended December 31, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    OPINIONS


     The legality of the shares of Regions Common Stock to be issued in the Merger will be passed upon by Lange, Simpson, Robinson & Somerville, Birmingham, Alabama. Henry E. Simpson, a partner in the law firm of Lange, Simpson, Robinson & Somerville, is a member of the Board of Directors of Regions. As of December 4, 1995, attorneys in the law firm of Lange, Simpson, Robinson & Somerville owned an aggregate of 118,595 shares of Regions Common Stock.


     Certain tax consequences of the transaction have been passed upon by Alston & Bird, Atlanta, Georgia.

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

                                                                      APPENDIX I

                      AGREEMENT AND PLAN OF REORGANIZATION

                                 BY AND BETWEEN

                             FIRST NATIONAL BANCORP

                                      AND

                         REGIONS FINANCIAL CORPORATION

                          DATED AS OF OCTOBER 22, 1995

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
Parties.................................................................................   I-6
Preamble................................................................................   I-6
ARTICLE 1    --  TRANSACTIONS AND TERMS OF MERGER.......................................   I-6
1.1              Merger.................................................................   I-6
1.2              Time and Place of Closing..............................................   I-6
1.3              Effective Time.........................................................   I-7
1.4              Execution of Stock Option Agreement....................................   I-7
ARTICLE 2    --  TERMS OF MERGER........................................................   I-7
2.1              Charter................................................................   I-7
2.2              Bylaws.................................................................   I-7
ARTICLE 3    --  MANNER OF CONVERTING SHARES............................................   I-7
3.1              Conversion of Shares...................................................   I-7
3.2              Anti-Dilution Provisions...............................................   I-7
3.3              Shares Held by First National or Regions...............................   I-7
3.4              Fractional Shares......................................................   I-8
3.5              Conversion of Stock Rights.............................................   I-8
ARTICLE 4    --  EXCHANGE OF SHARES.....................................................   I-9
4.1              Exchange Procedures....................................................   I-9
4.2              Rights of Former First National Stockholders...........................   I-9
ARTICLE 5    --  REPRESENTATIONS AND WARRANTIES OF FIRST NATIONAL.......................  I-10
5.1              Organization, Standing, and Power......................................  I-10
5.2              Authority; No Breach By Agreement......................................  I-10
5.3              Capital Stock..........................................................  I-11
5.4              First National Subsidiaries............................................  I-11
5.5              SEC Filings; Financial Statements......................................  I-11
5.6              Absence of Undisclosed Liabilities.....................................  I-12
5.7              Absence of Certain Changes or Events...................................  I-12
5.8              Tax Matters............................................................  I-12
5.9              Assets.................................................................  I-13
5.10             Environmental Matters..................................................  I-13
5.11             Compliance with Laws...................................................  I-14
5.12             Labor Relations........................................................  I-14
5.13             Employee Benefit Plans.................................................  I-14
5.14             Material Contracts.....................................................  I-16
5.15             Legal Proceedings......................................................  I-16
5.16             Reports................................................................  I-16
5.17             Statements True and Correct............................................  I-17
5.18             Accounting, Tax, and Regulatory Matters................................  I-17
5.19             State Takeover Laws....................................................  I-17
5.20             Charter Provisions.....................................................  I-17
5.21             Derivatives Contracts..................................................  I-17

                                                                                          PAGE
                                                                                          ----
ARTICLE 6    --  REPRESENTATIONS AND WARRANTIES OF REGIONS..............................  I-17
6.1              Organization, Standing, and Power......................................  I-17
6.2              Authority; No Breach By Agreement......................................  I-18
6.3              Capital Stock..........................................................  I-18
6.4              Regions Subsidiaries...................................................  I-18
6.5              SEC Filings; Financial Statements......................................  I-19
6.6              Absence of Undisclosed Liabilities.....................................  I-19
6.7              Absence of Certain Changes or Events...................................  I-19
6.8              Tax Matters............................................................  I-20
6.9              Environmental Matters..................................................  I-20
6.10             Compliance with Laws...................................................  I-20
6.11             Legal Proceedings......................................................  I-21
6.12             Reports................................................................  I-21
6.13             Statements True and Correct............................................  I-21
6.14             Accounting, Tax, and Regulatory Matters................................  I-21
ARTICLE 7..  --  CONDUCT OF BUSINESS PENDING CONSUMMATION...............................  I-22
7.1              Affirmative Covenants of First National................................  I-22
7.2              Negative Covenants of First National...................................  I-22
7.3              Covenants of Regions...................................................  I-23
7.4              Adverse Changes in Condition...........................................  I-24
7.5              Reports................................................................  I-24
ARTICLE 8..  --  ADDITIONAL AGREEMENTS..................................................  I-24
8.1              Registration Statement; Joint Proxy Statement; Stockholder Approvals...  I-24
8.2              Exchange Listing.......................................................  I-24
8.3              Applications...........................................................  I-25
8.4              Filings with State Offices.............................................  I-25
8.5              Agreement as to Efforts to Consummate..................................  I-25
8.6              Investigation and Confidentiality......................................  I-25
8.7              Press Releases.........................................................  I-25
8.8              Certain Actions........................................................  I-25
8.9              Accounting and Tax Treatment...........................................  I-26
8.10             State Takeover Laws....................................................  I-26
8.11             Charter Provisions.....................................................  I-26
8.12             Agreement of Affiliates................................................  I-26
8.13             Employee Benefits and Contracts........................................  I-26
8.14             Indemnification........................................................  I-27
8.15             Certain Modifications..................................................  I-27
8.16             Regions Merger Subsidiary Organization.................................  I-27
ARTICLE 9..  --  CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE......................  I-28
9.1              Conditions to Obligations of Each Party................................  I-28
9.2              Conditions to Obligations of Regions...................................  I-29
9.3              Conditions to Obligations of First National............................  I-29
ARTICLE 10 --    TERMINATION............................................................  I-30
10.1             Termination............................................................  I-30
10.2             Effect of Termination..................................................  I-32
10.3             Non-Survival of Representations and Covenants..........................  I-32

                                                                                          PAGE
                                                                                          ----
ARTICLE 11   --  MISCELLANEOUS..........................................................  I-33
11.1             Definitions............................................................  I-33
11.2             Expenses...............................................................  I-38
11.3             Brokers and Finders....................................................  I-38
11.4             Entire Agreement.......................................................  I-39
11.5             Amendments.............................................................  I-39
11.6             Waivers................................................................  I-39
11.7             Assignment.............................................................  I-39
11.8             Notices................................................................  I-39
11.9             Governing Law..........................................................  I-40
11.10            Counterparts...........................................................  I-40
11.11            Captions...............................................................  I-40
11.12            Interpretations........................................................  I-40
11.13            Enforcement of Agreement...............................................  I-41
11.14            Severability...........................................................  I-41
Signatures..............................................................................  I-41

                                LIST OF EXHIBITS

EXHIBIT
NUMBER                 DESCRIPTION
------  ------------------------------------------
  1.    Form of Stock Option Agreement. (sec. 1.4).
  2.    Form of Plan of Merger. (sec. 1.1).
  3.    Form of Affiliate Agreement.
        (sec.sec.8.13, 9.2(e))

                      AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of October 22, 1995, by and between FIRST NATIONAL BANCORP ("First National"), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Gainesville, Georgia; and REGIONS FINANCIAL CORPORATION ("Regions"), a corporation organized and existing under the laws of the State of Delaware, with its principal office located in Birmingham, Alabama.

                                    PREAMBLE

     The Boards of Directors of First National and Regions are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective stockholders. This Agreement provides for the acquisition of First National by Regions pursuant to the merger of First National with and into a wholly owned subsidiary of Regions to be organized under the laws of the State of Georgia ("Regions Merger Subsidiary"). At the effective time of such merger, the outstanding shares of the capital stock of First National shall be converted into shares of the common stock of Regions (except as provided herein). As a result, stockholders of First National shall become stockholders of Regions and Regions Merger Subsidiary shall continue to conduct the business and operations of First National as a wholly owned subsidiary of Regions. The transactions described in this Agreement are subject to the approvals of the stockholders of First National, the stockholders of Regions, the Board of Governors of the Federal Reserve System, the Office of Thrift Supervision, the Georgia Department of Banking and Finance, and the Florida Department of Banking and Finance, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and for accounting purposes shall qualify for treatment as a pooling of interests.

     Immediately after the execution and delivery of this Agreement, as a condition and inducement to Regions' willingness to enter into this Agreement, First National and Regions are entering into a stock option agreement (the "Stock Option Agreement"), in substantially the form of Exhibit 1, pursuant to which First National is granting to Regions an option to purchase shares of First National common stock.

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

                                   ARTICLE 1

                        TRANSACTIONS AND TERMS OF MERGER

     1.1 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, First National shall be merged with and into Regions Merger Subsidiary in accordance with the provisions of Section 14-2-1101 of the GBCC and with the effect provided in Section 14-2-1106 of the GBCC (the "Merger"). Regions Merger Subsidiary shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Georgia. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of First National and Regions, and the Plan of Merger, in substantially the form of
Exhibit 2, which has been approved and adopted by the Board of Directors of First National and will be approved and adopted by the Board of Directors of Regions Merger Subsidiary upon its organization.

     1.2 TIME AND PLACE OF CLOSING. The Closing will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree. The place of Closing shall be at such location as may be mutually agreed upon by the Parties.

     1.3 EFFECTIVE TIME. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Georgia Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Georgia (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers or chief financial officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on or before the tenth business day (as designated by Regions) following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the stockholders of Regions and First National approve the matters relating to this Agreement and the Plan of Merger required to be approved by such stockholders by applicable Law.

     1.4 EXECUTION OF STOCK OPTION AGREEMENT. Immediately after the execution of this Agreement and as a condition thereto, First National is executing and delivering to Regions the Stock Option Agreement.

                                   ARTICLE 2

                                TERMS OF MERGER

     2.1 CHARTER. The Articles of Incorporation of Regions Merger Subsidiary in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed.

     2.2 BYLAWS. The Bylaws of Regions Merger Subsidiary in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

                                   ARTICLE 3

                          MANNER OF CONVERTING SHARES

     3.1 CONVERSION OF SHARES. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Regions or First National, or the stockholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of Regions Merger Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (c) Each share of First National Common Stock (excluding shares held by any First National Company or any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for .76 of a share of Regions Common Stock (subject to adjustment pursuant to Section 10.1(h) of this Agreement, the "Exchange Ratio").

     3.2 ANTI-DILUTION PROVISIONS. In the event Regions changes the number of shares of Regions Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     3.3 SHARES HELD BY FIRST NATIONAL OR REGIONS. Each of the shares of First National Common Stock held by any First National Company or by any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of shares of First National Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time. The market value of one share of Regions Common Stock at the Effective Time shall be the closing price of such common stock on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Regions) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

     3.5 CONVERSION OF STOCK RIGHTS. (a) At the Effective Time, each award, option, or other right to purchase or acquire shares of First National Common Stock pursuant to stock options, stock appreciation rights, or stock awards ("First National Rights") granted by First National under the First National Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Regions Common Stock, and Regions shall assume each First National Right, in accordance with the terms of the First National Stock Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) Regions and its Compensation Committee shall be substituted for First National and the Committee of First National's Board of Directors (including, if applicable, the entire Board of Directors of First National) administering such First National Stock Plan, (ii) each First National Right assumed by Regions may be exercised solely for shares of Regions Common Stock (or cash in the case of stock appreciation rights), (iii) the number of shares of Regions Common Stock subject to such First National Right shall be equal to the number of shares of First National Common Stock subject to such First National Right immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iv) the per share exercise price (or similar threshold price, in the case of stock awards) under each such First National Right shall be adjusted by dividing the per share exercise (or threshold) price under each such First National Right by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (iii) of the preceding sentence, Regions shall not be obligated to issue any fraction of a share of Regions Common Stock upon exercise of First National Rights and any fraction of a share of Regions Common Stock that otherwise would be subject to a converted First National Right shall represent the right to receive a cash payment equal to the product of such fraction and the difference between the market value of one share of Regions Common Stock and the per share exercise price of such Right. The market value of one share of Regions Common Stock shall be the closing price of such common stock on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Regions) on the last trading day preceding the Effective Time. In addition, notwithstanding the provisions of clauses (iii) and (iv) of the first sentence of this Section 3.5, each First National Right which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. Regions agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.5.

     (b) As soon as reasonably practicable after the Effective Time, Regions shall deliver to the participants in each First National Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants pursuant to such First National Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.5(a) after giving effect to the Merger), and Regions shall comply with the terms of each First National Stock Plan to ensure, to the extent required by, and subject to the provisions of, such First National Stock Plan, that First National Rights which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, Regions shall take all corporate action necessary to reserve for issuance sufficient shares of Regions Common Stock for delivery upon exercise of First National Rights assumed by it in accordance with this Section 3.5. As soon as reasonably practicable after the Effective Time, Regions shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Regions Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under
Section 16(a) of the Exchange Act, where applicable, Regions shall administer the First National Stock Plan assumed pursuant to this Section 3.5 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the First National Stock Plan complied with such rule prior to the Merger.

     (c) All restrictions or limitations on transfer with respect to First National Common Stock awarded under the First National Stock Plans or any other plan, program, or arrangement of any First National Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of Regions Common Stock into which such restricted stock is converted pursuant to Section 3.1 of this Agreement.

                                   ARTICLE 4

                               EXCHANGE OF SHARES

     4.1 EXCHANGE PROCEDURES. Promptly after the Effective Time, Regions and First National shall cause the exchange agent selected by Regions (the "Exchange Agent") to mail to the former stockholders of First National appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of First National Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of First National Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.4 of this Agreement, each holder of shares of First National Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Regions Common Stock to which such holder may be otherwise entitled (without interest). Regions shall not be obligated to deliver the consideration to which any former holder of First National Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of First National Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of First National Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the Surviving Corporation nor the Exchange Agent shall be liable to a holder of First National Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

     4.2 RIGHTS OF FORMER FIRST NATIONAL STOCKHOLDERS. At the Effective Time, the stock transfer books of First National shall be closed as to holders of First National Common Stock immediately prior to the Effective Time and no transfer of First National Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of First National Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.4 of this Agreement in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by First National in respect of such shares of First National Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by Law, former stockholders of record of First National shall be entitled to vote after the Effective Time at any meeting of Regions stockholders the number of whole shares of Regions Common Stock into which their respective shares of First National Common Stock are converted, regardless of whether such holders have exchanged their certificates representing First National Common Stock for certificates representing Regions Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Regions on the Regions Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but beginning 30 days after the Effective Time no dividend or other distribution payable to the holders of record of Regions Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of First National Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in
Section 4.1 of this Agreement. However, upon surrender of such First National Common Stock certificate, both the Regions Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                   ARTICLE 5

                REPRESENTATIONS AND WARRANTIES OF FIRST NATIONAL

     Except as set forth in the First National Disclosure Memorandum, First National hereby represents and warrants to Regions as follows:

     5.1 ORGANIZATION, STANDING, AND POWER. First National is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its material Assets. First National is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First National.

     5.2 AUTHORITY; NO BREACH BY AGREEMENT. (a) First National has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and the Plan of Merger, as appropriate, and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of First National, subject to the approval of this Agreement and the Plan of Merger by the holders of a majority of the outstanding shares of First National Common Stock, which is the only stockholder vote required for approval of this Agreement and the Plan of Merger and consummation of the Merger by First National. Subject to such requisite stockholder approval, this Agreement and the Plan of Merger represent legal, valid, and binding obligations of First National, enforceable against First National in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement or the Plan of Merger by First National, nor the consummation by First National of the transactions contemplated hereby or thereby, nor compliance by First National with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of First National's Articles of Incorporation or Bylaws, or, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any First National Company under, any Contract or Permit of any First National Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First National, or, (iii) subject to receipt of the requisite Consents referred to in

Section 9.1(b) of this Agreement, violate any Law or Order applicable to any First National Company or any of their respective material Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First National, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by First National of the Merger and the other transactions contemplated in this Agreement and the Plan of Merger.

     5.3 CAPITAL STOCK. (a) The authorized capital stock of First National consists of 30,000,000 shares of First National Common Stock, of which 20,548,917 shares are issued and outstanding as of the date of this Agreement and not more than 21,001,539 shares will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of First National Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable under the GBCC. None of the outstanding shares of First National Common Stock has been issued in violation of any preemptive rights of the current or past stockholders of First National.

     (b) Except as set forth in Section 5.3(a) of this Agreement, or as provided pursuant to the Stock Option Agreement, there are no shares of capital stock or other equity securities of First National outstanding and no outstanding Rights relating to the capital stock of First National.

     5.4  FIRST NATIONAL SUBSIDIARIES.  First National has disclosed in Section
5.4 of the First National Disclosure Memorandum all of the First National Subsidiaries as of the date of this Agreement. First National or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each First National Subsidiary. No equity securities of any First National Subsidiary are or may become required to be issued (other than to another First National Company) by reason of any Rights, and there are no Contracts by which any First National Subsidiary is bound to issue (other than to another First National Company) additional shares of its capital stock or Rights or by which any First National Company is or may be bound to transfer any shares of the capital stock of any First National Subsidiary (other than to another First National Company). There are no Contracts relating to the rights of any First National Company to vote or to dispose of any shares of the capital stock of any First National Subsidiary. All of the shares of capital stock of each First National Subsidiary held by a First National Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the First National Company free and clear of any Lien. Each First National Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each First National Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First National. Each First National Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or Savings Association Insurance Fund.

     5.5 SEC FILINGS; FINANCIAL STATEMENTS. (a) First National has filed and made available to Regions all forms, reports, and documents required to be filed by First National with the SEC since December 31, 1991 (collectively, the "First National SEC Reports"). The First National SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such First National SEC Reports or necessary in order to make the statements in such First National SEC Reports, in light of the circumstances under which they were made, not misleading. Except for First National Subsidiaries that are registered as a broker, dealer, or investment advisor, none of First National's Subsidiaries is required to file any forms, reports, or other documents with the SEC.

     (b) Each of the First National Financial Statements (including, in each case, any related notes) contained in the First National SEC Reports, including any First National SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements, or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented the consolidated financial position of First National and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     5.6 ABSENCE OF UNDISCLOSED LIABILITIES. To the Knowledge of First National, no First National Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First National, except Liabilities which are accrued or reserved against in the consolidated balance sheets of First National as of June 30, 1995 included in the First National Financial Statements or reflected in the notes thereto. No First National Company has incurred or paid any Liability since June 30, 1995, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First National.

     5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 1995, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First National, and (ii) the First National Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of First National provided in Article 7 of this Agreement.

     5.8 TAX MATTERS. (a) All Tax Returns required to be filed by or on behalf of any of the First National Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1994, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on First National, and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on First National, except as reserved against in the First National Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

     (b) None of the First National Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

     (c) Adequate provision for any Taxes due or to become due for any of the First National Companies for the period or periods through and including the date of the respective First National Financial Statements has been made and is reflected on such First National Financial Statements.

     (d) Deferred Taxes of the First National Companies have been adequately provided for in the First National Financial Statements.

     (e) Each of the First National Companies is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such

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

records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First National.

     (f) None of the First National Companies has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

     (g) There are no Liens with respect to Taxes upon any of the assets of the First National Companies.

     (h) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the First National Companies that occurred during or after any Taxable Period in which the First National Companies incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1994.

     (i) No First National Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

     (j) All material elections with respect to Taxes affecting the First National Companies as of the date of this Agreement have been or will be timely made as set forth in Section 5.8 of the First National Disclosure Memorandum. After the date hereof, no election with respect to Taxes will be made without the prior written consent of Regions, which consent will not be unreasonably withheld.

     (k) No First National Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

     5.9 ASSETS. The First National Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All tangible properties used in the businesses of the First National Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with First National's past practices. All Assets which are material to First National's business on a consolidated basis, held under leases or subleases by any of the First National Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The First National Companies currently maintain insurance similar in amounts, scope, and coverage to that maintained by other peer banking organizations. None of the First National Companies has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under such policies of insurance and no notices have been given by any First National Company under such policies. The Assets of the First National Companies include all Assets required to operate the business of the First National Companies as presently conducted.

     5.10 ENVIRONMENTAL MATTERS. (a) To the Knowledge of First National, each First National Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First National.

     (b) There is no Litigation pending, or, to the Knowledge of First National, threatened before any court, governmental agency, or authority or other forum in which any First National Company or any of its Loan Properties or Participation Facilities (or any First National Company in respect of any such Loan Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving any of its Loan Properties or Participation Facilities, except for such

Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First National.

     (c) To the Knowledge of First National, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First National.

     (d) To the Knowledge of First National, there have been no releases of Hazardous Material in, on, under, or affecting any Participation Facility or Loan Property of a First National Company, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First National.

     5.11 COMPLIANCE WITH LAWS. First National is duly registered as a bank holding company under the BHC Act and as a savings and loan holding company under the HOLA. Each First National Company has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First National, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First National. None of the First National Companies:

          (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First National; and

          (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any First National Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First National, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First National, or (iii) requiring any First National Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     5.12 LABOR RELATIONS. No First National Company is the subject of any Litigation asserting that it or any other First National Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other First National Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any First National Company, pending or threatened, or to the Knowledge of First National, is there any activity involving any First National Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     5.13  EMPLOYEE BENEFIT PLANS.  (a) First National has disclosed in Section
5.13 of the First National Disclosure Memorandum, and has delivered or made available to Regions prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any First National Company or ERISA Affiliate (as defined below) thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "First National Benefit Plans"). Any of the First National Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "First National ERISA Plan." Each First National ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "First National Pension Plan." No First National Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

     (b) All First National Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First National, and each First National ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and First National is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of First National, no First National Company has engaged in a transaction with respect to any First National Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any First National Company to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First National.

     (c) No First National Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any First National Pension Plan, (ii) no change in the actuarial assumptions with respect to any First National Pension Plan, and (iii) no increase in benefits under any First National Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First National or materially adversely affect the funding status of any such plan. Neither any First National Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any First National Company, or the single-employer plan of any entity which is considered one employer with First National under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of
Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on First National. No First National Company has provided, or is required to provide, security to a First National Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

     (d) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any First National Company with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on First National. No First National Company has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on First National. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any First National Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

     (e) No First National Company has any Liability for retiree health and life benefits under any of the First National Benefit Plans and there are no restrictions on the rights of such First National Company to amend or terminate any such Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on First National.

     (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any First National Company from any First National Company under any First National Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any First National Benefit Plan, or (iii) result in any acceleration of the time

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

of payment or vesting of any such benefit, where such payment, increase, or acceleration is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First National.

     (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any First National Company and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the First National Financial Statements to the extent required by and in accordance with GAAP.

     5.14 MATERIAL CONTRACTS. None of the First National Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $100,000, (ii) any Contract relating to the borrowing of money by any First National Company or the guarantee by any First National Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by First National with the SEC as of the date of this Agreement that has not been filed as an exhibit to First National's Form 10-K filed for the fiscal year ended December 31, 1994, or in another SEC Document and identified to Regions (together with all Contracts referred to in Sections 5.8 and 5.13(a) of this Agreement, the "First National Contracts"). With respect to each First National Contract: (i) the Contract is in full force and effect; (ii) no First National Company is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First National; (iii) no First National Company has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of First National, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First National, or has repudiated or waived any material provision thereunder. Except for Federal Home Loan Bank advances, all of the indebtedness of any First National Company for money borrowed is prepayable at any time by such First National Company without penalty or premium.

     5.15 LEGAL PROCEEDINGS. (a) There is no Litigation instituted or pending, or, to the Knowledge of First National, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any First National Company, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First National, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any First National Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First National.

     (b) Section 5.15(b) of the First National Disclosure Memorandum includes a summary report of all Litigation as of the date of this Agreement to which any First National Company is a party and which names a First National Company as a defendant or cross-defendant and where the maximum exposure is estimated to be $100,000 or more.

     5.16 REPORTS. Since January 1, 1992, or the date of organization if later, each First National Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First National). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     5.17 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by any First National Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Regions with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any First National Company or any Affiliate thereof for inclusion in the Joint Proxy Statement to be mailed to Regions' and First National's stockholders in connection with the Stockholders' Meetings, and any other documents to be filed by a First National Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement, when first mailed to the stockholders of Regions and First National, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meetings. All documents that any First National Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     5.18 ACCOUNTING, TAX, AND REGULATORY MATTERS. No First National Company or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in
Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

     5.19 STATE TAKEOVER LAWS. Each First National Company has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable "moratorium," "control share," "fair price," "business combination," or other anti-takeover laws and regulations of the State of Georgia (collectively, "Takeover Laws"), including Sections 14-2-1111 and 14-2-1132 of the GBCC.

     5.20 CHARTER PROVISIONS. Each First National Company has taken all action so that the entering into of this Agreement and the Plan of Merger and the consummation of the Merger and the other transactions contemplated by this Agreement and the Plan of Merger do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any First National Company or restrict or impair the ability of Regions or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any First National Company that may be directly or indirectly acquired or controlled by it.

     5.21 DERIVATIVES CONTRACTS. Neither First National nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheet which is a financial derivative contract (including various combinations thereof).

                                   ARTICLE 6

                   REPRESENTATIONS AND WARRANTIES OF REGIONS

     Regions hereby represents and warrants to First National as follows:

     6.1 ORGANIZATION, STANDING, AND POWER. Regions is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its material Assets. Regions is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.2 AUTHORITY; NO BREACH BY AGREEMENT. (a) Regions has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Regions, subject to the approval of the issuance of the shares of Regions Common Stock pursuant to the Merger by a majority of the votes cast at the Regions Stockholders' Meeting by holders of shares of Regions Common Stock, which is the only stockholder vote required for the consummation of the Merger by Regions. Subject to such requisite stockholder approval, this Agreement represents a legal, valid, and binding obligation of Regions, enforceable against Regions in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by Regions, nor the consummation by Regions of the transactions contemplated hereby, nor compliance by Regions with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Regions' Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Regions Company under, any Contract or Permit of any Regions Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Regions Company or any of their respective material Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Regions of the Merger and the other transactions contemplated in this Agreement.

     6.3 CAPITAL STOCK. The authorized capital stock of Regions consists of 120,000,000 shares of Regions Common Stock, of which 45,397,944 shares were issued and outstanding and 1,474,579 shares were held as treasury shares as of June 30, 1995. All of the issued and outstanding shares of Regions Common Stock are, and all of the shares of Regions Common Stock to be issued in exchange for shares of First National Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of Regions Common Stock has been, and none of the shares of Regions Common Stock to be issued in exchange for shares of First National Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of Regions.

     6.4 REGIONS SUBSIDIARIES. Regions has disclosed in Section 6.4 of the Regions Disclosure Memorandum all of the Regions Subsidiaries as of the date of this Agreement. Except as disclosed in Section 6.4 of the Regions Disclosure Memorandum, Regions or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each Regions Subsidiary. No equity securities of any Regions Subsidiary are or may become required to be issued (other than to another Regions Company) by reason of any Rights, and there are no Contracts by which any Regions Subsidiary is bound to issue (other than to another Regions Company) additional shares of its capital stock or Rights or by which any Regions Company is or may be bound to transfer any shares of the capital stock of any Regions Subsidiary (other than to another Regions Company). There are no Contracts relating to the rights of any Regions Company to vote or to dispose of any shares of the capital stock of any Regions Subsidiary. All of the shares of capital stock of each Regions Subsidiary held by a Regions Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Regions Company free and clear of any Lien. Each Regions Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Regions Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. Each Regions Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or Savings Association Insurance Fund.

     6.5 SEC FILINGS; FINANCIAL STATEMENTS. (a) Regions has filed and made available to First National all forms, reports, and documents required to be filed by Regions with the SEC since December 31, 1991, other than registration statements on Forms S-4 and S-8 (collectively, the "Regions SEC Reports"). The Regions SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Regions SEC Reports or necessary in order to make the statements in such Regions SEC Reports, in light of the circumstances under which they were made, not misleading.

     (b) Each of the Regions Financial Statements (including, in each case, any related notes) contained in the Regions SEC Reports, including any Regions SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented the consolidated financial position of Regions and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     6.6  ABSENCE OF UNDISCLOSED LIABILITIES.  Except as disclosed in Section
6.6 of the Regions Disclosure Memorandum, and to the Knowledge of Regions, no Regions Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Regions as of June 30, 1995 included in the Regions Financial Statements or reflected in the notes thereto. Except as disclosed in Section 6.6 of the Regions Disclosure Memorandum, no Regions Company has incurred or paid any Liability since June 30, 1995, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 1995, except as disclosed in the Regions Financial Statements delivered prior to the date of this Agreement or in Section 6.7 of the Regions Disclosure Memorandum, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, and (ii) the Regions Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Regions provided in Article 7 of this Agreement.

     6.8 TAX MATTERS. (a) All Tax Returns required to be filed by or on behalf of any of the Regions Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1994, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Regions, and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Regions, except as reserved against in the Regions Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

     (b) Adequate provision for any Taxes due or to become due for any of the Regions Companies for the period or periods through and including the date of the respective Regions Financial Statements has been made and is reflected on such Regions Financial Statements.

     (c) Deferred Taxes of the Regions Companies have been adequately provided for in the Regions Financial Statements.

     6.9 ENVIRONMENTAL MATTERS. (a) To the Knowledge of Regions, each Regions Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     (b) There is no Litigation pending, or, to the Knowledge of Regions, threatened before any court, governmental agency, or authority or other forum in which any Regions Company or any of its Loan Properties or Participation Facilities (or any Regions Company in respect of any such Loan Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     (c) To the Knowledge of Regions, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     (d) To the Knowledge of Regions, there have been no releases of Hazardous Material in, on, under, or affecting any Participation Facility or Loan Property of a Regions Company, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.10 COMPLIANCE WITH LAWS. Regions is duly registered as a bank holding company under the BHC Act and as a savings and loan holding company under the HOLA. Each Regions Company has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. No Regions Company:

          (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions; and

          (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Regions Company is not in compliance with any of the Laws or Orders which such governmental authority or

     Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, or (iii) requiring any Regions Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     6.11 LEGAL PROCEEDINGS. There is no Litigation instituted or pending, or, to the Knowledge of Regions, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Regions Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Regions Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.12 REPORTS. Since January 1, 1992, or the date of organization if later, each Regions Company has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     6.13 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Regions with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof for inclusion in the Joint Proxy Statement to be mailed to Regions' and First National's stockholders in connection with the Stockholders' Meetings, and any other documents to be filed by any Regions Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement, when first mailed to the stockholders of Regions and First National, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meetings. All documents that any Regions Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     6.14 ACCOUNTING, TAX, AND REGULATORY MATTERS. No Regions Company or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in
Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

                                   ARTICLE 7

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

     7.1 AFFIRMATIVE COVENANTS OF FIRST NATIONAL. Unless the prior written consent of Regions shall have been obtained, and except as otherwise expressly contemplated herein, First National shall and shall cause each of its Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course, (ii) preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use its reasonable efforts to maintain its current employee relationships, and (iv) take no action which would (a) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement, or (b) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

     7.2 NEGATIVE COVENANTS OF FIRST NATIONAL. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, First National covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer or chief financial officer of Regions:

          (a) amend the Articles of Incorporation, Bylaws, or other governing instruments of any First National Company, or

          (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a First National Company to another First National Company) in excess of an aggregate of $250,000 (for the First National Companies on a consolidated basis) except in the ordinary course of the business of First National Subsidiaries consistent with past practices (which shall include, for First National Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any First National Company of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the First National Disclosure Memorandum); or

          (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any First National Company, or declare or pay any dividend or make any other distribution in respect of First National's capital stock, provided that First National may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay regular quarterly cash dividends on the shares of First National Common Stock at a rate of $.2150 per share with such increases and usual and regular record and payment dates in accordance with past practice disclosed in Section 7.2(c) of the First National Disclosure Memorandum and such dates may not be changed without the prior written consent of Regions; provided, that, notwithstanding the provisions of Section 1.3 of this Agreement, the Parties shall cooperate in selecting the Effective Time to ensure that, with respect to the quarterly period in which the Effective Time occurs, the holders of First National Common Stock do not receive both a dividend in respect of their First National Common Stock and a dividend in respect of Regions Common Stock or fail to receive any dividend; or

          (d) except for this Agreement, or pursuant to the Stock Option Agreement or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of First National Common Stock or any other capital stock of any First National Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

          (e) adjust, split, combine, or reclassify any capital stock of any First National Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of First National Common Stock, or sell, lease, mortgage, or otherwise dispose of or otherwise encumber (x) any shares of capital stock of any First National Subsidiary (unless any such shares of stock are sold or otherwise transferred to another First National Company) or (y) any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

          (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned First National Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

          (g) grant any increase in compensation or benefits to the employees or officers of any First National Company, except in accordance with past practice disclosed in Section 7.2(g) of the First National Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement; enter into or amend any severance agreements with officers of any First National Company; grant any material increase in fees or other increases in compensation or other benefits to directors of any First National Company except in accordance with past practice disclosed in Section 7.2(g) of the First National Disclosure Memorandum; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

          (h) enter into or amend any employment Contract between any First National Company and any Person (unless such amendment is required by Law) that the First National Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

          (i) adopt any new employee benefit plan of any First National Company or make any material change in or to any existing employee benefit plans of any First National Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

          (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

          (k) commence any Litigation other than in accordance with past practice or settle any Litigation involving any Liability of any First National Company for material money damages or restrictions upon the operations of any First National Company; or

          (l) except in the ordinary course of business, modify, amend, or terminate any material Contract or waive, release, compromise, or assign any material rights or claims.

     7.3 COVENANTS OF REGIONS. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Regions covenants and agrees that it shall (i) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the Regions Common Stock and the business prospects of the Regions Companies, and (ii) take no action which would (a) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement, or (b) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any Regions Company from discontinuing or disposing of any of its Assets or business if such action is, in the judgment of Regions, desirable in the conduct of the business of Regions and its Subsidiaries.

     7.4 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     7.5 REPORTS. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                   ARTICLE 8

                             ADDITIONAL AGREEMENTS

     8.1  REGISTRATION STATEMENT; JOINT PROXY STATEMENT; STOCKHOLDER
APPROVALS. As soon as reasonably practicable after execution of this Agreement, Regions shall file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act (provided that the Parties shall cooperate to cause the Registration Statement to be declared effective and the Joint Proxy Statement to be mailed to the Parties' respective stockholders at such time as will afford the Parties the maximum opportunity to purchase shares of Regions Common Stock or First National Common Stock in the open market) and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Regions Common Stock upon consummation of the Merger. First National shall furnish all information concerning it and the holders of its capital stock as Regions may reasonably request in connection with such action. First National shall call a Stockholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and the Plan of Merger and such other related matters as it deems appropriate. Regions shall call a Stockholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon the issuance of shares of Regions Common Stock pursuant to the Merger and such other related matters as it deems appropriate. In connection with the Stockholders' Meetings, (i) Regions and First National shall prepare and file with the SEC a Joint Proxy Statement and mail such Joint Proxy Statement to their respective stockholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Joint Proxy Statement, (iii) the Boards of Directors of Regions and First National shall recommend (subject to compliance with their fiduciary duties as advised by counsel) to their respective stockholders the approval of the matters submitted for approval, and (iv) the Boards of Directors and officers of Regions and First National shall (subject to compliance with their fiduciary duties as advised by counsel) use their reasonable efforts to obtain such stockholders' approvals.

     8.2 EXCHANGE LISTING. Regions shall use its reasonable efforts to list, prior to the Effective Time, on the Nasdaq NMS, subject to official notice of issuance, the shares of Regions Common Stock to be issued to the holders of First National Common Stock pursuant to the Merger.

     8.3 APPLICATIONS. Regions shall promptly prepare and file, and First National shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.

     8.4 FILINGS WITH STATE OFFICES. Upon the terms and subject to the conditions of this Agreement, Regions Merger Subsidiary shall execute and file the Georgia Certificate of Merger with the Secretary of State of the State of Georgia in connection with the Closing.

     8.5 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. The Parties shall cooperate and take all reasonable effort to prevent Regions from becoming an interstate multiple savings and loan holding company as a result of the Merger. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     8.6 INVESTIGATION AND CONFIDENTIALITY. (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and, after November 1, 1995, shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

     (b) In addition to the Parties' respective obligations under the Confidentiality Agreements, each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

     (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

     8.7 PRESS RELEASES. Prior to the Effective Time, Regions and First National shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section
8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     8.8 CERTAIN ACTIONS. Except with respect to this Agreement and the Plan of Merger and the transactions contemplated hereby or thereby, no First National Company nor any Affiliate thereof nor any Representatives thereof retained by any First National Company shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of First National's Board of Directors as advised by counsel, no First National Company or any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but First National may communicate information about such an Acquisition Proposal to its stockholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. First National shall promptly notify Regions orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. First National shall (i) immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause of all its Representatives not to engage in any of the foregoing.

     8.9 ACCOUNTING AND TAX TREATMENT. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a pooling of interests for accounting purposes or as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code for federal income tax purposes.

     8.10 STATE TAKEOVER LAWS. Each First National Company shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws, including Sections 14-2-1111 and 14-2-1132 of the GBCC.

     8.11 CHARTER PROVISIONS. Each First National Company shall take all necessary action to ensure that the entering into of this Agreement and the Plan of Merger and the consummation of the Merger and the other transactions contemplated hereby or thereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any First National Company or restrict or impair the ability of Regions or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any First National Company that may be directly or indirectly acquired or controlled by it.

     8.12  AGREEMENT OF AFFILIATES.  First National has disclosed in Section
8.12 of the First National Disclosure Memorandum each Person whom it reasonably believes is an "affiliate" of First National for purposes of Rule 145 under the 1933 Act. First National shall use its reasonable efforts to cause each such Person to deliver to Regions not later than 30 days prior to the Effective Time, a written agreement, in substantially the form of Exhibit 3, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of First National Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Regions Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as financial results covering at least 30 days of combined operations of Regions and First National have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. Shares of Regions Common Stock issued to such affiliates of First National in exchange for shares of First National Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of Regions and First National have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this
Section 8.12 (and Regions shall be entitled to place restrictive legends upon certificates for shares of Regions Common Stock issued to affiliates of First National pursuant to this Agreement to enforce the provisions of this Section 8.12). Regions shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Regions Common Stock by such affiliates.

     8.13 EMPLOYEE BENEFITS AND CONTRACTS. Following the Effective Time, but in no event earlier than the consolidation of First National's banking Subsidiaries with Regions' banking Subsidiaries located in the same states, Regions shall provide generally to officers and employees of the First National Companies, who at or after the Effective Time become employees of a Regions Company, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions Common Stock except as set forth in this Section 8.13), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Regions Companies to their similarly situated officers and employees. For purposes of participation and vesting (but not accrual of benefits) under such employee benefit plans, (i) service under any qualified defined benefit plans of First National should be treated as service under Regions' qualified defined benefit plans, (ii) service under any qualified defined contribution plans of First National shall be treated as service under Regions' qualified defined contribution plans, and (iii) service under any other employee benefit plans of First National shall be treated as service under any similar employee benefit plans maintained by Regions. Regions also shall cause First National and its Subsidiaries to honor on terms reasonably agreed upon by the Parties all employment, severance, consulting, and other compensation Contracts disclosed in
Section 8.13 of the First National Disclosure Memorandum to Regions between any First National Company and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the First National Benefit Plans.

     8.14 INDEMNIFICATION. (a) Regions shall indemnify, defend, and hold harmless the present and former directors, officers, employees, and agents of the First National Companies (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the full extent permitted under Georgia Law and by First National's Articles of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation. Without limiting the foregoing, in any case in which approval by Regions is required to effectuate any indemnification, Regions shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Regions and the Indemnified Party.

     (b) If Regions or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Regions shall assume the obligations set forth in this Section 8.14.

     (c) The provisions of this Section 8.14 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

     8.15 CERTAIN MODIFICATIONS. Regions and First National shall consult with respect to their loan, litigation, and real estate valuation policies and practices (including loan classifications and levels of reserves) and First National shall make such modifications or changes to its policies and practices, if any, prior to the Effective Time, as may be mutually agreed upon. Regions and First National also shall consult with respect to the character, amount, and timing of restructuring and Merger-related expense charges to be taken by each of the Parties in connection with the transactions contemplated by this Agreement and the Plan of Merger and shall take such charges in accordance with GAAP, prior to the Effective Time, as may be mutually agreed upon by the Parties. Neither Parties' representations, warranties, and covenants contained in this Agreement shall be deemed to be inaccurate or breached in any respect as a consequence of any modifications or charges undertaken solely on account of this Section 8.15.

     8.16 REGIONS MERGER SUBSIDIARY ORGANIZATION. Regions shall organize Regions Merger Subsidiary under the Laws of the State of Georgia. Prior to the Effective Time, the outstanding capital stock of Regions Merger Subsidiary shall consist of 1,000 shares of Regions Merger Subsidiary Common Stock, all of which shares shall be owned by Regions. Prior to the Effective Time, Regions Merger Subsidiary shall not (i) conduct any business operations whatsoever or (ii) enter into any Contract or agreement of any kind, acquire any assets or incur any Liability, except as may be specifically contemplated by this Agreement or the Plan of Merger or as the Parties may otherwise agree. Regions, as the sole stockholder of Regions Merger Subsidiary, shall vote prior to the Effective Time the shares of Regions Merger Subsidiary Common Stock in favor of the Plan of Merger.

                                   ARTICLE 9

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and the Plan of Merger and to consummate the Merger and the other transactions contemplated hereby and thereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

          (a) STOCKHOLDER APPROVALS. The stockholders of First National shall have approved this Agreement and the Plan of Merger, and the consummation of the transactions contemplated hereby and thereby, including the Merger, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the NASD. The stockholders of Regions shall have approved the issuance of shares of Regions Common Stock pursuant to the Merger, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the NASD.

          (b) REGULATORY APPROVALS. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of Regions would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Regions would not, in its reasonable judgment, have entered into this Agreement.

          (c) CONSENTS AND APPROVALS. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.

          (d) LEGAL PROCEEDINGS. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement or the Plan of Merger.

          (e) REGISTRATION STATEMENT. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Regions Common Stock issuable pursuant to the Merger shall have been received.

          (f) EXCHANGE LISTING. The shares of Regions Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq NMS, subject to official notice of issuance.

          (g) TAX MATTERS. Each Party shall have received a written opinion or opinions from Alston & Bird in a form reasonably satisfactory to such Parties (the "Tax Opinion"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (ii) the exchange in the Merger of First National Common Stock for Regions Common Stock will not give rise to gain or loss to the stockholders of First National with respect to such exchange (except to the extent of any cash received). In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of First National and Regions reasonably satisfactory in form and substance to such counsel.

          (h) POOLING LETTER. Each of the Parties shall have received a letter, dated as of the Effective Time, in form and substance reasonably acceptable to such Party, from Ernst & Young LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment.

     9.2 CONDITIONS TO OBLIGATIONS OF REGIONS. The obligations of Regions to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Regions pursuant to Section 11.6(a) of this Agreement:

          (a) REPRESENTATIONS AND WARRANTIES. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of First National set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of First National set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of First National set forth in Sections 5.18, 5.19, and 5.20 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of First National set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.18, 5.19, and 5.20) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on First National; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of First National or to a matter being "known" by First National shall be deemed not to include such qualifications.

          (b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of First National to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c) CERTIFICATES. First National shall have delivered to Regions (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by First National's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement and the Plan of Merger, and the consummation of the transactions contemplated hereby and thereby, all in such reasonable detail as Regions and its counsel shall request.

          (d) AFFILIATE AGREEMENTS. Regions shall have received from each affiliate of First National the affiliates agreement referred to in Section
     8.12 of this Agreement, to the extent necessary to assure in the reasonable judgment of Regions that the transactions contemplated hereby will qualify for pooling-of-interests accounting treatment.

     9.3 CONDITIONS TO OBLIGATIONS OF FIRST NATIONAL. The obligations of First National to perform this Agreement and the Plan of Merger and consummate the Merger and the other transactions contemplated hereby and thereby are subject to the satisfaction of the following conditions, unless waived by First National pursuant to Section 11.6(b) of this Agreement:

          (a) REPRESENTATIONS AND WARRANTIES. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of Regions set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Regions set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of Regions set forth in Section 6.14 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Regions set forth in this Agreement (including the representations and warranties set forth in Sections 6.3 and 6.14) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Regions; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to

     "material" or "Material Adverse Effect" or to the "Knowledge" of Regions or to a matter being "known" by Regions shall be deemed not to include such qualifications.

          (b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Regions to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c) CERTIFICATES. Regions shall have delivered to First National (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Regions' Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as First National and its counsel shall request.

                                   ARTICLE 10

                                  TERMINATION

     10.1 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of First National or Regions, this Agreement and the Plan of Merger may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) By mutual consent of the Board of Directors of Regions and the Board of Directors of First National; or

          (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of First National and Section 9.3(a) of this Agreement in the case of Regions or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of First National and Section 9.3(a) of this Agreement in the case of Regions; or

          (c) By the Board of Directors of either Party in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

          (d) By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the stockholders of Regions or First National fail to vote their approval of the matters submitted for the approval by such stockholders at the Stockholders' Meetings where the transactions were presented to such stockholders for approval and voted upon; or

          (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by September 30, 1996, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

          (f) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of First National and Section 9.3(a) of this

     Agreement in the case of Regions or in material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement; or

          (g) By the Board of Directors of Regions, at any time prior to 5:00 p.m. Eastern time, on November 1, 1995, without any Liability if it determines in its reasonable good faith judgment that the Asset quality of First National, the status of litigation involving First National (or any other liability or undisclosed contingency of First National), any information in the First National Disclosure Memorandum, or the projected ability of First National to reduce its non-interest expenses are materially less favorable to Regions than as set forth in materials previously disclosed or provided to Regions by First National and its financial advisor; or

          (h) By the Board of Directors of First National, if it determines by a vote of a majority of the members of its entire Board, at any time during the ten-day period commencing two days after the Determination Date, if both of the following conditions are satisfied:

             (1) the Average Closing Price of shares of Regions Common Stock shall be less than $33.20; and

             (2) (i) the quotient obtained by dividing the Average Closing Price by $41.50 (such number being referred to herein as the "Regions Ratio") shall be less than (ii) the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.20 from the quotient in this clause (2)(ii) (such number being referred to herein as the "Index Ratio");

     subject, however, to the following three sentences. If First National refuses to consummate the Merger pursuant to this Section 10.1(h), it shall give prompt written notice thereof to Regions; provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period. During the five-day period commencing with its receipt of such notice, Regions shall have the option to elect to increase the Exchange Ratio to equal the lesser of (i) the quotient obtained by dividing (1) the product of $33.20 and the Exchange Ratio (as then in effect) by (2) the Average Closing Price, and (ii) the quotient obtained by dividing (1) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (2) the Regions Ratio. If Regions makes an election contemplated by the preceding sentence, within such five-day period, it shall give prompt written notice to First National of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 10.1(h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 10.1(h).

          For purposes of this Section 10.1(h), the following terms shall have the meanings indicated:

             "Average Closing Price" shall mean the average of the daily last sales prices of Regions Common Stock as reported on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Regions) for the ten consecutive full trading days in which such shares are traded on the Nasdaq NMS ending at the close of trading on the Determination Date.

             "Determination Date" shall mean the date on which the Consent of the Board of Governors of the Federal Reserve System shall be received.

             "Index Group" shall mean the 20 bank holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company or companies are removed from the Index Group, the weights (which shall be determined based upon the number of outstanding shares of common stock) shall be redistributed proportionately for purposes of determining the Index Price. The 20 bank holding companies and the weights attributed to them are as follows:

                              BANK HOLDING COMPANIES                         WEIGHTING
        -------------------------------------------------------------------  ---------
        AmSouth Bancorporation.............................................      4.73%
        Barnett Banks, Inc.................................................      7.80
        Central Fidelity Banks, Inc........................................      3.23
        Compass Bancshares, Inc............................................      3.09
        Crestar Financial Corporation......................................      3.05
        Deposit Guaranty Corporation.......................................      1.52
        First American Corporation.........................................      2.06
        First Commerce Corporation.........................................      2.35
        First Maryland Bancorp.............................................      1.37
        First Tennessee National Corporation...............................      2.72
        First Union Corporation............................................     13.91
        First Virginia Banks, Inc..........................................      2.75
        Hibernia Corporation...............................................      9.65
        Mercantile Bankshares Corporation..................................      3.84
        National Commerce Bancorporation...................................      2.00
        SouthTrust Corporation.............................................      6.75
        SunTrust Banks, Inc................................................      9.24
        Trustmark Corporation..............................................      2.83
        Union Planters Corporation.........................................      3.31
        Wachovia Corporation...............................................     13.80
                                                                             ---------
                  TOTAL....................................................    100.00%

             "Index Price" on a given date shall mean the weighted average (weighted in accordance with the factors listed above) of the closing prices of the companies composing the Index Group.

             "Starting Date" shall mean October 20, 1995.

          If any company belonging to the Index Group or Regions declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or Regions shall be appropriately adjusted for the purposes of applying this Section 10.1(h).

     10.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and Section 8.6(b) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c), or 10.1(f) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination. The Stock Option Agreement shall be governed by its own terms as to its termination.

     10.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles 2, 3, 4, and 11 and Sections 8.12 and 8.14 of this Agreement.

                                   ARTICLE 11

                                 MISCELLANEOUS

     11.1 DEFINITIONS. (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

          "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

          "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

          "AGREEMENT" shall mean this Agreement and Plan of Reorganization, including the Exhibits (other than the Stock Option Agreement) delivered pursuant hereto and incorporated herein by reference.

          "ASSETS" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

          "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

          "CLOSING DATE" shall mean the date on which the Closing occurs.

          "CONFIDENTIALITY AGREEMENTS" shall mean those certain Confidentiality Agreements, dated October 21, 1995, between First National and Regions.

          "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

          "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

          "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or
     (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order, or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

          "DGCL" shall mean the Delaware General Corporation Law.

          "ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "EXHIBITS" 1 through 3, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

          "FIRST NATIONAL COMMON STOCK" shall mean the $1.00 par value common stock of First National.

          "FIRST NATIONAL COMPANIES" shall mean, collectively, First National and all First National Subsidiaries.

          "FIRST NATIONAL DISCLOSURE MEMORANDUM" shall mean the written information entitled "First National Bancorp Disclosure Memorandum" delivered prior to 5:00 p.m., Eastern time, on October 27, 1995, to Regions describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section or subsection of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section or subsection shall not be deemed to be disclosed for purposes of any other Section or subsection not specifically referenced with respect thereto.

          "FIRST NATIONAL FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of First National as of June 30, 1995, and as of December 31, 1994 and 1993, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 1995, and for each of the three fiscal years ended December 31, 1994, 1993, and 1992, as filed by First National in SEC Documents, and
     (ii) the consolidated balance sheets of First National (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to June 30, 1995.

          "FIRST NATIONAL STOCK PLANS" shall mean the existing stock option and other stock-based compensation plans of First National disclosed in Section 3.5(b) of the First National Disclosure Memorandum.

          "FIRST NATIONAL SUBSIDIARIES" shall mean the Subsidiaries of First National, which shall include the First National Subsidiaries described in
     Section 5.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of First National in the future and owned by First National at the Effective Time.

          "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

          "GBCC" shall mean the Georgia Business Corporation Code.

          "GEORGIA CERTIFICATE OF MERGER" shall mean the Certificate of Merger to be executed by Regions Merger Subsidiary and filed with the Secretary of State of the State of Georgia relating to the Merger as contemplated by
     Section 1.1 of this Agreement.

          "HAZARDOUS MATERIAL" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

          "HOLA" shall mean the Home Owners' Loan Act of 1933, as amended.

          "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "JOINT PROXY STATEMENT" shall mean the joint proxy statement used by Regions and First National to solicit the approval of their respective stockholders of the transactions contemplated by this Agreement, which shall include the prospectus of Regions relating to the issuance of the Regions Common Stock to holders of First National Common Stock.

          "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge of the chairman, president, chief financial officer, chief accounting officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior or executive vice president of such Person and the knowledge of any such persons obtained or which would have been obtained from a reasonable investigation.

          "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

          "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

          "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits, and other Liens incurred in the ordinary course of the banking business.

          "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

          "LOAN PROPERTY" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

          "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

          "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, (d) circumstances affecting regional bank holding companies generally, and (e) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

          "NASD" shall mean the National Association of Securities Dealers, Inc.

          "NASDAQ NMS" shall mean the National Market Service of Nasdaq.

          "1933 ACT" shall mean the Securities Act of 1933, as amended.

          "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

          "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasijudicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

          "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

          "PARTY" shall mean either First National or Regions, and "PARTIES" shall mean both First National and Regions.

          "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

          "PERSON" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

          "PLAN OF MERGER" shall mean the plan of merger providing for the Merger, in substantially the form of Exhibit 2.

          "REGIONS COMMON STOCK" shall mean the $.625 par value common stock of Regions.

          "REGIONS COMPANIES" shall mean, collectively, Regions and all Regions Subsidiaries.

          "REGIONS DISCLOSURE MEMORANDUM" shall mean the written information entitled "Regions Financial Corporation Disclosure Memorandum" delivered prior to the execution of this Agreement to First National describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section or subsection of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section or subsection shall not be deemed to be disclosed for purposes of any other Section or subsection not specifically referenced with respect thereto.

          "REGIONS FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Regions as of June 30, 1995, and as of December 31, 1994 and 1993, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 1995, and for each of the three years ended December 31, 1994, 1993, and 1992, as filed by Regions in SEC Documents, and (ii) the consolidated statements of condition of Regions (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to June 30, 1995.

          "REGIONS MERGER SUBSIDIARY" shall mean the wholly owned subsidiary of Regions to be organized to effect the Merger under the Laws of the State of Georgia and with the name of Regions Merger Subsidiary, Inc.

          "REGIONS MERGER SUBSIDIARY COMMON STOCK" shall mean the $1.00 par value common stock of Regions Merger Subsidiary.

          "REGIONS SUBSIDIARIES" shall mean the Subsidiaries of Regions, which shall include the Regions Subsidiaries described in Section 6.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Regions in the future and owned by Regions at the Effective Time.

          "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Regions under the 1933 Act with respect to the shares of Regions Common Stock to be issued to the stockholders of First National in connection with the transactions contemplated by this Agreement.

          "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, and the SEC.

          "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

          "RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

          "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

          "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

          "STOCK OPTION AGREEMENT" shall mean the stock option agreement by and between First National and Regions, in substantially the form of Exhibit 1.

          "STOCKHOLDERS' MEETINGS" shall mean the respective meetings of the stockholders of Regions and First National to be held pursuant to Section
     8.1 of this Agreement, including any adjournment or adjournments thereof.

          "SUBSIDIARIES" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

          "SURVIVING CORPORATION" shall mean Regions Merger Subsidiary as the surviving corporation resulting from the Merger.

          "TAX" OR "TAXES" shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto.

          "TAXABLE PERIOD" shall mean any period prescribed by any governmental authority, including the United States or any state, local, foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.

          "TAX RETURN" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

     (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

    Average Closing Price..............................................  Section 10.1(h)
    Closing............................................................  Section 1.2
    Determination Date.................................................  Section 10.1(h)
    Effective Time.....................................................  Section 1.3
    ERISA Affiliate....................................................  Section 5.13(c)
    Exchange Agent.....................................................  Section 4.1
    Exchange Ratio.....................................................  Section 3.1(c)
    First National Benefit Plans.......................................  Section 5.13(a)
    First National Contracts...........................................  Section 5.14
    First National ERISA Plan..........................................  Section 5.13(a)
    First National Rights..............................................  Section 3.5(a)
    First National Pension Plan........................................  Section 5.13(a)
    First National SEC Reports.........................................  Section 5.5(a)
    Indemnified Party..................................................  Section 8.14
    Index Group........................................................  Section 10.1(h)
    Index Price........................................................  Section 10.1(h)
    Index Ratio........................................................  Section 10.1(h)
    Merger.............................................................  Section 1.1
    Regions Ratio......................................................  Section 10.1(h)
    Regions SEC Reports................................................  Section 6.5(a)
    Starting Date......................................................  Section 10.1(h)
    Takeover Laws......................................................  Section 5.19
    Tax Opinion........................................................  Section 9.1(g)

     (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

     11.2 EXPENSES. (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the printing costs incurred in connection with the printing of the Registration Statement and the Joint Proxy Statement.

     (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

     11.3 BROKERS AND FINDERS. Except for Morgan Stanley & Co. Incorporated as to First National and except for Bear Stearns & Co. Inc. as to Regions, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his, her, or its representing or being retained by or allegedly representing or being retained by First National or Regions, each of First National and Regions, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

     11.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except for the Confidentiality Agreements). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.12 and 8.14 of this Agreement.

     11.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained; provided, that the provisions of this Agreement or the Plan of Merger relating to the manner or basis in which shares of First National Common Stock will be exchanged for Regions Common Stock shall not be amended after the Stockholders' Meetings without the requisite approval of the holders of the issued and outstanding shares of Regions Common Stock and First National Common Stock entitled to vote thereon.

     11.6 WAIVERS. (a) Prior to or at the Effective Time, Regions, acting through its Board of Directors, chief executive officer, chief financial officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by First National, to waive or extend the time for the compliance or fulfillment by First National of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Regions under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Regions.

     (b) Prior to or at the Effective Time, First National, acting through its Board of Directors, chief executive officer, chief financial officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Regions, to waive or extend the time for the compliance or fulfillment by Regions of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of First National under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of First National.

     (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     11.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

     11.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage prepaid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

    First National:                First National Bancorp
                                   303 Jesse Jewell Parkway
                                   Suite 700
                                   Gainesville, Georgia 30501
                                   Telecopy Number: (770) 503-2700
                                   Attention: Peter D. Miller
                                   Financial  President, Chief Administrative, and Chief
                                                Officer
    Copy to Counsel:               Stewart, Melvin & Frost
                                   Hunt Tower
                                   200 Main Street
                                   Gainesville, Georgia 30501
                                   Telecopy Number: (770) 532-5071
                                   Attention: T. Treadwell Syfan
                                   Powell, Goldstein, Frazer & Murphy
                                   Sixteenth Floor
                                   191 Peachtree Street, N.E.
                                   Atlanta, Georgia 30303
                                   Telecopy Number: (404) 572-5958
                                   Attention: Walter G. Moeling IV
    Regions:                       Regions Financial Corporation
                                   417 N. 20th Street
                                   Birmingham, Alabama 35203
                                   Telecopy Number: (205) 326-7571
                                   Attention: Richard D. Horsley
                                              Vice Chairman and Executive Financial Officer
    Copy to Counsel:               Regions Financial Corporation
                                   417 N. 20th Street
                                   Birmingham, Alabama 35203
                                   Telecopy Number: (205) 326-7571
                                   Attention: Samuel E. Upchurch, Jr.
                                              General Counsel

     11.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws, except to the extent that the Laws of the State of Georgia relate to the consummation of the Merger.

     11.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.11 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     11.12 INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties.

     11.13 ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.14 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.


ATTEST:                                          FIRST NATIONAL BANCORP

By: /s/  C. Talmadge Garrison              By:   /s/  Peter D. Miller
    ------------------------------               ------------------------------
    C. Talmadge Garrison                             Peter D. Miller
    Secretary                                        President, Chief
                                                     Administrative, and Chief
                                                     Financial Officer

[CORPORATE SEAL]
ATTEST:                                          REGIONS FINANCIAL CORPORATION

By: /s/  Samuel E. Upchurch, Jr.             By: /s/  J. Stanley Mackin
    ------------------------------               ------------------------------
    Samuel E. Upchurch, Jr.                          J. Stanley Mackin
    Corporate Secretary                              Chairman of the Board and
                                                     Chief Executive Officer
[CORPORATE SEAL]

                                                                     APPENDIX II

                                 PLAN OF MERGER

                                       OF

                             FIRST NATIONAL BANCORP

                                 INTO AND WITH

                        REGIONS MERGER SUBSIDIARY, INC.

     Pursuant to this Plan of Merger ("Plan of Merger"), FIRST NATIONAL BANCORP, a corporation organized and existing under the laws of the State of Georgia ("First National"), shall be merged into and with REGIONS MERGER SUBSIDIARY, INC., a corporation organized and existing under the laws of the State of Georgia ("Merger Sub") and a wholly owned subsidiary of REGIONS FINANCIAL CORPORATION, a corporation organized and existing under the laws of the State of Delaware ("Regions").

                                   ARTICLE 1

                                  DEFINITIONS

     Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

     1.1 "CERTIFICATE OF MERGER" shall mean the Certificate of Merger to be executed by Merger Sub and filed with the Secretary of State of the State of Georgia relating to the merger of First National into and with Merger Sub as contemplated by Section 2.1 of this Plan of Merger.

     1.2 "EFFECTIVE TIME" shall mean the date and time on which the Merger becomes effective pursuant to the Laws of the State of Georgia as defined in
Section 2.2 of this Plan of Merger.

     1.3 "EXCHANGE AGENT" shall mean the exchange agent selected by Regions.

     1.4 "FIRST NATIONAL COMMON STOCK" shall mean the $1.00 par value common stock of First National.

     1.5 "FIRST NATIONAL COMPANIES" shall mean, collectively, First National and all First National Subsidiaries.

     1.6 "FIRST NATIONAL STOCK PLANS" shall have the meaning set forth in the Merger Agreement.

     1.7 "GBCC" shall mean the Georgia Business Corporation Code, as in effect at the Effective Time.

     1.8 "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     1.9 "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a person or its assets, liabilities, or business, including those promulgated, interpreted, or enforced by any federal or state regulatory agencies having jurisdiction over a person or its Subsidiaries

     1.10 "MERGER" shall mean the merger of First National into and with Merger Sub as provided in Section 2.1 of this Plan of Merger.

     1.11 "MERGER AGREEMENT" shall mean the Agreement and Plan of Reorganization, dated as of October 22, 1995, by and between First National and Regions.

     1.12 "MERGER SUB COMMON STOCK" shall mean the $1.00 par value common stock of Merger Sub.

     1.13 "REGIONS COMMON STOCK" shall mean the $.625 par value common stock of Regions.

     1.14 "REGIONS COMPANIES" shall mean, collectively, Regions and all Regions Subsidiaries.

     1.15 "SUBSIDIARIES" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

     1.16 "SURVIVING CORPORATION" shall refer to Merger Sub as the surviving corporation resulting from the Merger.

                                   ARTICLE 2

                                TERMS OF MERGER

     2.1 MERGER. Subject to the terms and conditions set forth in this Plan of Merger, at the Effective Time, First National shall be merged into and with Merger Sub in accordance with the provisions of Article 11 of the GBCC and with the effect specified in Section 14-2-1106 of the GBCC. Merger Sub shall be the Surviving Corporation of the Merger and shall continue to be governed by the Laws of the State of Georgia.

     2.2 EFFECTIVE TIME. The Merger shall become effective on the date and at the time specified in the Certificate of Merger to be filed with the Secretary of State of the State of Georgia as provided in Section 14-2-1105 of the GBCC.

     2.3 ARTICLES OF INCORPORATION. The Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall remain in full force and effect following the Effective Time as the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed as provided by Law or by such Articles of Incorporation.

     2.4 BYLAWS. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall continue in full force and effect as the Bylaws of the Surviving Corporation until otherwise amended or repealed as provided by Law or by such Bylaws.

                                   ARTICLE 3

                          MANNER OF CONVERTING SHARES

     3.1 CONVERSION. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Regions, First National, or Merger Sub, or the stockholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (c) Each share of First National Common Stock (excluding shares held by any First National Company or any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for .76 of a share of Regions Common Stock (subject to adjustment pursuant to Section 10.1(h) of the Merger Agreement, the "Exchange Ratio").

     3.2 ANTI-DILUTION PROVISIONS. In the event Regions changes the number of shares of Regions Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     3.3 SHARES HELD BY FIRST NATIONAL OR REGIONS. Each of the shares of First National Common Stock held by any First National Company or by any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4 FRACTIONAL SHARES. Notwithstanding any other provision of this Plan of Merger, each holder of shares of First National Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time. The market value of one share of Regions Common Stock at the Effective Time shall be the closing price of such common stock on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Regions) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

     3.5 CONVERSION OF STOCK RIGHTS. At the Effective Time, each award, option, or other right to purchase or acquire shares of First National Common Stock pursuant to stock options, stock appreciation rights, or stock awards ("First National Rights") granted by First National under the First National Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Regions Common Stock, and Regions shall assume each First National Right, in accordance with the terms of the First National Stock Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) Regions and its Compensation Committee shall be substituted for First National and the Committee of First National's Board of Directors (including, if applicable, the entire Board of Directors of First National) administering such First National Stock Plan, (ii) each First National Right assumed by Regions may be exercised solely for shares of Regions Common Stock (or cash in the case of stock appreciation rights), (iii) the number of shares of Regions Common Stock subject to such First National Right shall be equal to the number of shares of First National Common Stock subject to such First National Right immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iv) the per share exercise price (or similar threshold price, in the case of stock awards) under each such First National Right shall be adjusted by dividing the per share exercise (or threshold) price under each such First National Right by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (iii) of the preceding sentence, Regions shall not be obligated to issue any fraction of a share of Regions Common Stock upon exercise of First National Rights and any fraction of a share of Regions Common Stock that otherwise would be subject to a converted First National Right shall represent the right to receive a cash payment equal to the product of such fraction and the difference between the market value of one share of Regions Common Stock and the per share exercise price of such Right. The market value of one share of Regions Common Stock shall be the closing price of such common stock on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Regions) on the last trading day preceding the Effective Time. In addition, notwithstanding the provisions of clauses (iii) and (iv) of the first sentence of this Section 3.5, each First National Right which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. Regions agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.5.

                                   ARTICLE 4

                           DELIVERY OF CONSIDERATION

     4.1 EXCHANGE PROCEDURES. Promptly after the Effective Time, Regions and First National shall cause the Exchange Agent to mail to the former stockholders of First National appropriate transmittal materials

(which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of First National Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of First National Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Plan of Merger) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Plan of Merger, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Plan of Merger. To the extent required by Section 3.4 of this Plan of Merger, each holder of shares of First National Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Regions Common Stock to which such holder may be otherwise entitled (without interest). Regions shall not be obligated to deliver the consideration to which any former holder of First National Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of First National Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of First National Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Plan of Merger notwithstanding, neither the Surviving Corporation nor the Exchange Agent shall be liable to a holder of First National Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

     4.2 RIGHTS OF FORMER FIRST NATIONAL STOCKHOLDERS. At the Effective Time, the stock transfer books of First National shall be closed as to holders of First National Common Stock immediately prior to the Effective Time and no transfer of First National Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Plan of Merger, each certificate theretofore representing shares of First National Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Plan of Merger) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.4 of this Plan of Merger in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by First National in respect of such shares of First National Common Stock in accordance with the terms of this Plan of Merger and which remain unpaid at the Effective Time. To the extent permitted by Law, former stockholders of record of First National shall be entitled to vote after the Effective Time at any meeting of Regions stockholders the number of whole shares of Regions Common Stock into which their respective shares of First National Common Stock are converted, regardless of whether such holders have exchanged their certificates representing First National Common Stock for certificates representing Regions Common Stock in accordance with the provisions of this Plan of Merger. Whenever a dividend or other distribution is declared by Regions on the Regions Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Plan of Merger, but beginning 30 days after the Effective Time no dividend or other distribution payable to the holders of record of Regions Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of First National Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Plan of Merger. However, upon surrender of such First National Common Stock certificate, both the Regions Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                   ARTICLE 5

                                 MISCELLANEOUS

     5.1 CONDITIONS PRECEDENT. Consummation of the Merger by Merger Sub shall be conditioned on the satisfaction of, or waiver by Regions of, of the conditions precedent to the Merger set forth in Sections 9.1 and

9.2 of the Merger Agreement. Consummation of the Merger by First National shall be conditioned on the satisfaction of, or waiver by First National of, of the conditions precedent to the Merger set forth in Sections 9.1 and 9.3 of the Merger Agreement.

     5.2 TERMINATION. This Plan of Merger may be terminated at any time prior to the Effective Time by the parties hereto as provided in Article 10 of the Merger Agreement.

                                                                    APPENDIX III


                           MORGAN STANLEY LETTERHEAD


                                                                December 7, 1995


Board of Directors
First National Bancorp
Gainesville, Georgia 30501

Members of the Board:

     We understand that First National Bancorp ("First National" or the "Company") and Regions Financial Corporation ("Regions") have entered into an Agreement and Plan of Reorganization, dated as of October 22, 1995 (the "Agreement"), which provides, among other things, for the merger (the "Merger") of FBAC with and into a wholly owned subsidiary of Regions. Pursuant to the Merger, First National will become a wholly owned subsidiary of Regions and each issued and outstanding share of common stock, par value $1.00 per share, of First National (the "First National Common Stock"), other than shares held by First National or held by Regions or any of their affiliates (except for shares held in a fiduciary capacity or shares acquired in respect of debt previously contracted) shall be converted into 0.76 of a share (the "Exchange Ratio") of common stock, par value $0.625 per share, of Regions (the "Regions Common Stock"). The terms and conditions of the Merger are more fully set forth in the Agreement.

     You have asked for our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the holders of First National Common Stock (other than Regions and its affiliates).

     For purposes of the opinion set forth herein, we have:

          (a) analyzed certain publicly available financial statements and other information of First National and Regions;

          (b) analyzed certain internal financial statements and other financial and operating data concerning First National prepared by the management of First National;

          (c) reviewed certain internal financial statements concerning Regions prepared by the management of Regions;

          (d) analyzed certain financial projections prepared by the management of First National and Regions, respectively;

          (e) discussed the past and current operations and financial condition and the prospects of Regions and First National with senior executives of Regions and First National, respectively;

          (f) reviewed the reported prices and trading activity for the First National Common Stock and the Regions Common Stock;

          (g) compared the financial performance of First National and Regions and the prices and trading activity of the First National Common Stock and the Regions Common Stock with that of certain other comparable publicly traded companies and their securities;

          (h) discussed the results of certain regulatory examinations of First National and Regions with the senior managements of the respective companies;

                                      III-1

First National Bancorp

December 7, 1995

Page 2

          (i) reviewed and discussed with the senior managements of First National and Regions the strategic objectives of the Merger and the synergies and certain other benefits of the Merger;

          (j) reviewed and discussed with the senior managements of First National and Regions certain estimates of the cost savings expected to result from the Merger;

          (k) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions;

          (l) participated in discussions and negotiations among representatives of First National and Regions and their financial and legal advisors;

          (m) reviewed the Agreement, the Stock Option agreement, dated as of October 22, 1995, by and between First National and Regions, and certain related documents; and

          (n) performed such other analyses as we have deemed appropriate.

     We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for purposes of this opinion. With respect to the financial projections, including the estimates of synergies, cost savings, and other benefits expected to result from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of First National and Regions, respectively. We have not made any independent valuation or appraisal of the assets or liabilities of First National and Regions, nor have we been furnished with any such appraisals and we have not examined any loan files of First National and Regions. Our opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof.

     In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services to First National and have received fees for the rendering of these services.


     It is understood that this letter is for the information of the Board of Directors of First National and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing by First National with the Securities and Exchange Commission in connection with the Merger.


     Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio is fair, from a financial point of view, to the holders of First National Common Stock (other than Regions and its affiliates).

                                      Very truly yours,


                                      /s/  MORGAN STANLEY & CO. INCORPORATED


                                      III-2

                                                                     APPENDIX IV


                            BEAR STEARNS LETTERHEAD



                                                                December 7, 1995


The Board of Directors
Regions Financial Corporation
417 North 20th Street
Birmingham, AL 35202-0247

Dear Lady and Gentlemen:

     We understand that Regions Financial Corporation ("Regions") and First National Bancorp ("First National") have entered into an Agreement and Plan of Reorganization, dated as of October 22, 1995 ("Agreement"), pursuant to which First National will be merged into a newly created, wholly owned subsidiary of Regions ("Regions Merger Subsidiary") with the new subsidiary as the surviving entity resulting from the merger (the "Merger"). Upon consummation of the Merger, each share of First National common stock will be converted into 0.76 of a share of Regions common stock. You have provided us with the joint proxy statement/prospectus, which includes the Agreement, in substantially the form to be sent to the stockholders of Regions and First National (the "Joint Proxy Statement").

     You have asked us to render our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the stockholders of Regions.

     In the course of our analyses for rendering this opinion, we have:

          (a) reviewed the Joint Proxy Statement;

          (b) reviewed Regions' Annual Report to Stockholders and Annual Report on Form 10-K for the fiscal year ended December 31, 1994, and its Quarterly Reports on Form 10-Q for the periods ended March 31, June 30, and September 30, 1995;

          (c) reviewed First National's Annual Report to Stockholders and Annual Report on Form 10-K for the fiscal year ended December 31, 1994, its Quarterly Reports on Form 10-Q for the periods ended March 31, June 30, and September 30, 1995, and the Proxy Statement/Prospectus dated May 1, 1995 of First National used in connection with the acquisition of FF Bancorp, Inc.;

          (d) reviewed certain operating and financial information provided to us by Regions' management relating to its business and prospects and reviewed certain operating and financial information, including projections, provided to us by First National's management relating to its business and prospects;

          (e) met with certain members of Regions' and First National's senior management to discuss their operations, historical financial statements, and future prospects;

          (f) reviewed the historical prices and trading volumes of the shares of Regions Common Stock and First National Common Stock;

          (g) reviewed publicly available financial data and stock market performance data of companies which we deemed generally comparable to Regions and First National;

Regions Financial Corporation


December 7, 1995


Page 2


          (h) reviewed the terms of recent acquisitions of companies which we deemed generally comparable to the Merger; and

          (i) conducted such other studies, analyses, inquiries, and investigations as we deemed appropriate.

     In the course of our review, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us by Regions and First National. With respect to Regions' and First National's projected financial results, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Regions and First National as to the expected future performance of Regions and First National, respectively. We have not assumed any responsibility for the information or projections provided to us and we have further relied upon the assurances of the managements of Regions and First National that they are unaware of any facts that would make the information or projections provided to us incomplete or misleading. In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets of Regions and First National. Our opinion is necessarily based on economic, market, and other conditions, and the information made available to us, as of the date hereof.

     Based on the foregoing, it is our opinion that the Exchange Ratio is fair, from a financial point of view, to the stockholders of Regions.

     We have acted as financial advisor to Regions in connection with the Merger and will receive a fee for such services, payment of a portion of which is contingent upon the consummation of the Merger.

                                          Very truly yours,


                                          /s/  BEAR, STEARNS & CO. INC.


                                      IV-2